    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                             THE ENSTAR GROUP, INC.
             (Exact name of registrant as specified in its charter)

                   GEORGIA                                      63-0590560
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                       Identification No.)

                         172 COMMERCE STREET-3RD FLOOR
                           MONTGOMERY, ALABAMA 36104
                    (Address of principal executive offices)

                                 (334) 834-5483
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                  TITLE OF EACH CLASS                                  NAME OF EACH EXCHANGE ON WHICH
                  TO BE SO REGISTERED                                  EACH CLASS IS TO BE REGISTERED

                     Not applicable                                            Not applicable

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                 TITLE OF CLASS

                          Common Stock, $.01 par value

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             THE ENSTAR GROUP, INC.

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM 1.  BUSINESS.

     The information required by this item is contained under the sections, "Summary of Certain Information" on pages 1 and 2, "Introduction" on page 3, "The Distribution" on pages 6-8, and "Business and Properties of the Company" on page 13 of the Information Statement, and such sections are deemed incorporated herein by reference.

ITEM 2.  FINANCIAL INFORMATION.

     The information required by this item is contained under the sections, "Summary of Certain Information -- Selected Consolidated Financial Data" on page 2, "Capitalization and Book Value Per Share of New Common Stock" on page 9 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 10 of the Information Statement, and such sections are deemed incorporated herein by reference.

ITEM 3.  PROPERTIES.

     The information required by this item is contained under the section "Business and Properties of the Company" on page 13 of the Information Statement, and such section is deemed incorporated herein by reference.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information required by this item is contained under the section, "Security Ownership of Certain Beneficial Owners and Management" on page 21 of the Information Statement, and such section is deemed incorporated herein by reference.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

     The information required by this item is contained under the section, "Management of the Company -- Directors and Executive Officers" on page 17 of the Information Statement, and such section is deemed incorporated herein by reference.

ITEM 6.  EXECUTIVE COMPENSATION.

     The information required by this item is contained under the section, "Management of the Company -- Executive Compensation" on page 18 of the Information Statement, and such section is deemed incorporated herein by reference.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information required by this item is contained under the sections, "Management of the Company -- Executive Compensation" on page 18 and "Certain Relationships and Related Transactions" on page 20 of the Information Statement, and such sections are deemed incorporated herein by reference.

ITEM 8.  LEGAL PROCEEDINGS.

     The information required by this item is contained under the sections "The Company -- History of the Company -- Summary of the Company's Bankruptcy Case" on pages 3-6 and "Legal Proceedings" on page 13 of the Information Statement, and such sections are deemed incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The information required by this item is contained under the sections, "Summary of Certain Information -- The Distribution -- Stock Trading" on page 1, "The Distribution -- Stock Trading" on page 7, "Management of the
Company -- Long-Term Incentive Program" on page 19, "Description of New Common Stock -- General" on page 22 and "Description of New Common Stock -- Dividends on New Common Stock" on page 25 of the Information Statement, and such sections are deemed incorporated herein by reference.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The information required by this item is contained under the section, "Description of New Common Stock" on pages 22-25 of the Information Statement, and such section is deemed incorporated herein by reference.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The information required by this item is contained under the section "Limitations on Liability and Indemnification of Officers and Directors" on page 24 of the Information Statement, and such section is deemed incorporated herein by reference.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The financial statements required by this item are contained under either the section, "Index to Financial Statements" on pages F-1 - F-54 of the Information Statement (such section is deemed incorporated herein by reference), or in Item 15 below.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements -- see Index to Financial Statements on page F-1 of the Information Statement.

     (b) Exhibits --

EXHIBIT
NUMBER                                           DESCRIPTION
------       -----------------------------------------------------------------------------------
  2.1    --  Second Amended Plan of Reorganization of the Company, effective as of June 1, 1992.
  2.2    --  Amended Modification to Second Amended Plan of Reorganization of the Company,
             confirmed on August 24, 1993.
  2.3    --  Agreement and Plan of Merger dated as of December 31, 1996.
  3.1    --  Articles of Incorporation of the Company.
  3.2    --  Bylaws of the Company.
  4.1    --  Share Purchase Rights Plan.*
 10.1    --  Promissory Note dated as of October 24, 1996, made by the Company in favor of First
             Union National Bank of Georgia.
 10.2    --  Stock Pledge Agreement dated as of October 24, 1996, between the Company and First
             Union National Bank of Georgia.
 10.3    --  1997 CEO Stock Option Plan.*

EXHIBIT
NUMBER                                           DESCRIPTION
------       -----------------------------------------------------------------------------------
 10.4    --  1997 Outside Directors' Stock Option Plan.*
 10.5    --  Omnibus Incentive Plan.*
 11.1    --  Statement Regarding Computation of Per Share Earnings.
 21.1    --  Subsidiaries.
 27.1    --  Financial Data Schedule.
 99.1    --  Notice of Pending Distribution of New Common Stock in The Enstar Group, Inc.
 99.2    --  Modified Order on Proposed Distribution to Equity Security Holders by the United
             States Bankruptcy Court for the Middle District of Alabama.

---------------

* To be filed by amendment.

     (c) Schedules are omitted, because they are not applicable, not required, or because required information is included in the consolidated financial statements or notes thereto.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, State of Alabama on the 22nd day of January, 1997.

                                          THE ENSTAR GROUP, INC.

                                          By:      /s/ NIMROD T. FRAZER
                                            ------------------------------------
                                                      Nimrod T. Frazer
                                            Chairman of the Board of Directors,
                                                President and Chief Executive
                                                           Officer

                             THE ENSTAR GROUP, INC.
                        172 COMMERCE STREET - 3RD FLOOR
                           MONTGOMERY, ALABAMA 36104

To the Former Shareholders of Common Stock of The Enstar Group, Inc.:

     It gives me great pleasure to welcome you back to The Enstar Group, Inc. (the "Company"). After five and half years, the Company has successfully emerged from bankruptcy, and after paying off all of its former creditors in full with interest, the Company had a net worth of approximately $48.1 million on December 31, 1996. In accordance with its Second Amended Plan of Reorganization, as Modified, the Company is now distributing shares of new Common Stock to its former shareholders (the "Distribution").

     This mailing includes the following:

          1. Information Statement. The enclosed Information Statement fully describes the Distribution and also sets forth information about the Company, its recent history, organization, business and properties. The Information Statement also contains audited financial statements and other financial information regarding the Company.

          2. Stock Certificate. The enclosed stock certificate represents the number of shares of Common Stock that you are entitled to in the Distribution.

          3. Check. The Company is not issuing fractional shares in the Distribution. To the extent applicable, former shareholders are receiving a check representing cash payment for the fractional shares based on the net book value of the Company on December 31, 1996.

          4. Proxy Statement and Proxy Card. The enclosed Proxy Statement invites you to attend the annual meeting of the shareholders of the Company to be held on April 7, 1997, at 10:30 a.m., 300 Bibb Street, Montgomery, Alabama 36104 and describes various matters to be considered by the shareholders of the Company at such meeting. The Proxy Statement also contains a proxy card which the Company requests that each holder of record of Common stock complete, sign and return.

     While I urge you to review carefully each of the enclosures noted above, only the Proxy Statement requests any action on your part.

                                          Sincerely,

                                          NIMROD T. FRAZER
                                          Chairman of the Board, President and
                                          Chief Executive Officer

            , 1997

                  SUBJECT TO COMPLETION DATED JANUARY 22, 1997

                             INFORMATION STATEMENT

                             THE ENSTAR GROUP, INC.
                                  COMMON STOCK
                            PAR VALUE $.01 PER SHARE

     This Information Statement is being furnished by The Enstar Group, Inc., a Georgia corporation and successor by merger to a Delaware corporation of the same name (the "Company"), in connection with its distribution (the "Distribution") of the new common stock (the "New Common Stock" or the "Shares"), par value $.01 per Share, of the Company, to holders of record of the Company's cancelled common stock (the "Cancelled Stock") which was cancelled on June 1, 1992, the effective date of the Company's Second Amended Plan of Reorganization, as Modified (the "Effective Date"). See "History of the Company."

     Each holder of record of Cancelled Stock on the Effective Date is eligible to receive one Share of New Common Stock for every ten (10) shares of Cancelled Stock held as of such date. No fractional Shares will be issued. The former shareholders of record are receiving, or will receive upon submission to the Company of a Certification of Ownership by December 31, 1997, a certificate for their Shares and cash distributions for such fractional Shares based on the net book value of the Company on December 31, 1996. Certificates representing the Shares of each shareholder of record who submitted a Certification of Ownership accompany this Information Statement. Former beneficial owners whose shares of Cancelled Stock were held in "street name" brokerage accounts will not receive certificates for the New Common Stock. The certificate for such Shares will be distributed to the record holder, Depository Trust Company ("DTC"), for allocation to DTC's broker members and then to the brokerage accounts of beneficial owners. Assuming no cash payments for fractional Shares, 4,750,534 Shares are eligible to be distributed in the Distribution. As a result of the Distribution, the Company will resume operation as a publicly-held company.

     The New Common Stock is being issued and distributed pursuant to the Company's Second Amended Plan of Reorganization effective as of June 1, 1992, as modified on August 24, 1993 (the "Reorganization Plan"). The New Common Stock will be issued and distributed in reliance on Section 1145 of the United States Bankruptcy Code and is therefore exempt from the registration requirements of the Securities Act of 1933, as amended. The Company has registered the New Common Stock under Section 12 of the Securities and Exchange Act of 1934, as amended.

     Following the Distribution, the Company expects that the New Common Stock will be traded in the over-the-counter market on the OTC Bulletin Board(R) maintained by the National Association of Securities Dealers, Inc. The Shares of New Common Stock, however, may trade at a discount from their book value depending upon the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. See "Risk Factors -- Lack of Public Market."
                             ---------------------

 NO VOTE OR OTHER ACTION OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. A SEPARATE PROXY STATEMENT ACCOMPANIES THIS INFORMATION STATEMENT THAT REQUESTS A PROXY TO VOTE REGARDING CERTAIN MATTERS AFFECTING THE COMPANY AT
          A SHAREHOLDERS MEETING TO BE HELD AFTER THE DISTRIBUTION.
                             ---------------------

   THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
    SOLICITATION OF AN OFFER TO BUY ANY NEW COMMON STOCK. THESE SECURITIES
     HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                            INFORMATION STATEMENT.

          The date of this Information Statement is January 22, 1997.

                                EXPLANATORY NOTE

     This Information Statement relates to the distribution of New Common Stock in the Company to "Former Shareholders" of the Company in accordance with the terms of the Reorganization Plan, and certain orders of the United States Bankruptcy Court for the Middle District of Alabama.

     As used throughout this Information Statement, the term "Former Shareholders" means the owners of record of the Company's Cancelled Stock on June 1, 1992, the effective date of the Reorganization Plan and the date on which the Cancelled Stock was cancelled. The term "Former Shareholders" includes DTC, the shareholder of record for stock held in "street name" for "Beneficial Owners."

     As used throughout this Information Statement, the term "Beneficial Owners" means (i) those persons who owned the Cancelled Stock in "street-name" on June 1, 1992 and who did not subsequently transfer their rights represented by such beneficial ownership after that date and (ii) those persons who currently hold such "street-name" rights and who acquired their street-name rights after June 1, 1992.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY OF CERTAIN INFORMATION........................................................     1
INTRODUCTION..........................................................................     3
THE COMPANY...........................................................................     3
  Organizational Structure............................................................     3
  Subsidiaries........................................................................     3
  History of the Company..............................................................     3
THE DISTRIBUTION......................................................................     6
  Reasons for the Distribution........................................................     7
  Manner of Distribution..............................................................     7
  Stock Trading.......................................................................     7
  Results of the Distribution.........................................................     7
  Federal Income Tax Aspects of the Distribution......................................     7
CAPITALIZATION AND BOOK VALUE PER SHARE OF NEW COMMON STOCK...........................     9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    10
  Liquidity and Capital Resources.....................................................    10
  Financial Condition.................................................................    10
  Results of Operations...............................................................    10
  Disclosure Regarding Forward-Looking Statements.....................................    12
  New Accounting Pronouncements.......................................................    12
BUSINESS AND PROPERTIES OF THE COMPANY................................................    13
  General.............................................................................    13
  Properties..........................................................................    13
  Employees...........................................................................    13
  Legal Proceedings...................................................................    13
  Competition.........................................................................    13
RISK FACTORS..........................................................................    14
  No Recent Operating History; Effectively Blind Pool.................................    14
  Uncertainty of Acquisition Target...................................................    14
  Substantial Change in the Nature of the Company's Business..........................    14
  Dependence on Nimrod T. Frazer and Other Key Personnel..............................    14
  Lack of Public Market; Possible Volatility of Stock Price...........................    14
  Volatility of First Union Common Stock..............................................    15
  General Economic Risks and Business Cycles..........................................    15
  Risk of No Diversification..........................................................    15
  Financing Limitations...............................................................    15
  Investment Company Act of 1940......................................................    15
  Antitakeover Provisions.............................................................    15
  Tax Considerations..................................................................    16
MANAGEMENT OF THE COMPANY.............................................................    17
  Directors and Executive Officers....................................................    17
  Board of Directors; Committees......................................................    17
  Executive Officer Compensation......................................................    18
  Annual Incentive Plan...............................................................    19
  Long-Term Incentive Program.........................................................    19
  Employment and Confidentiality Agreements...........................................    19
  Compensation of Directors...........................................................    20

                                                                                        PAGE
                                                                                        ----
  Certain Relationships and Related Transactions......................................    20
  Compensation Committee Interlocks and Insider Participation.........................    20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................    21
DESCRIPTION OF NEW COMMON STOCK.......................................................    22
  General.............................................................................    22
  New Common Stock....................................................................    22
  Share Purchase Rights Plan..........................................................    22
  Certain Provisions of Articles of Incorporation and Bylaws..........................    23
  Limitations on Liability and Indemnification of Officers and Directors..............    24
  Restrictions on Transfer of New Common Stock........................................    25
  Dividends on New Common Stock.......................................................    25
  Transfer Agent and Registrar........................................................    25
AVAILABLE INFORMATION.................................................................    26
INDEX TO FINANCIAL STATEMENTS.........................................................   F-1

                         SUMMARY OF CERTAIN INFORMATION

     The following is a summary of certain information contained in this Information Statement. This summary is included for convenience only and is qualified in its entirety by the more detailed information and financial statements contained elsewhere herein.

                                  THE COMPANY

     The Enstar Group, Inc. (the "Company") filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on May 31, 1991 and has been operating as a reorganized debtor pursuant to its Second Amended Plan of Reorganization, as Modified (the "Reorganization Plan"), since June 1, 1992 (the "Effective Date"). See "The Company -- History of the Company." The Company's assets, aggregating approximately $69.6 million at December 31, 1996, consist primarily of 853,423 shares of First Union Corporation common stock, cash or cash-equivalent assets and certificates of deposit. Pursuant to the Company's Reorganization Plan, the Company is issuing shares of new common stock (the "New Common Stock" or the "Shares") and/or cash in lieu of fractional Shares to shareholders who were the record holders of its common stock as of the Effective Date of the Reorganization Plan (the "Distribution"). On the Effective Date of the Reorganization Plan, all of the then issued and outstanding shares of common stock of the Company were cancelled (the "Cancelled Stock"), and a new certificate for 100 shares was issued to the Company's Chief Executive Officer, as trustee and sole shareholder pursuant to the terms of the Reorganization Plan. Former Shareholders are now entitled to receive Shares of New Common Stock and cash for fractional interests under the Reorganization Plan by virtue of their interests as Former Shareholders.

                                THE DISTRIBUTION

     The Board of Directors of the Company has concluded that it is in the best interests of the Company and its shareholders to distribute Shares of New Common Stock to the Company's Former Shareholders.

REASONS FOR THE DISTRIBUTION

     Under the Reorganization Plan, the Company had the option of liquidating the Company and distributing its assets to the Former Shareholders or issuing the New Common Stock to the Former Shareholders. In the opinion of the Board of Directors, the Distribution is in the best interests of the Company and its shareholders. The primary considerations that led the Company to conclude that it should distribute Shares of New Common Stock to its Former Shareholders were
(i) to enhance long-term shareholder value by acquiring an operating business,
(ii) to avoid triggering a taxable event for the Company's Former Shareholders and Beneficial Owners, and (iii) to continue to have the possibility of using the Company's net operating loss carryforwards of approximately $96 million and tax credit carryforwards of approximately $4.6 million, both of which would be lost if the Company were liquidated. See "The Distribution -- Reasons for the Distribution."

MANNER OF THE DISTRIBUTION

     The Company is distributing to its Former Shareholders, without any consideration being paid by such Former Shareholders, one Share of New Common Stock for every ten (10) shares of Cancelled Stock held by such Former Shareholders. Former Shareholders are receiving cash in lieu of any fractional Shares of New Common Stock. See "The Distribution -- Manner of Distribution."

STOCK TRADING

     Following the Distribution, the Company expects that the New Common Stock will be traded in the over-the-counter market on the OTC Bulletin Board(R) maintained by the National Association of Securities Dealers, Inc. See "The Distribution -- Stock Trading." The Company intends to apply for listing of the New Common Stock on a national securities exchange or the Nasdaq National Market(R) in the future. There can be no assurance that such efforts will be successful. See "Risk Factors -- Lack of Public Market."

RESULTS OF THE DISTRIBUTION

     Following the Distribution, the Company will hold its annual shareholders meeting to elect directors and conduct certain other business. Subsequently, the Company will begin implementing its strategy of acquiring an operating business. For a discussion of the risks pertaining to such strategy, see "Risk Factors."

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

     The Company believes that no gain or loss will be recognized by (and no amount will be included in the income of) the holders of New Common Stock upon the Distribution, except with respect to cash received in lieu of fractional Shares. See "The Distribution -- Federal Income Tax Aspects of the Distribution".

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial information with respect to the Company for each of the five years in the period ended December 31, 1996 and is derived in part from the audited Consolidated Financial Statements of the Company. The data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements and related notes thereto, and other financial data included elsewhere herein.

                                                         YEAR ENDED DECEMBER 31,
                                         1996       1995       1994       1993           1992
                                        -------   --------   --------   --------     ------------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (loss) from continuing
  operations..........................  $   740   $ 14,122   $ (4,650)  $ (9,266)    $      3,694
Income from discontinued operations
  (1).................................              54,482      9,477     13,845           21,434
                                        -------   --------   --------   --------     ------------
Income before extraordinary item......      740     68,604      4,827      4,579           25,128
Extraordinary item (2)................                                     4,368
                                        -------   --------   --------   --------     ------------
Net income............................  $   740   $ 68,604   $  4,827   $  8,947     $     25,128
                                        =======   ========   ========   ========     ============
Income (loss) per common share:
  Continuing operations...............  $ 7,400   $141,220   $(46,500)  $(92,660)    $       0.17
  Discontinued operations.............             544,820     94,770    138,450             0.98
  Extraordinary item..................                                    43,680
                                        -------   --------   --------   --------     ------------
  Net income..........................  $ 7,400   $686,040   $ 48,270   $ 89,470     $       1.15
                                        =======   ========   ========   ========     ============
Weighted average shares outstanding
  (3).................................      100        100        100        100       21,828,705
                                        =======   ========   ========   ========     ============
Pro forma income (loss) per common
  share (4):
  Continuing operations...............  $  0.16   $   2.97   $  (0.98)  $  (1.95)    $       0.78
  Discontinued operations.............               11.47       2.00       2.91             4.51
  Extraordinary item..................                                       .92
                                        -------   --------   --------   --------     ------------
  Net income..........................  $  0.16   $  14.44   $   1.02   $   1.88     $       5.29
                                        =======   ========   ========   ========     ============
Balance Sheet data:
  Total assets........................  $69,572   $ 59,602   $ 64,787   $ 54,211     $     42,633
  Note payable........................   18,100
  Liabilities subject to compromise...      588     26,540    108,238    104,159          101,110
  Shareholder's equity (deficit)......   48,142     31,900    (45,528)   (49,979)         (58,926)

---------------

(1) Represents the equity in earnings of American Savings of Florida, F.S.B. ("American"), accounted for under the equity method of accounting, through July 1, 1995. On July 1, 1995, the Company sold its investment in American to First Union Corporation and recognized a gain of approximately $52.7 million. As a result of the disposition, the Company ceased to have banking operations and, accordingly, has accounted for its investment in American as a discontinued operation.
(2) Extraordinary gain resulting from the disallowance of certain liabilities subject to compromise.
(3) Prior to June 1, 1992, the Company had approximately 52,400,000 common shares outstanding. On June 1, 1992, these shares were cancelled and 100 shares of new common stock were issued to the Company's Chief Executive Officer as trustee.
(4) Pro forma amounts per common share assuming that all shares eligible (4,750,534) to be issued in connection with the Distribution had been outstanding for all years presented.

                                  INTRODUCTION

     The Enstar Group, Inc. (the "Company") is a Georgia corporation and successor by merger to a Delaware corporation of the same name whose assets, aggregating approximately $69.6 million at December 31, 1996, consist primarily of 853,423 shares of First Union Corporation common stock, cash or cash equivalent assets and certificates of deposit. Pursuant to the Second Amended Plan of Reorganization, as Modified (the "Reorganization Plan"), the Company is issuing shares of new common stock (the "New Common Stock" or the "Shares") and/or cash in lieu of fractional Shares to Former Shareholders (the "Distribution"). On June 1, 1992 (the "Effective Date"), all of the then issued and outstanding shares of the Company's common stock were cancelled (the "Cancelled Stock"), and a new certificate for 100 shares was issued to the Company's Chief Executive Officer, as trustee and sole shareholder pursuant to the terms of the Reorganization Plan. The Former Shareholders are now entitled to receive Shares of New Common Stock and cash for fractional interests in accordance with the Reorganization Plan.

                                  THE COMPANY

ORGANIZATIONAL STRUCTURE

     The Company's executive offices are located at 172 Commerce Street -- 3rd Floor, Montgomery, Alabama 36104, and its telephone number is (334) 834-5483. The Company has five employees, whose principal duties currently include administering the issuance of the Shares to the Former Shareholders and other matters related to the execution of the Company's Reorganization Plan, managing the assets of the Company and preparing for the Company's existence as a public entity after the Distribution.

SUBSIDIARIES

     The Company has one wholly owned subsidiary, Enstar Financial Services, Inc., which is currently inactive.

HISTORY OF THE COMPANY

  Summary of the Company's Bankruptcy Case

     The Company filed for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on May 31, 1991 in the United States Bankruptcy Court for the Middle District of Alabama (the "Bankruptcy Court"). Prior to its bankruptcy filing on May 31, 1991, the Company was a publicly traded holding company with subsidiaries operating primarily in the specialty retail business and the financial services business. Prior to November 16, 1989, when its name was changed, the Company's name was Kinder-Care, Inc., and prior to January 1987, the Company's name was Kinder-Care Learning Centers, Inc. The Company originally was incorporated on October 26, 1970 in the State of Delaware.

     Prior to its bankruptcy filing, the Company's financial situation had been deteriorating rapidly and reached crisis proportions when its then Chairman and Chief Executive Officer, Richard Grassgreen, was indicted in the Fall of 1990, in connection with his activities and dealings with Michael Milken. In the wake of his indictment, Mr. Grassgreen resigned from all of his positions with the Company, and Nimrod T. Frazer was elected acting Chairman of the Board. Soon thereafter most of the Company's Board of Directors resigned. The remaining Board members, T. Wayne Davis, T. Whit Armstrong and Mr. Frazer affirmed Mr. Frazer as Chairman of the Board. This three-member Board, with Mr. Frazer serving as Chairman and Chief Executive Officer, directed and managed the Company's affairs from the fall of 1990 until October of 1996, when a fourth director, J. Christopher Flowers, was elected as a director of the Company.

     The Company's retail services subsidiaries filed for bankruptcy prior to May 31, 1991. At the time of its bankruptcy filing, the Company's principal remaining business was a savings and loan holding company. Its only asset with any substantial value was its ownership of approximately 49% of the outstanding common stock of American Savings of Florida, F.S.B. ("American"), a Florida savings bank.

     As of May 31, 1991, the market value of the Company's American stock was approximately $7 million. Shortly after the Company's bankruptcy filing, the market value of the American stock fell to less than $3 million and American, whose capital had fallen far below required levels, was facing the prospect of a collapse or takeover by the United States Office of Thrift Supervision (the "OTS"). Other than its stock in American, the Company's only significant assets were contingent claims in the form of lawsuits against former officers and directors, Richard Grassgreen and Perry Mendel, and a suit to be filed against Michael Milken and others. The Company's non-contingent liabilities exceeded its assets by more than $100 million.

     At the time of the bankruptcy filing, substantial disputes arose among the Company's major creditors, including the OTS, American, NationsBank of Texas, and KinderCare Learning Centers, Inc. The disputes involved substantial pre-bankruptcy transfers of assets from the Company to American which had been mandated by the OTS. At the same time, the OTS was demanding that the Company immediately cure American's regulatory capital deficiency in the amount of $28.9 million or face the prospect of immediate conversion of the Chapter 11 case to a liquidation under Chapter 7 of the Bankruptcy Code.

     The Company believed, and all creditors agreed, that a Chapter 11 proceeding would be preferable to a Chapter 7 proceeding because: (i) a Chapter 11 plan of reorganization could resolve the disputes between the creditors, which if not resolved would have resulted in costly litigation over the priority and enforceability of claims and the propriety of pre-petition transfers, and likely would have depleted any remaining assets of the Company; (ii) the Company was in the best position to pursue litigation against Mendel, Grassgreen and Milken; and (iii) perhaps most importantly, the Company's new management, which had gained the trust and confidence of the OTS, would have the chance under Chapter 11 to salvage the situation at American, thereby enhancing the value of the American stock for the benefit of the Company's creditors and interest holders.

     The Company was successful in negotiating a settlement with its creditors which was incorporated into the Reorganization Plan. The Reorganization Plan was confirmed in February, 1992, and became effective on June 1, 1992.

     At the time the Reorganization Plan was proposed by the Company, in the fall of 1991, there appeared to be no prospect that the shareholders of the Company would receive any distribution under the Reorganization Plan or that the Company's stock would ever have any value. Liabilities exceeded assets by more than $100 million. Accordingly, the Reorganization Plan provided that creditors would receive all distributions under the Reorganization Plan until paid in full and that the Company's stock would be cancelled on the Effective Date. The Reorganization Plan provided that the stock would be cancelled upon the Effective Date because: (i) it was not contemplated that there would be property available for distribution to the equity ownership interest; and (ii) the cancellation of the stock was necessary to avoid the administrative burden and substantial cost of complying with the filing requirements of the Securities Exchange Act of 1934, as amended. Under the Reorganization Plan, new common stock was issued on the Effective Date to the Company's Chief Executive Officer, as a trustee, who was directed to vote the shares annually for purposes of electing the Board of Directors of the Company based on directions given by at least 51% of the creditors holding certain allowed unsecured claims.

     Following the confirmation of its Reorganization Plan, the Company pursued the liquidation of its assets, including the pursuit of its lawsuits against Grassgreen, Mendel and Milken. More importantly, the Company continued as the holding company of American. The Company was instrumental in and substantially responsible for American's survival and return to capital compliance and profitability.

     By 1993, the success of the Reorganization Plan was exceeding all expectations, and it appeared that there was at least a chance that the Company might be able to pay all of its creditors in full. The market value of the Company's American stock had increased at that time to approximately $60 million to $70 million. Because the Reorganization Plan had not anticipated or specifically provided for the distribution of the estate proceeds after creditors were paid in full, the Company filed a motion to modify the Reorganization Plan to clarify the distributions and make clear that once all creditors were paid in full with interest, any remaining property would be held or distributed for the benefit of the Company's Former Shareholders. The Reorganization Plan as modified provides in Section 5.11(d) as follows:

          In the event that all Allowed Claims [of creditors] entitled to receive Property pursuant to this [Reorganization] Plan and all interest accrued on the Allowed Claims entitled to receive . . . are paid in full, [Former Shareholders] who held such interests on the Effective Date shall be entitled to receive any remaining Property available for distribution. Such remaining Property shall be distributed on a pro rata basis to [Former Shareholders] which held such interests on the Effective Date provided, however, that the [Company] may distribute to the [Former Shareholders] shares of New Common Stock on a pro rata basis, in lieu of any distributions of remaining Property.

     The Bankruptcy Court authorized the modification of the Company's Reorganization Plan in August of 1993.

     On July 1, 1995, the Company disposed of its stock in American through a merger with a wholly owned subsidiary of First Union Corporation ("First Union"). On the date of the merger, the Company owned 5,689,391 shares of American, in exchange for which it received $82,454,865 in cash to be used to pay certain creditor claims and 815,549 shares of First Union common stock (the "First Union Common Stock") with a market value on the exchange date of $45.25 per share. The shares of First Union Common Stock received pursuant to the merger, plus 16,191 additional shares acquired through settlements with parties in the Grassgreen litigation and 21,683 shares purchased through First Union's dividend reinvestment program, are being held by the Company. At December 31, 1996, the Company owned a total of 853,423 shares of First Union Common Stock.

     In addition to the proceeds received from the disposition of the American stock, the Company has received the bulk of anticipated recoveries from the Grassgreen litigation through a settlement and confirmed plan of reorganization in Grassgreen's Chapter 11 bankruptcy case (the "Grassgreen Bankruptcy Estate Settlement"), the Mendel litigation and the Milken litigation. The total amount of these recoveries, net of expenses, was approximately $22 million.

     On October 24, 1996, the Company borrowed $18.1 million from First Union National Bank of Georgia and used the proceeds from such loan to pay off the remaining allowed claims of creditors under the Reorganization Plan. The principal amount of the loan bears interest at either (i) a fixed rate of interest equal to the Adjusted Eurodollar Rate plus six tenths of one percent point (.60%) or (ii) a fluctuating rate per annum equal to the Prime Rate. The Company has the option of allocating which portion of the principal is subject to which rate. To secure the loan, the Company pledged 353,602 shares of First Union Common Stock.

     In total, the Company has paid approximately $118 million to satisfy the allowed claims of creditors, including interest. The Company is now prepared to complete its reorganization by making a distribution to its Former Shareholders in accordance with the terms of its Reorganization Plan. Based on the market value of the Company's First Union Common Stock as of December 31, 1996 ($74 per share), the Company had a net worth of approximately $48.1 million as of December 31, 1996.

     Under the Reorganization Plan, the Company had the option of distributing its remaining assets to Former Shareholders or issuing the New Common Stock to the Former Shareholders. The Company believes that the issuance of the Shares is the most beneficial course for the Former Shareholders for the following reasons: (i) the Company anticipates that it will be able to acquire an operating business and enhance long-term shareholder value, (ii) the issuance of the Shares to a Former Shareholder should not create a taxable event for that Former Shareholder, and (iii) the Company will preserve the possibility of using its net operating loss carryforwards of approximately $96 million (the "NOLs") and tax credit carryforwards of approximately $4.6 million for the benefit of its Former Shareholders. See "The Distribution -- Reasons for the Distribution."

  Rights of Former Shareholders

     Former Shareholders are eligible to receive Shares of New Common Stock on a pro rata basis for shares of Cancelled Stock owned by such Former Shareholders. No fractional Shares of New Common Stock will be issued. Former Shareholders will receive upon submission to the Company of a Certification of Ownership, one Share of New Common Stock for every ten (10) Shares of Cancelled Stock and cash distributions for fractional Shares based on the net book value of the Company on December 31, 1996. By order of the Bankruptcy Court, in situations where the Cancelled Stock was held in "street name," New Common Stock will be distributed to Depository Trust Company ("DTC"), the record holder of the Cancelled Stock held in "street name," for ultimate allocation to the brokerage accounts of Beneficial Owners of such Cancelled Stock.

     In order to receive Shares, a Former Shareholder is required to mail a Certification of Ownership to the Company prior to December 31, 1997, as described below, certifying that the Former Shareholder was an owner of Cancelled Stock on the Effective Date, and stating the number of shares of the Company's Cancelled Stock the Former Shareholder owned on the Effective Date.

     After the distribution of the Shares and/or cash to DTC and Former Shareholders who have submitted a Certification of Ownership, the Company will reserve an amount of Shares sufficient to distribute Shares to Former Shareholders who have not submitted a Certification of Ownership, but who subsequently file a Certification of Ownership prior to December 31, 1997. Former Shareholders who have not submitted a complete Certification of Ownership by December 31, 1997, will not be entitled to receive distributions of the Shares and/or cash by virtue of their ownership of Cancelled Stock on the Effective Date, and all rights represented by their ownership will vest in the Company. Similarly, Shares of New Common Stock held for distribution to DTC that are not allocated to Beneficial Owners by December 31, 1997 will be cancelled, and all rights to such Shares will vest in the Company.

  Reorganization as Georgia Corporation

     The Board of Directors of The Enstar Group, Inc., a Delaware corporation ("Enstar-Delaware"), after careful study, concluded that it was in the best interests of Enstar-Delaware and its shareholders to reorganize Enstar-Delaware as a Georgia corporation. As a result, the Board of Directors of Enstar-Delaware and Enstar-Delaware's sole shareholder approved a change of Enstar-Delaware's state of incorporation from Delaware to Georgia. The change in the state of incorporation was accomplished through a merger of Enstar-Delaware with and into the Company, a wholly owned subsidiary of Enstar-Delaware which was incorporated on December 23, 1996 (the "Merger"). The Company and Enstar-Delaware entered into an Agreement and Plan of Merger (the "Plan of Merger") pursuant to which Enstar-Delaware merged with and into the Company. Pursuant to the Plan of Merger, the sole shareholder of Enstar-Delaware prior to the Merger became the sole shareholder of the Company after the Merger. The Company and Enstar-Delaware filed Certificates of Merger with the Delaware Secretary of State and the Georgia Secretary of State which were effective as of December 31, 1996.

     It is intended that the Merger be treated as a reorganization under Section 368(a)(1)(F) of the United States Internal Revenue Code of 1986, as amended (the "Tax Code"). While the Merger effects a change in the legal domicile of the Company, the Merger will not result in any change in the name, business, management, location of the Company's principal executive offices or other facilities, assets, liabilities, net worth or accounting practices. In addition, all of the directors, officers and employees of Enstar-Delaware upon consummation of the Merger became officers, directors, and employees of the Company.

                                THE DISTRIBUTION

     The Board of Directors of the Company, after careful study, has concluded that it is in the best interests of the Company and its shareholders to distribute Shares of New Common Stock to its Former Shareholders.

REASONS FOR THE DISTRIBUTION

     There were a number of considerations that led the Company to conclude that it should distribute Shares of New Common Stock to its Former Shareholders in lieu of liquidating the Company. First, the Company believes that long-term shareholder value will be enhanced by acquiring an operating business. The Company's Board of Directors believes that it and the executive officers are qualified to identify and consummate such an acquisition. Secondly, the Distribution of the New Common Stock to the Former Shareholders should not constitute a taxable event for the Former Shareholders, whereas a distribution of property or cash would be a taxable event for such Former Shareholders. Finally, if the Company were to liquidate, the Company's Former Shareholders would lose any benefit that the Company might obtain from the Company's NOLs and tax credit carryforwards, which otherwise might be available to reduce or eliminate the Company's income tax in the future.

MANNER OF DISTRIBUTION

     The Company is distributing to Former Shareholders, without any consideration being paid by such holders, one Share of New Common Stock for every ten (10) shares of Cancelled Stock formerly held on the Effective Date. Former Shareholders will receive cash in lieu of any fractional Shares of New Common Stock.

     Certificates representing Shares of New Common Stock are being mailed, along with this Information Statement, to Former Shareholders who have submitted Certifications of Ownership to the Company. The Former Shareholders are receiving, or will receive upon submission to the Company of a Certification of Ownership by December 31, 1997, a certificate for their Shares and cash distributions for such fractional Shares based on the net book value of the Company on December 31, 1996. No fractional Shares will be issued. All expenses associated with the Distribution will be paid by the Company. See "The Distribution -- Manner of Distribution." Beneficial Owners will not receive certificates for the New Common Stock. The certificate for such Shares will be distributed to DTC for allocation to DTC's broker members and then to the brokerage accounts of Beneficial Owners.

STOCK TRADING

     Prior to May 8, 1991, the Company's Cancelled Stock was traded on the Nasdaq National Market(R). Between May 8, 1991 and the Effective Date of the Reorganization Plan, shares of the Company's Cancelled Stock were traded in the over-the-counter market. The Company is aware that there was trading of rights or claims of former shareholders after the cancellation of the Cancelled Stock on the Effective Date. The Company has no specific knowledge regarding the volume of such post-Effective Date trading or the prices at which such trades occurred.

     Subsequent to the Distribution, the New Common Stock will be traded in the over-the-counter market on the OTC Bulletin Board(R) maintained by the National Association of Securities Dealers, Inc. There can be no assurance as to the price at which trading in the New Common Stock will occur. In the future, the Company intends to apply for listing of the New Common Stock on a national securities exchange or the Nasdaq National Market(R).

RESULTS OF THE DISTRIBUTION

     Following the Distribution, the Company will hold its annual shareholders meeting. At the annual shareholders meeting, the shareholders will elect directors and consider other matters. Immediately thereafter, the Company will begin pursuing a strategic acquisition. The Company has not yet focused on any particular industry or market.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

     The Company believes that the Distribution is not a taxable event under the Tax Code. As such, the Company believes (i) no gain or loss will be recognized by the Former Shareholders and Beneficial Owners (collectively, the "Distributees") upon the receipt of New Common Stock, (ii) the basis of the New

Common Stock (including any fractional share interest) will be the same as the basis of the Cancelled Stock immediately before the Distribution, (iii) the holding period of the New Common Stock received by the Distributees will include the holding period of the Cancelled Stock with respect to which the Distribution is made, provided that the Cancelled Stock is held as a capital asset on the Distribution Date, and (iv) no gain or loss will be recognized by the Company upon the Distribution. Each Distributee will recognize gain or loss measured by the difference between the cash amount received for his fractional share interest in New Common Stock and the portion of his basis in Cancelled Stock allocable to such fractional share interest. To the extent that a Distributee has claimed a loss deduction with respect to the Cancelled Stock on his prior federal income tax return, the Distributee will have a zero basis in the New Common Stock.

     The above summary is included for general information purposes only and should not be regarded as tax advice. Distributees are urged to consult their personal tax advisors regarding the appropriate income tax treatment of their receipt of New Common Stock.

                   CAPITALIZATION AND BOOK VALUE PER SHARE OF
                                NEW COMMON STOCK

     The following table sets forth the capitalization and book value per share of the Company as of December 31, 1996, and the pro forma capitalization and book value per Share of New Common Stock after giving effect to the Distribution assuming the Distribution occurred as of December 31, 1996. This data should be read in conjunction with the financial statements and the related notes thereto included elsewhere herein.

                                                                         AT DECEMBER 31, 1996
                                                                      --------------------------
                                                                        ACTUAL      PRO FORMA(1)
                                                                      -----------   ------------
                                                                        (DOLLARS IN THOUSANDS,
                                                                        EXCEPT PER SHARE DATA)
Note payable........................................................  $    18,100    $   18,100
                                                                      -----------   ------------
Shareholder's equity:
  Common stock ($.01 par value; 55,000,000 shares authorized, 100 shares issued and outstanding, and 4,750,534 (pro forma) shares
     issued and outstanding)........................................                     47,505
  Additional paid-in capital........................................      167,935       120,430
  Unrealized gain on investment in First Union......................       23,949        23,949
  Accumulated deficit...............................................     (143,742)     (143,742)
                                                                      -----------   ------------
          Total shareholder's equity................................       48,142        48,142
                                                                      -----------   ------------
          Total capitalization......................................  $    66,242    $   66,242
                                                                       ==========    ==========
Book value per share................................................  $481,419.17    $    10.13
                                                                       ==========    ==========

---------------

(1) Pro forma data assuming that all Shares eligible to be distributed in connection with the Distribution were distributed as of December 31, 1996 (without regard to fractional Shares).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements including the footnotes and is qualified in its entirety by the foregoing and other more detailed financial information appearing elsewhere herein. Historical results of operations and the percentage relationships among any amounts included in the Consolidated Statements of Operations, and any trends which might appear to be inferable therefrom, should not be taken as being necessarily indicative of trends in operations or the results of operations for any future period. See "The Company -- History of the Company" and "Business and Properties of the Company" for a description of the business of the Company.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is emerging from bankruptcy. The Company's assets, aggregating approximately $69.6 million at December 31, 1996, consist primarily of 853,423 shares of First Union Common Stock (with a market value of $63.2 million), cash, cash equivalents and certificates of deposit. Based on the average daily trading volume of shares of First Union Common Stock, the Company believes that its investment in First Union is readily marketable.

     The Company is seeking to acquire an operating business. Until such time as the Company uses its assets for an acquisition, the Company's only liquidity needs are to fund operating expenses and debt service. In October of 1996, the Company borrowed approximately $18.1 million from a bank for the purpose of repaying certain of the Company's liabilities subject to compromise. The loan matures on October 1, 1997.

FINANCIAL CONDITION

     The Company had total assets of $69.6 million at December 31, 1996 compared to $59.6 million at December 31, 1995. The change in total assets was primarily due to the increase in market value of the Company's First Union Common Stock and the increase in cash due to the receipt of approximately $2 million from the Milken litigation, partially offset by the decrease in restricted cash and certificates of deposit.

     The Company's total liabilities at December 31, 1996 were $21.4 million compared to $27.7 million at December 31, 1995. The decrease in liabilities is primarily due to repaying liabilities subject to compromise partially offset by the increase resulting from the $18.1 million note.

RESULTS OF OPERATIONS

  1996 Compared to 1995

     Litigation income was $2 million in 1996 compared to $15.3 million in 1995. During 1995 the Company received the bulk of its litigation proceeds from the legal action it brought against Michael Milken and others. The amount received in 1995 from the Milken litigation was approximately $14 million compared to approximately $2 million received in 1996.

     Investment income was $1.9 million in 1996 compared to $1 million in 1995. The increase in investment income in 1996 was due primarily to the dividends received by the Company from its investment in First Union. The Company received shares of First Union Common Stock in connection with the merger of American with a wholly owned subsidiary of First Union in July of 1995. Therefore, the Company received more dividend payments in 1996 than in 1995.

     General and administrative expenses were $2.3 million in 1996 compared to $606,000 in 1995. The increase in general and administrative expenses was primarily due to the one time bonus payments made to certain directors and employees of $1.2 million in 1996. The increase in general and administrative expenses in 1996 compared to 1995 was also due to the expenses incurred in 1996 of locating shareholders, preparing to register the New Common Stock and preparing to issue such Shares.

     Interest expense was $871,000 in 1996 compared to $2.3 million in 1995. Interest expense decreased in 1996 primarily because of the repayments of allowed claims made to the Company's creditors in July of 1995 from the proceeds of the sale of American.

     Consolidated income from continuing operations was $740,000 in 1996 compared to $14.1 million in 1995. Consolidated income from continuing operations decreased in 1996 compared to 1995 primarily because of the receipt of $14 million in the Milken litigation proceeds that contributed to the Company's income in 1995.

     The Company's results of operation do not reflect any income tax expense in 1996 and 1995 because of the Company's utilization of tax loss carryforwards.

     The Company recorded equity in earnings of $1.8 million from its approximately 49% owned subsidiary American in 1995. The disposal of American in July of 1995 resulted in a gain to the Company of approximately $52.7 million after deducting expenses of approximately $2.1 million.

     Consolidated net income was $740,000 in 1996 compared to $68.6 million in 1995. Consolidated net income decreased in 1996 compared to 1995 primarily because of the gain on the sale of American and the receipt of the Milken litigation proceeds that contributed to the Company's net income in 1995 that did not occur in 1996.

  1995 Compared to 1994

     Litigation income was $15.3 million in 1995 compared to $619,000 in 1994. The increase is primarily due to the receipt of the proceeds from the Milken litigation of approximately $14 million in 1995.

     Investment income was $1 million in 1995 compared to $2,000 in 1994. The increase results from dividends on the Company's First Union Common Stock beginning in July of 1995.

     General and administrative expenses in 1995 were $606,000 compared to $1 million in 1994. The decrease in general and administrative expenses in 1995 from 1994 was largely due to a decrease in legal fees included in general and administrative expenses.

     Interest expense was $2.3 million in 1995 compared to $4.1 million in 1994. The decrease in interest expense is due to repayments of allowed claims to the Company's creditors in July of 1995 from the American proceeds.

     Consolidated net income from continuing operations was $14.1 million in 1995 compared to a loss of $4.7 million in 1994. The increase in 1995 from 1994 is primarily explained by the receipt of the proceeds from the Milken litigation, the increase in investment income due to the receipt of First Union Common Stock dividends and the decrease in interest expense that resulted from the repayment of allowed claims made to the Company's creditors in 1995.

     The Company's results of operations do not reflect any income tax expense in 1995 and 1994 because of the Company's utilization of tax loss carryforwards.

     The equity in earnings of American was $1.8 million in 1995 compared to $9.5 million in 1994. This difference is primarily due to the fact that American was sold in July of 1995 and therefore, the 1994 earnings reflect a full year and 1995 only reflects a partial year of earnings. The Company realized a gain on the merger of American with a wholly owned subsidiary of First Union of approximately $52.7 million net of expenses of approximately $2.1 million in 1995.

     Consolidated net income was $68.6 million in 1995 compared to $4.8 million in 1994. The increase in 1995 from 1994 is primarily explained by the gain on the sale of American in 1995 and the receipt of $14 million in proceeds from the Milken litigation in 1995.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Portions of this Information Statement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

NEW ACCOUNTING PRONOUNCEMENTS

     For information on new accounting pronouncements, see Note 1 of Notes to Consolidated Financial Statements.

                     BUSINESS AND PROPERTIES OF THE COMPANY

GENERAL

     The Company is currently investigating potential acquisitions. In anticipation of consummating an acquisition, the Company held assets of approximately $69.6 million at December 31, 1996, which consisted of 853,423 shares of First Union Common Stock, cash, cash equivalents and certificates of deposit. See "History of the Company -- Summary of the Company's Bankruptcy Case."

PROPERTIES

     The Company does not currently own any real property. It leases a suite of offices at 172 Commerce Street -- 3rd Floor, Montgomery, Alabama on a month-to-month basis and space in a warehouse at 703 Howe Street, Montgomery, Alabama. The cancellation or termination of either of these leases would not have a material adverse effect on the Company's results of operations.

EMPLOYEES

     At December 31, 1996, the Company had five salaried employees. Employees of the Company are not covered by any collective bargaining agreements, and the Company has never experienced a strike or work stoppage. The Company considers its employee relations to be satisfactory.

LEGAL PROCEEDINGS

     Since May 31, 1991, the Company has been involved in extensive litigation. See "History of the Company -- Summary of the Company's Bankruptcy Case." Except as described below, the Company is not aware of any pending litigation matters that could have a material adverse effect on the Company.

     In connection with the Grassgreen Bankruptcy Estate Settlement, the United States Internal Revenue Service (the "IRS") has asserted a liability of the Company for taxes allegedly owed by the Grassgreen Bankruptcy Estate. In 1996, the IRS appealed a determination by the United States Bankruptcy Court for the Middle District of Florida that the IRS cannot seek payment of the taxes. The alleged tax liability, for calendar year 1994, is for sums paid to the Company in connection with the Grassgreen Bankruptcy Estate Settlement by third parties to resolve the Company's claims against those parties. In United States of America v. Richard J. Grassgreen and The Enstar Group, Inc., Case No. 96-1099-CIV-J-10 (U.S.D.C. M.D. Fla.), the IRS claims that it should be entitled to assess additional taxes in the approximate amount of $1.6 million against the Grassgreen Bankruptcy Estate for 1994 and that the IRS should be able to seek payment of those taxes from the Company by virtue of the Company's agreement to pay certain taxes of the Grassgreen Bankruptcy Estate. Although the Company has accrued a liability for the potential tax, the Company intends to contest vigorously that any taxes are owed by the Grassgreen Bankruptcy Estate. In the event a court determines that additional taxes are owed, the Company will vigorously contest it has any obligation to pay such taxes.

COMPETITION

     Due to its unique situation, the Company does not believe that it currently has any competitors.

                                  RISK FACTORS

     Shareholders of the Company should carefully consider, along with the other matters referred to in this Information Statement, the following:

NO RECENT OPERATING HISTORY; EFFECTIVELY BLIND POOL

     The Company has been in bankruptcy proceedings or operating as a reorganized debtor pursuant to the Reorganization Plan since May 31, 1991. Accordingly, the Company does not have any recent operating history upon which an evaluation of the Company or its prospects can be based. At present, the Company is a "blind pool;" no acquisitions have as yet been identified by the Company. The acquisitions to be made by the Company after the Distribution will be selected by the executive officers and Board of Directors of the Company and may in certain circumstances be made without shareholder approval. Thus, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their beginning stages of development.

UNCERTAINTY OF ACQUISITION TARGET

     The Company has not yet identified an acquisition target or focused on a particular industry or geographical market for such acquisition. Accordingly, there can be no assurance that the Company will be successful in acquiring an operating business that will bring value to the Company's shareholders. Moreover, the business of the acquisition target may be subject to numerous risks that are impossible to predict in this Information Statement. By way of example only, the acquisition target may be subject to government regulation, or dependent upon new technology or new product development. In sum, there can be no assurance that the Company will make an acquisition that will prove financially advantageous to the Company's shareholders.

SUBSTANTIAL CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS

     The business of the Company will be substantially different in both size and scope from that of the Company prior to the Effective Date of the Reorganization Plan. The Company's long term viability, profitability and growth will depend on its ability to successfully realize the plans of the Company's management and Board of Directors. The magnitude of the changes in the Company that will occur as it emerges from bankruptcy make it difficult to evaluate its future prospects on the basis of historical information relating to the Company. In addition, significant challenges are often encountered in attempting to build a business upon emerging from bankruptcy.

DEPENDENCE ON NIMROD T. FRAZER AND OTHER EXECUTIVE OFFICERS AND DIRECTORS

     The success of the Company is highly dependent on the ability of Nimrod T. Frazer, the Company's Chairman, President and Chief Executive Officer, and the other executive officers and directors of the Company to identify a financially advantageous acquisition target and to consummate a transaction for the purchase of such target on favorable terms. The identification of attractive business opportunities is difficult and involves a high degree of uncertainty. There can be no assurance that the Company's Board of Directors and management will be successful in identifying an attractive business opportunity or consummating a successful transaction.

LACK OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     The Shares are securities for which there is currently no established trading market. If any of the Shares are traded after the Distribution, they may trade at a discount from their net book value depending upon the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. While the Company intends to attempt to list the New Common Stock on a national securities exchange or the Nasdaq National Market(R) in the future, there can be no assurance that such efforts will be successful.

     From time to time after the Distribution, there may be significant volatility in the market price for the New Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets, or the technology industry, adverse press or news announcements, or other developments affecting the Company, could cause the market price of the New Common Stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

VOLATILITY OF FIRST UNION COMMON STOCK

     Substantially all of the Company's assets currently are comprised of shares of First Union Common Stock. The market price for such stock will fluctuate, and there can be no assurance that such fluctuations will not be severe. To the extent that First Union Common Stock were to decline in value, the Company's financial ability to make an acquisition would be diminished. The Company does not have any representatives on First Union's board of directors and does not have any knowledge concerning the business of First Union that is not publicly available.

GENERAL ECONOMIC RISKS AND BUSINESS CYCLES

     The climate for making a suitable acquisition is affected generally by the prevailing economic conditions and the business cycle. There can be no assurance that the economic conditions or status of the business cycle will be favorable following the Distribution.

RISK OF NO DIVERSIFICATION

     The Company does not plan to acquire operating businesses in a sufficient number of industries such that the Company's holdings will be diversified across several industries. In fact, the Company may decide to acquire only one business operating in one industry.

FINANCING LIMITATIONS

     The Company may be outbid by another company with respect to any given acquisition that management of the Company identifies as in the best interests of the Company. Moreover, there may be certain financing contingencies that will restrict the ability of the Company to make a given acquisition.

INVESTMENT COMPANY ACT OF 1940

     If the Company were to continue to hold the shares of First Union Common Stock as its primary asset for a period of time longer than twelve months from the date of the Distribution, the Company may be required to register as an investment company under the Investment Company Act of 1940 (the "1940 Act"). Registration under the 1940 Act would subject the Company to many constraints not incurred by most operating companies. The Company anticipates that registration will not be necessary, because the Company plans to acquire an operating business in the near future. If the Company were required to register as an investment company under the 1940 Act, registration could have material adverse consequences on the Company's operations. In order to provide the management of the Company with the optimal amount of time to evaluate potential acquisitions, the Company is considering seeking an extension of the one-year exemption from registration from the Securities and Exchange Commission. There can be no assurance that such efforts will be successful. The 1940 Act imposes, among other things, significant restrictions on an investment company's capital structure, the composition and duties of its board of directors, the custody of its assets, the declaration of dividends, and transactions with its affiliated persons.

ANTITAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain provisions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, procedural requirements in connection with shareholder proposals or director nominations. The Company has also elected to be subject to certain provisions of the Georgia Business Corporation Code and has adopted a share purchase rights plan. See "Description of New Common
Stock -- Certain Provisions of Articles of Incorporation and Bylaws" and "Description of New Common Stock -- Share Purchase Rights Plan." In certain circumstances, the fact that provisions and agreements are in place which inhibit or discourage takeover attempts may affect the market price of the New Common Stock. See "Description of New Common Stock."

TAX CONSIDERATIONS

     In September 1996, pursuant to the expedited procedures of Section 505 of the Bankruptcy Code, the IRS entered a consent order with the Bankruptcy Court waiving its right to challenge the Company's federal income tax return for the taxable year ended August 31, 1995. The consent order effectively confirmed the validity of the Company's use of its NOLs to offset its taxable income for the taxable year ended August 31, 1995. However, because there are possible applications of certain provisions of the Tax Code that may limit the Company's use of the NOLs in future tax returns, there can be no assurance that the Company will be able to utilize its NOLs fully in subsequent taxable years.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information concerning the executive officers and directors of the Company is set forth below:

                                                                                    DIRECTOR OR
                                                                                     EXECUTIVE
                       NAME                      AGE            POSITION           OFFICER SINCE
    -------------------------------------------  ---   --------------------------  -------------
    Nimrod T. Frazer...........................  67    Director, Chairman of the        1990
                                                         Board, President and
                                                         Chief Executive Officer
    Cheryl D. Davis............................  37    Chief Financial Officer,         1991
                                                         Vice-President of
                                                         Corporate Taxes,
                                                         Secretary
    Amy M. Dunaway.............................  40    Treasurer and Controller         1991
    T. Whit Armstrong..........................  49    Director                         1990
    T. Wayne Davis.............................  50    Director                         1990
    J. Christopher Flowers.....................  39    Director                         1996

     MR. FRAZER was elected to the Board of Directors in August of 1990. Mr. Frazer was named Chairman of the Board, Acting President and Chief Executive Officer on October 26, 1990. Mr. Frazer was Chairman of the Board of the Frazer Lanier Company, a regional investment banking firm, from 1976 to 1996 and was a Co-Founder. Mr. Frazer is past Chairman of the Water Works and Sanitary Sewer Board of Montgomery, Alabama and a past director of Columbus Mills of Columbus, Georgia, Rockdale Industries of Decatur, Georgia, and Sterling Bank, of Montgomery, Alabama. Sterling Bank is a wholly owned subsidiary of Synovus Financial Corp. of Columbus, Georgia.

     MR. ARMSTRONG was elected to the position of director in June of 1990. Mr. Armstrong has been President and Chief Executive Officer of the Citizens Bank, Enterprise, Alabama, and its holding company, Enterprise Capital Corporation, Inc. in excess of five years. Mr. Armstrong is also a director of Alabama Power Company of Birmingham, Alabama.

     MR. DAVIS was elected to the position of director in June of 1990. Mr. Davis has been Chairman of the Board of Directors of General Parcel Service, Inc., a parcel delivery service, since January of 1989. He was a private investor from June of 1987 until becoming Chairman of General Parcel Service, Inc., and from January of 1981 to June of 1987, he was Vice President of Winn-Dixie Stores, Inc., food supermarkets. He is a director of Winn-Dixie Stores, Inc. of Jacksonville, Florida, and Accustaff, Inc. of Jacksonville, Florida.

     MR. FLOWERS was elected to the position of director in October of 1996. Mr. Flowers was a General Partner in Goldman, Sachs & Co., New York, New York, from December of 1988 to November of 1996 and has served as a Managing Director of Goldman, Sachs & Co. since December of 1996. Goldman, Sachs & Co. served as financial advisor to American in connection with the sale of American to First Union in 1995.

     MS. DAVIS was named Chief Financial Officer and Secretary in April of 1991 and Vice President of Corporate Taxes in 1989. Ms. Davis has been employed with the Company since April of 1988.

     MS. DUNAWAY was named Treasurer and Controller in April of 1991. Ms. Dunaway has been employed with the Company since September of 1990.

BOARD OF DIRECTORS; COMMITTEES

     The members of the Board of Directors are divided into three classes of directors and serve for staggered three-year terms until reelected or replaced or until their earlier resignation or removal. See "Certain

Provisions of Articles of Incorporation and Bylaws." Executive officers of the Company are elected annually by and serve at the discretion of the Board of Directors.

     The Company has a Compensation Committee, consisting of T. Whit Armstrong,
T. Wayne Davis and J. Christopher Flowers. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers of the Company.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of the other executive officers of the Company (collectively, the "Named Executive Officers") whose salary and bonus compensation for the years ended December 31, 1994, 1995 and 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                     --------------------------------------------------
                                                                                             OTHER
                     NAME AND                                                               ANNUAL
                PRINCIPAL POSITION                   YEAR   SALARY ($)   BONUS ($)(1)   COMPENSATION(2)
---------------------------------------------------  ----   ----------   ------------   ---------------
Nimrod T. Frazer...................................  1996     250,000             0                0
  Chairman of the Board                              1995     250,000             0        1,193,585
  of Directors, President and                        1994     250,000             0                0
  Chief Executive Officer
Cheryl D. Davis....................................  1996     116,405       121,060              693
  Chief Financial Officer,                           1995     106,213             0              540
  Vice-President of Corporate                        1994     100,050             0              420
  Taxes, Secretary
Amy M. Dunaway.....................................  1996      80,327        80,327              482
  Treasurer and Controller                           1995      77,524             0              460
                                                     1994      73,025             0              399
All Named Executive Officers.......................  1996     446,732       201,387            1,175
  (3 persons) as a group                             1995     433,737             0        1,194,585
                                                     1994     423,075             0              819

---------------

(1) Amounts shown for Ms. Davis and Ms. Dunaway are for one-time bonuses paid pursuant to a directors and employees incentive bonus program adopted by the Board of Directors on June 14, 1994 (the "Bonus Program"). The purpose of the Bonus Program was to provide the members of the Board of Directors and certain employees with an incentive to continue to increase the value of the Company for the benefit of the Company's Former Shareholders. The Bonus Program also provided directors with an incentive to continue to serve on the Board of Directors. The Bonus Program, which was adopted at a time when there were not sufficient assets to pay creditors in full with interest, provided for a bonus pool equal to three percent (3%) of the total assets of the Company available for distribution after all creditors were paid in full. The bonus pool could not exceed $1.2 million. All bonuses were paid in 1996, as determined by the Board of Directors, to certain employees and current directors of the Company other than Mr. Frazer and Mr. Flowers.
(2) Amounts shown for Ms. Davis and Ms. Dunaway are for premiums paid by the Company for term life insurance. The amount shown for Mr. Frazer represents a 1% commission paid on the gross sales price of American in accordance with a Commission Agreement dated March 4, 1993 between Mr. Frazer and the Company. The Company also makes available group medical insurance plans to all of its executive officers and employees.

ANNUAL INCENTIVE PLAN

     On January 20, 1997, based on the recommendation of an outside consulting firm, the Board of Directors adopted an annual incentive plan. Annual incentive payments are intended to reward executive officers for significant contributions to the Company's annual financial and strategic non-financial performance. The Compensation Committee will set the amount of potential annual incentive payments and performance criteria for the Company's President and Chief Executive Officer, and the Company's President and Chief Executive Officer will in turn set the amounts of potential annual incentive payments and performance criteria for the other executive officers. Performance will be measured at both the corporate and individual levels.

LONG-TERM INCENTIVE PROGRAM

     On January 20, 1997, the Board of Directors of the Company adopted a long-term incentive program made up of three stock option/incentive plans which will be submitted to the shareholders for approval at the Company's first annual meeting. The objectives of the long-term incentive program are to promote the success and enhance the value of the Company by providing flexibility in the Company's ability to motivate, attract and retain the services of key employees and directors. A total of 522,500 Shares of New Common Stock have been reserved for issuance under the program. Under the program, the Company has established, subject to ratification by the shareholders, the 1997 CEO Stock Option Plan (the "CEO Plan"), the 1997 Outside Directors' Stock Option Plan (the "Directors' Plan"), and an Omnibus Incentive Plan for other key employees and directors.

     The CEO Plan is administered by the compensation committee of the Board of Directors (the "Committee"). Under the CEO Plan, the CEO was granted options for 200,000 Shares of New Common Stock with an exercise price of the fair market value of the New Common Stock on the first day of trading after the Distribution. The options granted under the CEO Plan will vest in four equal installments of 50,000 Shares each, beginning on the date of the first annual meeting of the Company after Distribution, and thereafter vesting on January 1, 1998, January 1, 1999 and January 1, 2000. The options granted under the CEO Plan must be exercised prior to January 1, 2007, or 60 days after the CEO ceases to be an employee of the Company other than by reason of death, mandatory retirement or disability. All options granted and vested must be exercised within 12 months of the CEO's death and within 36 months after mandatory retirement or disability.

     Under the Directors' Plan 70,000 stock options were granted to each of the three outside directors of the Company. The exercise price for the stock options issued under the Directors' Plan will be the fair market value of the New Common Stock on the first day of trading after the Distribution. The options granted under the Directors' Plan will vest in four equal installments with the first 17,500 Shares vesting upon their election as Directors on the date of the first annual meeting after the Distribution, and the remaining Shares vesting in equal 17,500 Share installments on January 1, 1998, January 1, 1999 and January 1, 2000; provided, however, that each installment will vest only so long as the director is a director of the Company at the applicable vesting date. No option granted under the Directors' Plan may be exercised later than January 1, 2007, or 60 days after the director ceases to be a director of the Company other than by reason of death, mandatory retirement or disability. All options granted and vested must be exercised within 12 months of the death of a director and within 36 months after mandatory retirement or disability.

     In addition, the Company has established an Omnibus Incentive Plan for the benefit of key employees and directors, subject to shareholder approval. The Omnibus Incentive Plan will be administered by the Committee. A total of 112,500 Shares of New Common Stock has been reserved for issuance under the Omnibus Incentive Plan which provides generally for stock appreciation awards, incentive stock options, nonqualified stock options and restricted stock awards. As of this date no awards have been created and no options have been granted under the Omnibus Incentive Plan.

EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS

     None of the executive officers has executed any employment, confidentiality or noncompetition agreements with the Company.

COMPENSATION OF DIRECTORS

     Directors of the Company who are not employees are paid a quarterly fee of $2,500 and a fee of $1,000 per meeting attended. No additional compensation is paid to directors for serving on committees. All directors receive reimbursement of travel expenses incurred in attending meetings of the Board of Directors and committees. In 1996, Messrs. Armstrong and Davis each received one-time bonus payments equal to $469,645 in accordance with the Bonus Program. See "Management of the Company -- Executive Compensation." Directors are eligible to receive stock options under the Directors' Plan. See "Management of the Company -- Long-Term Incentive Program."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In conjunction with the July 1, 1995 sale of the Company's ownership interest in American to First Union, the Company paid a $1.2 million commission to Nimrod T. Frazer, the Company's Chairman, President and Chief Executive Officer. The amount of the commission represented 1% of the gross sales price of American. The sales price for American was the result of an auction process, whereby American's financial advisor, Goldman, Sachs & Co. ("Goldman Sachs") solicited and evaluated bids.

     At the time of the sale of American, J. Christopher Flowers, a current director of the Company, was a General Partner of Goldman Sachs. As the financial adviser to American in the transaction, a customary financial advisory fee was paid by American to Goldman Sachs. The Company retained its own financial advisor, Dillon, Read & Co. Inc., in connection with the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company formed a Compensation Committee in October, 1996. The current members of the Compensation Committee are Messrs. Armstrong, Davis and Flowers. Mr. Davis is the Chairman of the Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Shares eligible to be issued as of the Distribution for Named Executive Officers, (ii) directors of the Company, (iii) each person who is a shareholder of the Company holding more than a 5% interest in the Company, and (iv) the directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such Shares will be owned directly, and the indicated person or entity will have sole voting and disposition power.

                                                                       NUMBER
                                                                      OF SHARES
                                                                     BENEFICIALLY
               NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNED      PERCENT OF CLASS(3)
-------------------------------------------------------------------  -----------   -------------------
Named Executive Officers
Nimrod T. Frazer...................................................      7,731               (4)
Cheryl D. Davis....................................................          3               (4)
Amy M. Dunaway.....................................................         88               (4)
Directors of the Company
Nimrod T. Frazer...................................................      7,731               (4)
  172 Commerce Street -- 3rd Floor
  Montgomery, Alabama 36104
T. Whit Armstrong..................................................      6,767(1)            (4)
  301 South Edwards Street
  Enterprise, Alabama 36330
T. Wayne Davis.....................................................     65,036(2)          1.37%
  1910 San Marco Blvd.
  Jacksonville, Florida 32207
J. Christopher Flowers.............................................          0                0
  Goldman, Sachs & Co.
  85 Broad Street
  New York, New York 10004
Other 5% Shareholders..............................................    274,845             5.79%
Jeffrey S. Halis and Nancy Lippman Halis as Joint Tenants(5)
  941 Park Avenue
  New York, New York 10028
All Named Executive Officers and directors of the Company as a
  group (6 persons)................................................     79,625             1.68%

---------------

(1) 4,372 Shares are pledged to SouthTrust Bank of Birmingham, N.A. Includes 1,595 Shares owned by Mr. Armstrong's minor son.
(2) Includes 116 Shares held by Mr. Davis' minor child, 2,352 Shares held by Mr. Davis' mother, 133 Shares held by Mr. Davis' wife, 13,410 Shares held in two trusts and 49,025 Shares held in a private foundation for which Mr. Davis has voting and investment power but is not a beneficiary.
(3) Based on an aggregate of 4,750,534 Shares eligible to be issued and outstanding after the Distribution.
(4) Less than 1%. All individuals who are Named Executive Officers beneficially own, directly or indirectly, less than 1%.
(5) Includes 18,000 Shares for which Mr. Halis has sole voting power.
(6) Does not include options to purchase 102,500 Shares that were granted on January 20, 1997 and are expected to vest in April 1997. See "Management of the Company -- Long-Term Incentive Program."

     Certain directors of the Company have advised the Company that such directors may acquire additional Shares of New Common Stock from time to time in the open market at prices prevailing at the time of such purchases.

                        DESCRIPTION OF NEW COMMON STOCK

GENERAL

     The Company's Articles of Incorporation provide that the Company may issue up to 55 million shares of New Common Stock, $.01 par value, per Share. As of the date hereof, 100 Shares of New Common Stock are issued and outstanding, held by one shareholder pursuant to the terms of the Reorganization Plan. On the date of the Distribution, 4,750,534 Shares will be available for Distribution to eligible Former Shareholders. Based on Certifications of Ownership received by January 21, 1997, the Company estimates that approximately 4,200,000 Shares will initially be issued and outstanding and held by approximately 3,300 shareholders of record.

NEW COMMON STOCK

     Holders of New Common Stock will be entitled to one vote per Share on all matters submitted to any vote of shareholders. Cumulative voting for the election of directors is not permitted and therefore the holders of a majority of the Shares of New Common Stock will be able to elect all of the directors. The New Common Stock does not have preemptive rights and is not convertible, redeemable or assessable. The holders of New Common Stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds. See "Dividends on New Common Stock" below. Upon liquidation or dissolution, holders of New Common Stock are entitled to share ratably in all net assets available for distribution to shareholders. The Company's Articles of Incorporation provide the Board of Directors with the ability to issue additional Shares of New Common Stock, to the extent there remains a sufficient number of authorized Shares.

SHARE PURCHASE RIGHTS PLAN

     On January 20, 1997, the Board of Directors of the Company adopted a Share Purchase Rights Plan (the "Rights Plan") as described herein. The Rights Plan gives the Company's shareholders a right to purchase one Share of New Common Stock (a "Right") for each Share of New Common Stock of the Company currently outstanding.

     The Board of Directors adopted the Rights Plan in order to maximize shareholder value in the event of a potential takeover of the Company by encouraging potential acquirors to negotiate with the Company's Board of Directors. In addition, under certain sections of the Tax Code, a change in control could jeopardize the Company's potential use of the NOLs, a result that the Board of Directors wanted to deter unless in the best interest of the Company's shareholders.

     The Company's Articles of Incorporation authorize the issuance of up to 55 million Shares of New Common Stock, a number which the Company believes is sufficient to cover the issuance of additional Shares of New Common Stock under the Rights Plan. The Rights Plan also contains a provision that would permit the Company's Board of Directors under certain circumstances to delay the exercise of the Rights in order to convene a shareholders' meeting that would authorize sufficient additional Shares of New Common Stock in order to permit such exercise.

     The terms of the New Common Stock issuable upon exercise of the Rights will be identical to the Company's currently issued and outstanding New Common Stock. Until the occurrence of a "Distribution Triggering Event" as described below, all future issuances of New Common Stock by the Company (e.g., exercise of employee stock options and outside director stock options) will also carry the Rights. The Rights will have no dividend or voting rights and will expire on the tenth anniversary of their issuance unless exercised or redeemed prior to that time.

     Exercise. Rights may not be exercised and are not detached from the New Common Stock until ten days after the occurrence of a Distribution Triggering Event. The exercise price of the Rights is fixed at $40, an amount per Share of New Common Stock that approximates the Board's estimate of the long-term value of the Company's New Common Stock at the time that the Rights Plan is ratified by the shareholders, subject to certain anti-dilution adjustments. Because the Rights are substantially "out of the money" when initially issued and probably will remain so even after a Distribution Triggering Event, there is a strong disincentive to exercising them prior to the occurrence of a Flip-in Triggering Event or Flip-over Triggering Event described below.

     Redemption. So as not to interfere with the Company's ability to enter into a negotiated merger, the Rights generally are redeemable by the Board of Directors of the Company at a nominal price of $.01 per Right at any time prior to the time that they are detached from the New Common Stock and separate certificates evidencing the Rights are delivered. The Rights Plan also provides for the optional payment of the redemption price in Shares of the Company's New Common Stock at management's discretion, but in any event, the redemption is treated as a dividend to the Company's shareholders.

     Distribution Triggering Events. Shortly after a person or group acquires beneficial ownership of a fifteen percent (15%) interest or announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership of fifteen percent (15%) of the Company's New Common Stock (a "Distribution Triggering Event"), the Rights will separate from the New Common Stock. Upon distribution of the Rights, they become exercisable and are transferable separately from the Company's New Common Stock. As soon as practicable thereafter, separate Rights certificates will be issued.

     Flip-In Triggering Event. If an acquiror purchases an equity position in the Company equal to or greater than a fifteen percent (15%) interest or engages in certain other types of transactions with the Company (a "Flip-In Triggering Event"), each Right (other than Rights beneficially owned by the acquiror) is converted into the right to buy that number of Shares of New Common Stock of the Company which has a market value shortly after the Flip-In Triggering Event of two times the exercise price of the Right. Valuation of the Flip-In conversion right is based on the average trading price of the Company's New Common Stock during the ten trading days preceding the occurrence of a Flip-In Triggering Event. Thus, if the Company's New Common Stock traded at $30 per Share immediately after the occurrence of the Flip-In Triggering Event and the exercise price of a Right was $75, each Right thereafter would be exercisable at the exercise price of $75 for five Shares of the Company's New Common Stock. This feature of the Rights Plan gives the shareholders the power to substantially dilute an unwanted bidder's equity ownership in the Company and thereby substantially increase the cost of a takeover.

     Flip-Over Triggering Events. After the Distribution Triggering Event has occurred, if the acquiring company were to merge or otherwise combine with the Company, or the Company were to sell or transfer fifty percent (50%) of its assets or earning power ("Flip-Over Triggering Event"), each Right is converted into the Right to buy that number of shares of common stock of the acquiring company which has a market value of two times the exercise price of the Right. This right provides the target's shareholders with a dilutive fifty percent (50%) discount on purchases of the acquiror's equity. The "flip-over" feature is implemented by a provision in the Rights Plan prohibiting a business combination transaction unless the Rights are assumed by the acquiring company.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation and Bylaws of the Company are modeled after the Articles of Incorporation and Bylaws of Enstar-Delaware with some changes based solely on differences between the requirements of the Georgia Business Corporation Code (the "GBCC") and the Delaware General Corporation Law (the "DGCL"). In addition, the Board of Directors and sole shareholder of the Company approved other changes to the Bylaws of the Company which the Board of Directors determined were in the best interests of the Company. See "The
Company -- Reorganization as Georgia Corporation."

     Business Combinations Act. In Article VII of the Bylaws, the Company affirmatively adopted the provisions of Sections 14-2-1131 through 14-2-1133 of the GBCC (the "Business Combinations Act"), which is designed to inhibit hostile takeovers. Article VII of the Bylaws of the Company specifically states that such Article shall not be deemed as prohibiting or restricting the Merger which became effective December 31, 1996.

     The Business Combinations Act is designed to encourage any person, before acquiring ten percent (10%) of the outstanding voting stock of a Georgia corporation, to seek approval of the Georgia corporation's board of directors for the terms of any contemplated business combination. The Business Combinations Act prohibits any person who acquires ten percent (10%) or more of the voting stock (an "Interested Shareholder") of a Georgia corporation that has elected coverage under the Business Combinations Act from engaging in any business combination with the Georgia corporation for a period of five years from the date that person became an Interested Shareholder, unless that person obtains approval of the transaction in one of the three ways described in the Business Combinations Act.

     The Business Combinations Act only will apply to the Company at such time as the Company has at least 100 shareholders residing in Georgia and meets other requirements set forth in the Business Combinations Act. The Business Combinations Act is modeled on Section 203 of the DGCL which applied to the Company when it was organized as a Delaware corporation.

     Classified Board of Directors. Article II of the Bylaws of the Company states that the number of members of the Board of Directors shall be no less than three and no more than fifteen, with the number of directors serving on the Board to be increased or decreased only by a majority vote of the directors. The members of the Board of Directors will be divided into three classes of directors serving with staggered terms, with each class to consist as nearly as practicable of one-third of the members of the Board of Directors. The Board of Directors of the Company determined that the inclusion of staggered terms was in the best interests of the Company as staggered terms should provide continuity for the Board as well as provide some protection against hostile takeovers.

     Advance Notice Provisions. Article II of the Company's Bylaws establishes an advance notice procedure for shareholders to make nominations of candidates for election as directors. The Bylaws provide that only persons who are nominated by the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. Under the Bylaws, for notice of shareholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the meeting, unless such requirement is waived in advance of the meeting.

     The overall effect of the provisions of the Articles of Incorporation and Bylaws described above may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of the Company by a holder of a large block of the Company's capital stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally. See "Risk Factors -- Antitakeover Provisions."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 14-2-851 of the GBCC provides that any director or officer of a Georgia corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position, so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation's best interests. If a director or officer is wholly successful, on the merits or otherwise in connection with such a proceeding, such indemnification is mandatory.

     The Company's Bylaws contain provisions which provide, among other things, that the Company shall indemnify certain persons, including officers and directors, against expenses (including attorneys' fees and disbursements), judgments and any other amounts now or hereafter permitted by applicable law actually and reasonably incurred by such person in connection with the defense or settlement or any action, suit or proceeding if he acted in good faith and, while acting in an official capacity as an officer or director, acted in a manner he reasonably believed to be in the best interests of the Company, and in all other cases, acted in a manner he reasonably believes was not opposed to the best interests of the Company and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. As to any action brought by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless the director or officer has not been adjudged liable or subject to injunctive relief in favor of the Company (i) for any appropriation in violation of his duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the GBCC (e.g., liability for unlawful distributions); or (iv) for any transaction from which he received an improper benefit and in the event the foregoing conditions are not met, then only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

     The Bylaws of the Company provide more than the statutory minimum indemnification rights for directors and officers of the Company allowed under the GBCC. Section 14-2-856 of the GBCC provides that a corporation may indemnify or obligate itself to indemnify an officer or a director beyond the minimum statutory indemnification rights afforded by the GBCC, if such additional indemnification is approved by the shareholders of the corporation. By virtue of the approval of the Bylaws of the Company by the sole shareholder, the additional indemnification rights afforded by the Bylaws have been approved by the sole shareholder of the Company in accordance with the requirements of the GBCC. At the Company's annual meeting following the Distribution, the Company intends to seek the shareholders' ratification of the adoption of the provisions in the Company's Bylaws relating to the indemnification of directors and officers.

     Under Georgia law, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company is required or permitted to indemnify him against such liability under the Articles of Incorporation or any statute. In accordance with the foregoing, the Company has purchased liability insurance in the aggregate amount of $5 million on behalf of its executive officers and directors.

RESTRICTIONS ON TRANSFER OF NEW COMMON STOCK

     The Shares distributed to the Company's Former Shareholders will be freely transferable, except for Shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain officers and directors of the Company as well as principal shareholders of the Company. Persons who are affiliates of the Company will be permitted to sell their Shares of the New Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

DIVIDENDS ON NEW COMMON STOCK

     The Company has not declared or paid a cash dividend on any of its securities since 1989. In 1990, the Company distributed shares of stock in American to its shareholders. The Company intends to retain its earnings to finance the growth and development of its future business and does not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends in the future will depend upon such factors as the Company's earnings, capital requirements, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the New Common Stock will be selected prior to the Distribution.

                             AVAILABLE INFORMATION

     The Company intends to furnish holders of Shares of New Common Stock with annual reports containing financial statements audited by an independent public accounting firm and to make available quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information prepared in accordance with accounting principles generally accepted in the United States.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (as amended, the "Registration Statement") under the Securities Exchange Act of 1934, as amended, covering the New Common Stock.

     This Information Statement does not contain all the information in the Registration Statement or in the Company's other filings with the Commission and the related exhibits. Statements in this Information Statement as to the contents of any contract, agreement or other documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the text of such contract, agreement or other document. For complete information as to these matters, refer to the applicable exhibit to the Registration Statement. The Registration Statement may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 West Madison Street, Chicago, IL and Seven World Trade Center, 13th Floor, New York, NY 10048.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREOF OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             THE ENSTAR GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                    DESCRIPTION                                       NUMBER
------------------------------------------------------------------------------------  ------
THE ENSTAR GROUP, INC.
-------------------------
  Consolidated Financial Statements:
     Independent Auditors' Report...................................................    F-2
     Consolidated Balance Sheets as of December 31, 1996 and 1995...................    F-3
     Consolidated Statements of Operations for each of the three years in the period
      ended December 31, 1996.......................................................    F-4
     Consolidated Statements of Changes in Shareholder's Equity for each of the
      three years in the period ended December 31, 1996.............................    F-5
     Consolidated Statements of Cash Flows for each of the three years in the period
      ended December 31, 1996.......................................................    F-6
     Notes to the Consolidated Financial Statements.................................    F-7
AMERICAN SAVINGS OF FLORIDA, F.S.B.
--------------------------------------
  Financial Statements of American Savings of Florida, F.S.B.:
     Independent Auditors' Report...................................................   F-13
     Statements of Consolidated Financial Condition at December 31, 1994 and 1993...   F-14
     Statements of Consolidated Earnings for the years ended December 31, 1994, 1993
      and 1992......................................................................   F-15
     Statements of Consolidated Stockholders' Equity for the years ended December
      31, 1994, 1993 and 1992.......................................................   F-17
     Statements of Consolidated Cash Flows for the years ended December 31, 1994,
      1993 and 1992.................................................................   F-18
     Notes to Consolidated Financial Statements.....................................   F-20
     Supplementary Note to Consolidated Financial Statements:
       Statements of Financial Condition at December 31, 1994 and Statements of
        Operations for the year then ended of wholly-owned subsidiaries.............   F-54

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of The Enstar Group, Inc.

     We have audited the accompanying consolidated balance sheets of The Enstar Group, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1994 financial statements of American Savings of Florida, F.S.B. ("American Savings"), the Company's investment in which is accounted for by use of the equity method. The Company's equity of $9,477,000 in the earnings of American Savings for the year ended December 31, 1994 is included in the accompanying financial statements. The 1994 financial statements of American Savings were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based solely on the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Atlanta, Georgia
January 3, 1997
(January 20, 1997 as to Notes 5 and 12)

                             THE ENSTAR GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996        1995
                                                                         ---------   ---------
                                            ASSETS
Cash and cash equivalents..............................................  $   4,749   $   1,814
Restricted cash........................................................        346       4,203
Certificates of deposit ($0 and $5,600 restricted in 1996 and 1995,
  respectively)........................................................      1,238       6,800
Other..................................................................         55         966
Investment in First Union..............................................     63,153      45,779
Property and equipment, net............................................         31          40
                                                                         ---------   ---------
          Total assets.................................................  $  69,572   $  59,602
                                                                         =========   =========

                             LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities Not Subject to Compromise
  Note payable.........................................................  $  18,100   $      --
  Reserve for litigation settlements...................................      1,861       1,111
  Accounts payable and accrued liabilities.............................        881          51
Liabilities Subject to Compromise:
  Class 10A claims.....................................................        203      13,462
  Accrued interest on all classes......................................         39      13,078
  Other................................................................        346          --
                                                                         ---------   ---------
          Total liabilities............................................     21,430      27,702
                                                                         ---------   ---------
Shareholder's equity:
  Common stock ($.01 par value; 55,000,000 shares authorized, 100 shares issued and outstanding)
  Additional paid-in capital...........................................    167,935     167,935
  Unrealized gain on investment in First Union.........................     23,949       8,447
  Accumulated deficit..................................................   (143,742)   (144,482)
                                                                         ---------   ---------
          Total shareholder's equity...................................     48,142      31,900
                                                                         ---------   ---------
          Total liabilities and shareholder's equity...................  $  69,572   $  59,602
                                                                         =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                             THE ENSTAR GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1996       1995       1994
                                                                  -------   --------   --------
Litigation income, net..........................................  $ 1,999   $ 15,341   $    619
Investment income...............................................    1,871      1,010          2
General and administrative expenses.............................   (2,338)      (606)    (1,045)
Reorganization items, net.......................................       79        665       (109)
Interest expense................................................     (871)    (2,288)    (4,117)
                                                                  -------   --------    -------
Income (loss) from continuing operations........................      740     14,122     (4,650)
Discontinued operations:
  Equity in earnings of American Savings........................       --      1,765      9,477
  Gain on disposal of American Savings, net of expenses of
     $2,070.....................................................       --     52,717         --
                                                                  -------   --------    -------
  Income from discontinued operations...........................       --     54,482      9,477
                                                                  -------   --------    -------
Net income......................................................  $   740   $ 68,604   $  4,827
                                                                  =======   ========    =======
Income (loss) per common share:
  Continuing operations.........................................  $ 7,400   $141,220   $(46,500)
  Discontinued operations.......................................       --    544,820     94,770
                                                                  -------   --------    -------
  Net income....................................................  $ 7,400   $686,040   $ 48,270
                                                                  =======   ========    =======
Weighted average shares outstanding.............................      100        100        100
                                                                  =======   ========    =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             THE ENSTAR GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                 ADDITIONAL
                                                       COMMON    PAID IN    UNREALIZED   ACCUMULATED
                                                        STOCK    CAPITAL       GAIN        DEFICIT
                                                       -------   --------   ----------   -----------
Balance at December 31, 1993.........................  $    --   $167,935    $     --     $(217,913)
  Net income.........................................                                         4,827
                                                       -------   --------     -------     ---------
Balance at December 31, 1994.........................       --    167,935          --      (213,086)
  Net income.........................................                                        68,604
  Unrealized gain on investment in First Union.......                           8,447
                                                       -------   --------     -------     ---------
Balance at December 31, 1995.........................       --    167,935       8,447      (144,482)
  Net income.........................................                                           740
  Unrealized gain on investment in First Union.......                          15,502
                                                       -------   --------     -------     ---------
Balance at December 31, 1996.........................  $    --   $167,935    $ 23,949     $(143,742)
                                                       =======   ========     =======     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                             THE ENSTAR GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                    1996       1995      1994
                                                                  --------   --------   -------
Cash flows from operating activities:
  Net income....................................................  $    740   $ 68,604   $ 4,827
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Depreciation...............................................         9         16        19
     Equity in earnings of American Savings.....................        --     (1,765)   (9,477)
     Gain on sale of American Savings...........................        --    (54,788)       --
     Litigation income..........................................    (1,004)        --    (2,778)
  Changes in assets and liabilities:
     Change in restricted cash..................................     3,857     (3,630)       18
     Accounts payable and accrued expenses......................     2,119      2,044     5,784
     Payment of liabilities subject to compromise...............   (26,421)   (83,967)      (38)
     Other......................................................       841     (1,276)       14
                                                                  --------   --------   -------
          Net cash used in operating activities.................   (19,859)   (74,762)   (1,631)
                                                                  --------   --------   -------
Cash flows from investing activities:
  Proceeds from sale of American Savings........................        --     82,455        --
  Reinvestment of First Union dividends.........................      (868)      (428)       --
  Purchase of certificates of deposit...........................    (9,228)    (6,800)       --
  Maturities of certificates of deposit.........................    14,790                   --
  Other, net....................................................        --         11         9
                                                                  --------   --------   -------
          Net cash provided by investing activities.............     4,694     75,238         9
                                                                  --------   --------   -------
Cash flows from financing activities:
  Proceeds from note payable....................................    18,100         --        --
                                                                  --------   --------   -------
Increase (decrease) in cash and cash equivalents................     2,935        476    (1,622)
Cash and cash equivalents at the beginning of the year..........     1,814      1,338     2,960
                                                                  --------   --------   -------
Cash and cash equivalents at the end of the year................  $  4,749   $  1,814   $ 1,338
                                                                  ========   ========   =======
Supplemental disclosures of cash flow information:
  Interest paid.................................................  $ 14,474   $  2,140   $    --
                                                                  ========   ========   =======
  Income taxes paid (refunded)..................................  $   (500)  $    544   $   (35)
                                                                  ========   ========   =======
Supplemental disclosures of noncash investing and financing activities:
  During 1995 the Company sold its ownership interest in American Savings to First Union
     Corporation for approximately $82,455,000 in cash and 815,549 shares of First Union common stock valued at approximately $36,904,000.
  During 1996 the Company received 16,191 shares of First Union common stock valued at approximately $1,004,000 in connection with a litigation settlement. During 1994 the
     Company received 175,000 shares of American Savings common stock valued at approximately
     $2,778,000 in connection with a litigation settlement.
Supplemental disclosure of cash receipts (payments) resulting from the reorganization:
  Liabilities subject to compromise.............................  $(27,009)  $(83,967)  $   (38)
                                                                  ========   ========   =======
  Interest income...............................................  $    990   $    240   $    87
                                                                  ========   ========   =======
  Professional fees.............................................  $   (245)  $     --   $  (166)
                                                                  ========   ========   =======

   The accompanying notes are an integral part of the consolidated financial statements.

                             THE ENSTAR GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     (a) Nature of Business -- The Enstar Group, Inc. (the "Company") filed for protection under Chapter 11 of the United States Bankruptcy Code on May 31, 1991 in the United States Bankruptcy Court for the Middle District of Alabama (the "Bankruptcy Court"). At the time of its bankruptcy filing, the Company's principal remaining business was as a savings and loan holding company. Its only asset with any substantial value was its approximately 49% ownership interest in American Savings of Florida, F.S.B. ("American Savings"), a Florida savings bank.

     The Company's retail subsidiaries filed for Chapter 11 bankruptcy protection on January 4, 1991. After unsuccessful attempts at reorganization, those subsidiaries liquidated their assets. Because the liabilities of those subsidiaries exceeded their assets, the Company received no proceeds from their liquidations and on November 20, 1992 abandoned its ownership interests in those subsidiaries.

     As of May 31, 1991, the market value of the Company's American Savings stock was approximately $7,000,000. Shortly after the Company's bankruptcy filing, the market value of the American Savings stock fell to less than $3,000,000, and American Savings, whose capital had fallen significantly below the minimum regulatory requirements, was facing the prospect of a collapse or takeover by the United States Office of Thrift Supervision (the "OTS"). Other than its ownership interest in American Savings, the Company's only significant assets were contingent claims in the form of lawsuits against former officers and directors Richard Grassgreen and Perry Mendel, and a suit to be filed against Michael Milken and others. The Company's non-contingent liabilities exceeded its assets by more than $100,000,000.

     At the time of the Company's bankruptcy filing, substantial disputes arose among the Company's major creditors, including the OTS, American Savings, NationsBank of Texas, and KinderCare Learning Centers, Inc. The Company was successful in negotiating a settlement among its creditors which was incorporated into the Company's Second Amended Plan of Reorganization (the "Reorganization Plan"). The Reorganization Plan was confirmed in February 1992, and became effective on June 1, 1992 (the "Effective Date").

     At the time the Reorganization Plan was proposed by the Company, there appeared to be no prospect that the shareholders of the Company would receive any distribution under the Reorganization Plan. Accordingly, the Reorganization Plan provided that creditors would receive all distributions until paid in full and the Company's then existing common stock would be cancelled on the Effective Date. New common stock was issued to the Company's Chief Executive Officer, as trustee, who was directed to vote the shares annually for purposes of electing the Company's board of directors based on directions given by at least 51 percent of the creditors holding certain allowed unsecured claims.

     Following the confirmation of its Reorganization Plan, the Company pursued the liquidation of its assets and its lawsuits against Grassgreen, Mendel and Milken. The Company also continued as the holding company of American Savings.

     By 1993, the Company determined that it might be able to pay all of its creditors in full. Because the Reorganization Plan had not anticipated or specifically provided for the distribution of the estate proceeds after creditors were paid in full, the Company filed a motion to modify its Reorganization Plan to clarify the distributions and make clear that once all creditors were paid in full with interest, any remaining property would be held or distributed for the benefit of the Company's former shareholders. The Bankruptcy Court authorized the modification of the Company's Reorganization Plan in August 1993.

     On July 1, 1995, the Company sold its ownership interest in American Savings to First Union Corporation ("First Union") for approximately $82,455,000 in cash and 815,549 shares of First Union common stock valued at $36,904,000, representing less than 0.5% ownership interest in First Union at that date. As a result of this transaction, the Company realized a gain of approximately $52,717,000, net of expenses of $2,070,000. The cash proceeds from this transaction were used to pay the claims of certain

                             THE ENSTAR GROUP, INC.

creditors of the Company in accordance with the Reorganization Plan. As a result of the Company's investment in First Union, the Company receives quarterly dividends and has reinvested a portion of those dividends in additional First Union shares.

     In addition to the proceeds received from the disposition of American Savings, the Company has received approximately $22,000,000 in recoveries, net of expenses, from the Grassgreen litigation, the Mendel litigation and the Milken litigation.

     The Company is now prepared to complete its reorganization by making a distribution to its former shareholders in accordance with its Reorganization Plan. Pursuant to the Reorganization Plan and orders of the Bankruptcy Court the Company is distributing to holders of cancelled stock of the Company, without any consideration being paid by such holders, one share of new common stock for every ten (10) shares of its cancelled stock held by former shareholders. Former shareholders will receive cash in lieu of any fractional shares of new common stock.

     (b) Principles of Consolidation -- The financial statements include the accounts of the Company and its wholly owned subsidiary, Enstar Financial Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

     (c) Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (d) Cash Equivalents -- Cash equivalents consist of short term, highly liquid investments with original purchased maturities of three months or less.

     (e) Investments -- The Company has classified its investment in First Union as available-for-sale, in accordance with Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, unrealized gains and losses associated with this investment are excluded from current earnings and reported as a separate component of shareholder's equity .

     Prior to the July 1, 1995 sale of the Company's ownership interest in American Savings to First Union, the Company accounted for its investment in American Savings using the equity method, as its ownership interest was approximately 49%. See Note 10 below.

     (f) Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation and is depreciated using the straight line method over the estimated useful lives of the related assets.

     (g) Liabilities Subject to Compromise -- Liabilities subject to compromise have been recorded at the amounts expected to be allowed, including interest at 4.26% from the Effective Date, in accordance with the Reorganization Plan.

     (h) Reorganization Items -- Reorganization items consist of interest income on cash and cash equivalents and certificates of deposit, professional fees, and other expenses that relate directly to the Company's bankruptcy.

     (i) Income Taxes -- Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Under this statement, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                             THE ENSTAR GROUP, INC.

     (j) Income per Common Share -- Income per common share is computed using the weighted average number of common shares outstanding during the respective periods.

     (k) Newly Issued Accounting Standards. -- In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. The adoption of the new recognition provisions for stock-based compensation expense included in SFAS No. 123 is optional; however, the pro forma effects on net income had the new recognition provisions been elected is required if the expense is not recognized in financial statements. The Company adopted certain stock-based compensation arrangements in 1997. See Note 12. However, the Company has not yet determined whether to follow the provisions of SFAS No. 123 or APB No. 25, "Accounting for Stock Issued to Employees" in its accounting for employee stock options if and when such arrangements are adopted; therefore, the impact on the Company's financial position and results of operations has not currently been determined.

NOTE 2:  RESTRICTED CASH AND CERTIFICATES OF DEPOSIT

     Restricted cash and certificates of deposit represent amounts reserved for the payment of certain liabilities subject to compromise pursuant to the Reorganization Plan.

NOTE 3:  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996 and 1995 (in thousands):

                                                                              1996   1995
                                                                              ----   ----
    Furniture and fixtures..................................................  $ 78   $ 84
    Accumulated depreciation................................................   (47)   (44)
                                                                               ---    ---
                                                                              $ 31   $ 40
                                                                               ===    ===

NOTE 4:  NOTE PAYABLE

     On October 24, 1996, the Company borrowed $18,100,000 from a bank to repay substantially all remaining liabilities subject to compromise. The loan matures on October 1, 1997 and bears interest, at the Company's option, at either a fixed rate equal to the Adjusted Eurodollar Rate, as defined, plus .6%, or at a variable rate equal to Prime. The interest rate on the loan was 6.13% at December 31, 1996.

     The note payable is collateralized by 353,602 shares of First Union common stock owned by the Company.

     At December 31, 1996, the carrying value of the note payable approximates fair value based on interest rates that are believed to be available to the Company for debt with provisions similar to those in the existing note payable agreement.

NOTE 5:  RESERVE FOR LITIGATION SETTLEMENTS

     In February 1993, the Company obtained a $15 million judgement against Richard Grassgreen, one of the Company's former officers, who subsequently filed for bankruptcy. In connection with the settlement of the Company's claims against the Grassgreen bankruptcy estate (the "Estate") and others the Company agreed to pay certain taxes of the Estate in the event the Estate did not have sufficient funds. The IRS has appealed a recent determination by the bankruptcy court that the IRS cannot seek payment of the taxes from the Estate. The Company has accrued a liability of approximately $1,700,000 for the potential tax.

                             THE ENSTAR GROUP, INC.

NOTE 6:  LIABILITIES SUBJECT TO COMPROMISE

     In November 1996, substantially all of the Company's liabilities subject to compromise were repaid. At December 31, 1996, the remaining liabilities subject to compromise consist principally of a disputed claim and a claim allowed by the Bankruptcy Court in December 1996.

NOTE 7:  LEASES

     The Company leases its corporate office, warehouse space, and office equipment on a month-to-month basis. Rent expense was approximately $34,000, $33,000, and $33,000 in 1996, 1995, and 1994, respectively.

NOTE 8:  INCOME TAXES (IN THOUSANDS)

     The reconciliation of income taxes computed at statutory rates to the actual tax provision is as follows:

                                                            1996         1995         1994
                                                            -----      --------      ------
    Federal income taxes at statutory rate................  $ 259      $ 24,012      $1,689
    State income taxes, net of federal benefit............     24         2,230         157
    Dividends received deduction..........................   (499)         (235)         (7)
    Other.................................................     16           118          --
    Change in valuation allowance.........................    200       (26,125)     (1,839)
                                                            -----      --------      ------
                                                            $  --      $     --      $   --
                                                            =====      ========      ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes.

     The following items comprise the Company's deferred taxes at December 31, 1996 and 1995:

                                                                         1996       1995
                                                                       --------   --------
    Deferred income tax assets:
      Operating loss carryforwards...................................  $ 36,642   $ 36,701
      Tax credit carryforwards.......................................     4,591      4,669
      Reserve for litigation settlements.............................       712        425
      Other..........................................................       129         (4)
                                                                       --------   --------
      Deferred tax assets............................................    42,074     41,791
      Valuation allowance............................................   (32,914)   (38,559)
                                                                       --------   --------
                                                                          9,160      3,232
    Deferred income tax liabilities:
      Unrealized appreciation in investment in First Union...........    (9,160)    (3,232)
                                                                       --------   --------
              Net deferred taxes.....................................  $     --   $     --
                                                                       ========   ========

     The Company has established a valuation allowance equal to deferred tax assets in excess of deferred tax liabilities as realization of such deferred tax assets is dependent on future taxable income of sufficient amounts to utilize the net operating loss carryforwards, tax credit carryforwards and other deferred tax assets. In addition, because there are possible applications of certain provisions of the Tax Code that may limit the Company's use of the NOLs in future tax returns, there can be no assurance that the Company will be able to utilize its NOLs fully.

     At December 31, 1996, the Company had net operating loss carryforwards of approximately $96,000,000, which, if not utilized, expire in various years from 2000 through 2011. The Company also had tax credit

                             THE ENSTAR GROUP, INC.

carryforwards of approximately $4,600,000 at December 31, 1996. If not utilized, these credit carryforwards expire in various years from 1997 through 2001.

NOTE 9:  SHAREHOLDER'S EQUITY AND PRO FORMA EARNINGS PER SHARE

     The Company cancelled its then issued and outstanding common stock on the Effective Date. The Company intends to distribute to the Company's former shareholders one share of new common stock for every 10 shares of cancelled common stock formerly held. There are approximately 4.75 million shares eligible to be issued in this distribution. The pro forma impact on earnings per share of this distribution, assuming such shares were outstanding for all of 1996, 1995, and 1994 is as follows:

                                                                    1996     1995     1994
                                                                    -----   ------   ------
    Pro forma income (loss) per common share from:
      Continuing operations.......................................  $0.16   $ 2.97   $(0.98)
      Discontinued operations.....................................           11.47     2.00
                                                                    -----   ------   ------
      Net income..................................................  $0.16   $14.44   $ 1.02
                                                                    =====   ======   ======

NOTE 10:  DISCONTINUED OPERATIONS

     Subsequent to the July 1, 1995 sale of the Company's investment in American Savings to First Union (see Note 1) the Company ceased to have banking operations and, accordingly, has accounted for its investment in American Savings as a discontinued operation in the accompanying financial statements.

     Summarized financial information of American Savings for the year ended December 31, 1994 is as follows (in thousands):

    Net interest income........................................................  $78,439
    Provision for losses.......................................................     (600)
    Other operating income.....................................................   11,333
    Other operating expense....................................................  (67,074)
                                                                                 -------
    Income before income taxes.................................................   22,098
    Income tax expense.........................................................    2,871
                                                                                 -------
    Net income.................................................................  $19,227
                                                                                 =======

NOTE 11:  RELATED PARTY TRANSACTIONS

     In conjunction with the July 1, 1995 sale of the Company's ownership interest in American Savings to First Union, the Company paid a $1,200,000 commission to its Chairman pursuant to a brokerage agreement between the Company and its Chairman. This commission is a component of the $2,070,000 in expenses recorded by the Company relative to the sale.

NOTE 12:  SUBSEQUENT EVENT

Adoption of Long-Term Incentive Program

     On January 20, 1997, the Company adopted a long-term incentive program made up of three stock option/incentive plans. A total of 522,500 shares of new common stock have been reserved for issuance under the program. Under the program, the Company has established the 1997 CEO Stock Option Plan (the "CEO Plan"), the 1997 Outside Directors' Stock Option Plan (the "Directors' Plan"), and an Omnibus Incentive Plan for other key employees and directors.

                             THE ENSTAR GROUP, INC.

     Under the CEO Plan and the Directors' Plan, the CEO and Directors were granted options for 200,000 shares and 210,000 shares respectively, of new common stock with an exercise price of the fair market value of the new common stock on the first day of trading after the distribution. The options to purchase the shares granted under both Plans will vest in four equal installments beginning on the date of the first annual meeting of the Company after distribution, and thereafter on January 1, 1998, January 1, 1999 and January 1, 2000. The options granted under these plans must be exercised prior to January 1, 2007.

     In addition, the Company has established an Omnibus Incentive Plan for the benefit of key employees and directors, subject to shareholder approval. A total of 112,500 shares of new common stock has been reserved for issuance under the Omnibus Incentive Plan which provides generally for stock appreciation awards, incentive stock options and nonqualified stock options. As of this date no awards have been created and no options have been granted under the Omnibus Incentive Plan.

Adoption of Share Purchase Rights Plan

     On January 20, 1997, the Board of Directors of the Company adopted a Share Purchase Rights Plan (the "Rights Plan"). The Rights Plan entitles shareholders to a right (a "Right") to purchase one share of new common stock for each outstanding share of new common stock of the Company.

     Until the occurrence of a "Distribution Triggering Event" as described below, all future issuances of new common stock by the Company will also carry the Rights. The Rights will have no dividend or voting rights and will expire on the tenth anniversary of their issuance unless exercised or redeemed prior to that time.

     Rights may not be exercised and are not detached from the new common stock until ten days after the occurrence of a Distribution Triggering Event. The exercise price of the Rights is fixed at $40. The Rights generally are redeemable by the Board of Directors of the Company at a nominal price of $.01 per Right at any time prior to the time that they are detached from the new common stock and separate certificates evidencing the Rights are delivered.

     Distribution Triggering Events. Shortly after a person or group acquires beneficial ownership of a fifteen percent (15%) interest or announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership of fifteen percent (15%) of the Company's new common stock (a "Distribution Triggering Event"), the Rights will separate from the new common stock. Upon distribution of the Rights, they become exercisable and are transferable separately from the Company's new common stock. Each Right (other than Rights beneficially owned by the acquiror) is then immediately converted into the right to buy that number of shares of new common stock of the Company (or in certain circumstances, shares of stock of the acquiring company) that has a market value of two times the exercise price of the Right.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Savings of Florida, F.S.B.:

     We have audited the accompanying statements of consolidated earnings, stockholders' equity and cash flows of American Savings of Florida, F.S.B. (the "Bank") and subsidiaries for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows of American Savings of Florida, F.S.B. and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Miami, Florida
March 9, 1995

                      AMERICAN SAVINGS OF FLORIDA, F.S.B.

                 STATEMENTS OF CONSOLIDATED FINANCIAL CONDITION
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                       DECEMBER 31,   DECEMBER 31,
                                                                           1994           1993
                                                                       ------------   ------------
                                              ASSETS
Cash.................................................................   $   35,414     $   30,095
Interest bearing deposits............................................          237            165
Federal funds sold...................................................       70,000         50,000
Securities available for sale........................................      159,282        615,473
Securities held to maturity, net (market value of $115,617 and
  $9,457)............................................................      121,324          9,456
Assets held for sale.................................................       63,758        113,228
Federal Home Loan Bank stock, at cost................................       25,181         20,175
Mortgage-backed securities held to maturity, net (market value of
  $904,996 and $549,644).............................................      960,230        547,548
Loans receivable, net................................................    1,948,124      1,577,511
Accrued interest and dividends receivable............................       22,436         16,197
Real estate, net.....................................................        7,616          9,494
Office properties and equipment, net.................................       33,303         32,738
Purchased mortgage servicing rights..................................       11,896          7,328
Goodwill and other intangible assets.................................       63,139         69,112
Other assets.........................................................       38,672         18,512
                                                                        ----------     ----------
                                                                        $3,560,612     $3,117,032
                                                                        ==========     ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits.....................................................    2,335,627     $2,228,090
Borrowed funds
  Securities sold under agreements to repurchase.....................      487,534         98,338
  Advances from Federal Home Loan Bank...............................      454,205        358,550
  Other borrowed funds...............................................       14,124        160,944
                                                                        ----------     ----------
          Total borrowed funds.......................................      955,863        617,832
                                                                        ----------     ----------
Taxes and insurance escrow deposits..................................       15,170         14,325
Accrued expenses and other liabilities...............................       37,418         48,918
                                                                        ----------     ----------
          Total liabilities..........................................    3,344,078      2,909,165
                                                                        ----------     ----------
Stockholders' equity
  Common stock, $.01 par value; 24,000,000 shares authorized;
     11,543,276 and 11,286,992 shares issued and outstanding.........          115            113
  Paid-in capital....................................................      288,624        287,747
  Retained earnings (deficit)........................................      (66,238)       (85,465)
                                                                        ----------     ----------
                                                                           222,501        202,395
  Unrealized gains (losses) on securities available for sale, net....       (5,967)         5,472
                                                                        ----------     ----------
          Total stockholders' equity.................................      216,534        207,867
                                                                        ----------     ----------
                                                                        $3,560,612     $3,117,032
                                                                        ==========     ==========

                 See Notes to Consolidated Financial Statements

                      AMERICAN SAVINGS OF FLORIDA, F.S.B.

                      STATEMENTS OF CONSOLIDATED EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1993           1992
                                                         ----------     ----------     ----------
Interest and Dividend Income
  Mortgage-backed securities...........................  $   45,989     $   71,895     $  103,645
  Loans................................................     121,618         98,887         86,116
  Securities available for sale........................      15,536             --             --
  Securities held to maturity..........................       4,872            715          1,778
  Assets held for sale.................................       5,865          6,012          8,124
  Other interest-earning assets........................       1,654          1,886         10,736
                                                         ----------     ----------     ----------
          Total interest and dividend income...........     195,534        179,395        210,399
                                                         ----------     ----------     ----------
Interest Expense
  Deposits.............................................      81,031         79,510        112,928
  Securities sold under agreements to repurchase.......      18,383          5,652          6,934
  FHLB advances and other borrowed funds...............      17,681         24,979         25,050
                                                         ----------     ----------     ----------
          Total interest expense.......................     117,095        110,141        144,912
                                                         ----------     ----------     ----------
Net interest income....................................      78,439         69,254         65,487
Provision for losses...................................         600            650          6,600
                                                         ----------     ----------     ----------
Net interest income after provision for losses.........      77,839         68,604         58,887
                                                         ----------     ----------     ----------
Operating Income
  Loan servicing fees, net.............................       2,986          3,327          2,693
  Unrealized gains on assets held for sale.............          --             39          1,153
  Realized gains (losses) on assets held for sale......      (3,231)         1,376         15,959
  Gains on sales of mortgage-backed securities, net....          --             --          3,312
  Gains of sales of securities available for sale......       3,672             --             --
  Gains on sales of loans and other assets, net........         984             --            528
  Recovery from Enstar Group bankruptcy estate.........          --             --          4,006
  Recovery from litigation.............................          --             --          8,881
  Other................................................       6,922          6,517          6,266
                                                         ----------     ----------     ----------
          Total operating income.......................      11,333         11,259         42,798
                                                         ----------     ----------     ----------
Operating Expenses
  Compensation and benefits............................      31,268         27,630         23,460
  Occupancy and equipment, net.........................       7,986          7,884          9,580
  Deposit insurance premiums...........................       6,194          6,595          5,582
  Professional fees....................................       4,909          3,047          3,040
  Amortization of goodwill and other intangibles.......       5,973          6,075          6,438
  Operations of real estate acquired in settlement of
     loans, net........................................        (670)        (1,436)         1,821
  Net settlements of legal matters.....................          --            997             --
  Other................................................      11,414          9,773          7,980
                                                         ----------     ----------     ----------
          Total operating expenses.....................      67,074         60,565         57,901
                                                         ----------     ----------     ----------
Income before income tax expense (benefit),
  extraordinary items and cumulative effect of change
  in accounting for income taxes.......................      22,098         19,298         43,784
Income tax expense (benefit)...........................       2,871        (11,200)        17,526
                                                         ----------     ----------     ----------
Income before extraordinary items and cumulative effect
  of change in accounting for income taxes.............      19,227         30,498         26,258

                      AMERICAN SAVINGS OF FLORIDA, F.S.B.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1993           1992
                                                         ----------     ----------     ----------
Extraordinary items....................................          --         (4,300)        17,400
Cumulative effect of change in accounting for income
  taxes................................................          --          2,141             --
                                                         ----------     ----------     ----------
Net income.............................................  $   19,227     $   28,339     $   43,658
                                                         ==========     ==========     ==========
Net income per share, primary:
  Income before extraordinary items and cumulative
     effect of change in accounting for income taxes...  $     1.60     $     2.56     $     2.25
  Extraordinary items..................................          --          (0.36)          1.50
  Cumulative effect of change in accounting for income
     taxes.............................................          --           0.18             --
                                                         ----------     ----------     ----------
          Net income...................................  $     1.60     $     2.38     $     3.75
                                                         ==========     ==========     ==========
Net income per share, fully diluted:
  Income before extraordinary items and cumulative
     effect of change in accounting for income taxes...  $     1.60     $     2.56     $     2.23
  Extraordinary items..................................          --          (0.36)          1.48
  Cumulative effect of change in accounting for income
     taxes.............................................          --           0.18             --
                                                         ----------     ----------     ----------
Net income.............................................  $     1.60     $     2.38     $     3.71
                                                         ==========     ==========     ==========
Average number of shares of common stock and common
  stock equivalents
  Primary..............................................  12,010,949     11,898,475     11,605,658
                                                         ==========     ==========     ==========
  Fully-diluted........................................  12,016,919     11,910,143     11,724,576
                                                         ==========     ==========     ==========

                 See Notes to Consolidated Financial Statements

                      AMERICAN SAVINGS OF FLORIDA, F.S.B.

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                  UNREALIZED
                                     PREFERRED                        RETAINED       GAINS
                                       STOCK     COMMON    PAID-IN    EARNINGS    (LOSSES) ON
                                     SERIES A     STOCK    CAPITAL    (DEFICIT)   SECURITIES     TOTAL
                                     ---------   -------   --------   ---------   -----------   --------
Balance, December 31, 1991*........     $ 1      $ 5,527    282,758   $(155,710)   $      --    $132,576
  Net income.......................      --           --         --      43,658           --      43,658
  Conversion of Series A Preferred
     Stock to cash (8,275
     shares).......................      --           --       (136)         --           --        (136)
  Exercise of Common Stock options
     (153,785 shares) *............      --            1        293          --           --         294
  Change in par value of Common
     Stock.........................      --       (5,416)     5,416          --           --          --
  Redemption of Series A Preferred
     Stock (42,424 shares).........      (1)          --       (784)       (284)          --      (1,069)
  Series A Preferred Stock
     dividends paid................      --           --         --      (1,468)          --      (1,468)
                                        ---      -------   --------   ---------     --------    --------
Balance, December 31, 1992*........      --          112    287,547    (113,804)          --     173,855
  Net income.......................      --           --         --      28,339           --      28,339
  Exercise of Common Stock options
     (82,006 shares)...............      --            1        225          --           --         226
  Unrealized gains on securities
     available for sale, net.......      --           --         --          --        5,472       5,472
  Payment of cash in lieu of
     fractional shares associated
     with one-for-five reverse
     split of common stock.........      --           --        (25)         --           --         (25)
                                        ---      -------   --------   ---------     --------    --------
Balance, December 31, 1993.........      --          113    287,747     (85,465)       5,472     207,867
  Net income.......................      --           --         --      19,227           --      19,227
  Exercise of Common Stock options
     (256,284 shares)..............      --            2        877          --           --         879
  Unrealized losses on securities
     available for sale, net.......      --           --         --          --      (11,439)    (11,439)
                                        ---      -------   --------   ---------     --------    --------
Balance, December 31, 1994.........     $--      $   115   $288,624   $ (66,238)   $  (5,967)   $216,534
                                        ===      =======   ========   =========     ========    ========

---------------

* Number of common shares and dollar amounts have been adjusted for one-for-five reverse split effective at the close of business on April 27, 1993.

                  See Notes to Consolidated Financial Statements

                      AMERICAN SAVINGS OF FLORIDA, F.S.B.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                  (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1994        1993         1992
                                                             ---------   ---------   -----------
Cash Flows From Operating Activities
  Net income...............................................  $  19,227   $  28,339   $    43,658
  Adjustments to reconcile net income to cash provided by
     operating activities
     Provision for (benefit) from deferred income taxes....      2,871     (11,200)       17,526
     Extraordinary items...................................         --       4,300       (17,400)
     Cumulative effect of change in accounting for income
       taxes...............................................         --      (2,141)           --
     Provisions for losses.................................        600         799         7,945
     Unrealized gains on assets held for sale..............         --         (39)       (1,153)
     Realized (gains) losses on assets held for sale.......      3,231      (1,376)      (15,959)
     Realized gains on securities available for sale.......     (3,672)         --            --
     Gains on sales of MBSs, loans, securities and other
       assets..............................................     (1,620)     (1,801)       (5,965)
     Depreciation and amortization.........................     11,718      10,945        13,136
     Amortization of premiums and discounts on loans, MBSs
       and investments.....................................      4,469       4,113        (4,435)
     Held for sale securities purchased....................         --     (42,022)      (21,165)
     Proceeds from sales of securities acquired for the
       held for sale portfolio.............................         --       7,815         5,929
     Proceeds from maturities of held for sale
       securities..........................................         --      35,740       281,965
     Principal collected on MBSs acquired for the held for
       sale portfolio......................................         --       2,503            --
     Held for sale loans purchased.........................       (417)       (913)           --
     Proceeds from sales of loans held for sale............    154,401      73,280        40,703
     Held for sale loan originations, net of repayments....   (121,249)   (123,089)      (72,942)
     Proceeds from sales of other assets held for sale.....         --          --         5,892
     (Increase) decrease in accrued interest receivable....     (5,777)      1,119         6,212
     (Increase) decrease in other assets...................    (10,756)     14,978        18,569
     Increase (decrease) in accrued expenses and other
       liabilities.........................................    (11,500)     16,377         4,412
     Other, net............................................     (4,982)      8,272          (689)
                                                             ---------   ---------   -----------
          Net cash provided by operating activities........     36,544      25,999       306,239
                                                             ---------   ---------   -----------
Cash Flows From Investing Activities
  Purchase of available for sale securities................   (106,339)         --            --
  Proceeds from sales of securities available for sale.....    449,081          --            --
  Proceeds from maturities and repayments of securities
     available for sale....................................     13,415          --            --
  Principal collected on MBSs available for sale...........     83,939          --            --
  Principal collected on MBSs and other securities held for
     sale..................................................         --          --        10,663
  Proceeds from sales of MBSs held for sale................         --      12,982       212,510
  Purchase of securities held to maturity..................   (126,570)    (12,010)      (15,000)
  Proceeds from maturities and repayments of securities
     held to maturity......................................     15,262      12,111        67,134

                      AMERICAN SAVINGS OF FLORIDA, F.S.B.

                                                                  YEARS ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1994        1993         1992
                                                             ---------   ---------   -----------
  Purchase of MBSs held to maturity........................   (635,583)   (317,935)   (1,182,422)
  Principal collected on MBSs held to maturity.............    221,139     605,502       688,460
  Proceeds from sales of MBSs held to maturity.............         --          --        59,761
  Loans purchased..........................................   (407,640)   (693,076)     (550,562)
  Proceeds from sales of loans.............................     35,962          --        21,413
  Loan repayments, net of originations.....................      1,502     285,004       234,014
  Proceeds from sales of loans held for sale...............         --       8,385        32,900
  Proceeds from sales of real estate.......................      6,642      12,316        30,574
  Purchase of mortgage servicing rights....................     (7,608)     (5,962)         (459)
  Other, net...............................................      1,850       1,081           300
                                                             ---------   ---------   -----------
          Net cash used by investing activities............   (454,948)    (91,602)     (390,714)
                                                             ---------   ---------   -----------
Cash Flows From Financing Activities
  Increase (decrease) in deposits, excluding interest
     credited..............................................     35,176    (106,540)     (309,266)
  Interest credited to deposits............................     72,382      73,002       103,618
  Net increase (decrease) in short-term borrowings.........    709,196      18,324      (371,722)
  Proceeds from long-term borrowings.......................         --     134,550       160,000
  Repayments of long-term borrowings.......................   (374,683)     (7,279)      (54,153)
  Increase in taxes and insurance escrow deposits..........        845       1,230         8,007
  Conversion of Series A Preferred Stock...................         --          --          (136)
  Redemption of Series A Preferred Stock...................         --          --        (1,069)
  Series A Preferred Stock dividends paid..................         --          --        (1,468)
  Exercise of Common Stock options.........................        879         226           294
  Cash in lieu of fractional shares on reverse stock
     split.................................................         --         (25)           --
                                                             ---------   ---------   -----------
          Net cash used (provided) by financing
            activities.....................................    443,795     113,488      (465,895)
                                                             ---------   ---------   -----------
Net increase (decrease) in cash and cash equivalents.......     25,391      47,885      (550,370)
Cash and cash equivalents at beginning of period...........     80,260      32,375       582,745
                                                             ---------   ---------   -----------
Cash and cash equivalents at end of period.................  $ 105,651   $  80,260   $    32,375
                                                             =========   =========   ===========
Supplemental disclosures of cash flow information
  Cash paid during the year
     Interest paid.........................................  $ 120,376   $ 110,525   $   149,500
  Noncash investing and financing activities
     Securities and MBSs designated available for sale
       under SFAS 115......................................         --   $ 606,564            --
     Transfers from investment securities and MBSs to
       assets held for sale................................         --   $ $12,643   $   212,539
     Transfers from loans receivable to assets held for
       sale................................................  $   2,559   $   6,888   $    47,291
     Additions to real estate acquired in settlement of
       loans...............................................  $   5,416   $   1,623   $     2,196

                 See Notes to Consolidated Financial Statements

                      AMERICAN SAVINGS OF FLORIDA, F.S.B.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

NOTE 1:  ORGANIZATION, ENSTAR GROUP MATTERS AND MERGER AGREEMENT

     On April 29, 1988, American Savings of Florida, F.S.B. ("American Savings") consummated its merger with an indirect wholly-owned subsidiary of The Enstar Group, Inc. ("Enstar Group"), with American Savings surviving the merger (the "Enstar Merger"). From April 29, 1988 until February 1, 1990, all of American Savings' outstanding common stock, $.01 par value ("American Savings Common Stock"), was owned by Enstar Group. On March 6, 1990, with the consent of the Office of Thrift Supervision ("OTS"), Enstar Group transferred 50% of the then outstanding shares of American Savings Common Stock to a trust for the benefit of stockholders of Enstar Group. The trust distributed the shares it held on July 2, 1990 to the stockholders of Enstar Group. As of December 31, 1994, Enstar Group owned approximately 49.3% of the outstanding shares of American Savings Common Stock. The remaining outstanding shares of American Savings Common Stock are publicly held. American Savings Common Stock trades on The Nasdaq Stock Market under the symbol "ASFL."

     On May 31, 1991, Enstar Group filed in the United States Bankruptcy Court for the Middle District of Alabama ("Bankruptcy Court") (Case No. 91-02618) for protection under Chapter 11 of the Bankruptcy Code. Enstar Group's plan of reorganization became effective on June 1, 1992. On August 25, 1993, the Bankruptcy Court confirmed Enstar Group's Bankruptcy Plan in accordance with proposed modifications filed by Enstar Group in May 1993 (the "Bankruptcy Plan").

     Generally, under the Bankruptcy Plan, American Savings is entitled to receive 66.66% of all distributions from the bankruptcy estate until American Savings' allowed claim (the "Claim") is paid in full, but may not participate in the proceeds from the sale of Enstar Group's American Savings Common Stock, until certain other classes of creditors have been paid in full. Thereafter, American Savings would be entitled to receive all distributions of remaining property, if any, from the estate, including proceeds from the sale of American Savings Common Stock, until the Claim is paid in full. In June 1992, Enstar Group's bankruptcy estate distributed $4,006,000 to American Savings, reducing the Claim from $36,000,000 to $31,994,000. American Savings included this distribution in income in June 1992. At December 31, 1994 and 1993, the carrying value of the Claim is $0. For a discussion of an anticipated distribution from Enstar Group's bankruptcy estate, see Note 25(B).

     Under the Bankruptcy Plan, Enstar Group is obligated to sell or distribute the American Savings Common Stock it owns before June 1, 1995, unless otherwise agreed by certain classes of creditors whose claims have not been satisfied. Upon the demand of certain classes of creditors, other than American Savings, for a sale or distribution of a portion of the American Savings Common Stock, Enstar Group would be required within 180 days to either: (i) sell the lesser of the American Savings Common Stock necessary to pay the creditors' claims in full or the class's pro rata share of the American Savings Common Stock, (ii) borrow funds to pay the claims using no more than the creditors' portion of the American Savings Common Stock and certain potential recoveries from litigation as collateral, or (iii) distribute in kind to the creditors, subject to regulatory approval, the lesser of their pro rata share of the American Savings Common Stock or the number of shares necessary to pay their claims in full.

     The Bankruptcy Plan, among other things, also provides for (i) the payment of interest at the annual rate of 4.26% on unpaid claims of certain classes of creditors, including American Savings, from June 1, 1992, but only after the Claim is paid in full, (ii) a class of creditors consisting of foreign bearer bond holders who surrendered their bonds after applicable deadlines under Enstar Group's original plan of reorganization, which claims will be entitled to distributions only after the Claim is paid in full with interest, (iii) the establishment of a tax reserve to be funded from property of Enstar Group to provide for any state or federal tax obligations, and (iv) a restriction, generally, on the transfer of claims after August 25, 1993. In addition, the Bankruptcy Plan provides that if all other creditors are paid in full, the former Enstar Group shareholders would be entitled to receive a distribution of the remaining property of the estate, if any, pro rata, or, at the option of

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

Enstar Group, shares of new common stock of Enstar Group. Under Enstar Group's plan of reorganization, all of the outstanding shares of Enstar Group common stock were cancelled and new common stock was issued to a trustee. Under the Bankruptcy Plan, the new common stock of Enstar Group held by the estate's trustee continues to be held for the benefit of certain unsecured creditors, including American Savings, but only until their claims are paid in full.

     On December 4, 1994, American Savings entered into an Agreement and Plan of Merger (the "Merger Agreement") with First Union Corporation ("First Union"). Pursuant to the terms of the Merger Agreement, American Savings will merge (the Merger") with and into a subsidiary of First Union (the "First Union Subsidiary"). Upon consummation of the Merger, each share of American Savings Common Stock outstanding immediately prior to the Merger Effective Date, as defined below, (expected to be in mid-1995) will be converted into the right to receive that number of shares of First Union common stock, $3.33 1/3 par value per share ("First Union Common Stock"), equal to the quotient of $21.00 divided by the average of the closing prices of First Union Common Stock as reported on the Composite Transactions Tape of the New York Stock Exchange, Inc. for each of the ten consecutive trading days ending on and including the trading day immediately preceding the effective date of the Merger (the "Merger Effective Date"), with cash in lieu of the issuance of any fractional share interest. Each share of First Union Common Stock issued in the Merger will be accompanied by one right to purchase certain securities under certain circumstances in accordance with First Union's Shareholder Protection Rights Agreement, dated December 18, 1990, as amended. The Merger is intended to constitute a tax free reorganization under the Internal Revenue Code of 1986, as amended.

     The Merger Agreement provides that, without the prior written consent of First Union, American Savings will conduct its business only in the ordinary and usual course consistent with past practice, and not take certain actions relating to the operation of American Savings pending consummation of the Merger. These actions include, among others: (i) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity, (ii) changing its lending, investment, liability management, accounting procedures, or other material banking policies in any material respect and (iii) acquiring private issue mortgage-backed securities ("MBSs").

     Immediately following execution of the Merger Agreement, American Savings granted to First Union an option, to purchase up to 2,288,700 shares of newly issued American Savings Common Stock (which have been reserved for issuance), for a purchase price per share of $19 9/16; provided that the number of shares for which the option is exercisable shall not exceed 19.9% of American Savings Common Stock outstanding at the time of exercise, without giving effect to the shares issued or issuable under the option. First Union may exercise the option, in whole or in part, at any time following the happening of certain events, including, among others (i) American Savings taking certain actions, without First Union's prior written consent, including, among others, authorizing, recommending or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving American Savings, (b) any disposition of 20% or more of the consolidated assets or deposits of American Savings, or (c) the issuance, sale or other disposition of 20% or more of the voting power of American Savings; or (ii) the acquisition by any third party of the beneficial ownership, or the right to acquire beneficial ownership, of 20% or more (or if such party is the beneficial owner of 20% or more on December 4, 1994, such party acquires an additional 5% or more) of the voting power of American Savings, without First Union's prior written consent.

     In addition, Enstar Group entered into a shareholder voting agreement (the "Voting Agreement") pursuant to which, among other things, Enstar Group agreed to vote all of its shares of American Savings Common Stock in favor of the Merger and the Merger Agreement. The Voting Agreement also sets forth certain matters relating to payment of the Claim and certain other allowed claims under the Bankruptcy Plan. The Voting Agreement provides that pursuant to an escrow agreement (the "Escrow Agreement"), Enstar Group will place in escrow with First Union National Bank of North Carolina, as escrow agent, 3,926,422

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

shares of American Savings Common Stock held by it (the "Escrowed Shares") pending consummation of the Merger. First Union has agreed to repurchase the shares of First Union Common Stock into which the Escrowed Shares are to be converted on the Merger Effective Date for an aggregate purchase price of $82,454,865.80 to facilitate the payment of the allowed claims of certain creditors of Enstar Group under the Bankruptcy Plan, including payment to the First Union Subsidiary, as successor to American Savings, of all or substantially all of the Claim.

     OTS confirmed, on December 2, 1994, that, to the extent that any transactions contemplated under the Voting Agreement and the Escrow Agreement would require that a conveyance of Escrowed Shares be recorded on American Savings' transfer records, OTS waives the prohibition under the Regulatory Capital Maintenance/Dividend Agreement ("Capital Maintenance Agreement") with respect to that recording. On December 2, 1994 and again on January 26, 1995, OTS agreed to allow Enstar Group to vote the shares of American Savings which it owns.

     Consummation of the Merger is subject to certain conditions, including without limitation: (i) receipt of all required regulatory approvals; and (ii) receipt of the affirmative vote of the holders of at least: (a) two-thirds of the issued and outstanding shares of American Savings Common Stock; and (b) a majority of the Public Shares (as defined hereinafter) represented and voted at the meeting of shareholders of American Savings to be held to approve the Merger Agreement and the Merger. "Public Shares" means all of the issued and outstanding shares of American Savings Common Stock other than those beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by Enstar Group, its officers and directors, and the directors and certain officers of American Savings.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Merger Effective Date (i) by mutual consent of First Union and American Savings; (ii) by either First Union or American Savings (a) if the stockholders of American Savings fail to approve the Merger and the Merger Agreement, (b) in the event of a breach by the other party of any representation or warranty contained in the Merger Agreement as described in the preceding paragraph, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach and which breach would result in a failure to satisfy any of the conditions to the consummation of the Merger Agreement, (c) in the event of a material breach by the other party of any of the covenants or agreements contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach; (d) if any required governmental approval has been denied or required to be withdrawn, or the applicable governmental authority has indicated an intention to deny or impose a condition or requirement which generally would materially adversely impact the economic or business benefits to First Union of the Merger; (e) if a court order restrains or prohibits the Merger or any action is taken by any governmental authority which would make the Merger illegal; or
(f) if the Merger is not consummated on or before August 25, 1995, provided that the party seeking to terminate the Merger is not in breach of any of the covenants or agreements of the Merger Agreement; (iii) by First Union if the Board fails to recommend the Merger to its stockholders, withdraws, modifies or changes its recommendation of the Merger or the Merger Agreement to the stockholders of American Savings in a manner adverse to First Union; or (iv) by American Savings, if in the exercise of its good faith judgment as to its fiduciary duties to its stockholders the Board determines that such termination is required, and American Savings shall have agreed to a competing transaction.

NOTE 2:  STATEMENT OF ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of American Savings and all wholly-owned subsidiaries. The equity method of accounting is used to account for American Savings' investments in 20% to 50% owned companies. All significant intercompany transactions have been eliminated.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     CLASSIFICATION OF DEBT AND EGUITY SECURITIES -- Gains and losses on all securities transactions are determined using the specific identification method.

     Securities and Mortgage-Backed Securities Held to Maturity. American Savings classifies as held to maturity those investments in debt and equity securities as to which it has a positive intent and ability to hold to maturity. In accordance with Statement of Financial Accounting Standards 115, Accounting for Certain Investments in Debt and Equity Securities, ("SFAS 115"), adopted effective December 31, 1993, a security cannot be classified as held to maturity if it might be sold in response to changes in market interest rates, related changes in the security's prepayment risk, liquidity needs, changes in the availability of and the yield on alternate investments and changes in funding sources and terms.

     Securities having fixed payments of principal and interest which are held to maturity are carried at cost and are adjusted for premium amortization or discount accretion. Discounts are accreted to maturity and premiums are amortized to call price at call date using the interest method of amortization. MBSs held to maturity are carried at current unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted to income using the interest method based upon the estimated lives of the respective instruments.

     Securities Available for Sale. Debt and equity securities not classified as held-to-maturity or trading securities are classified as available-for sale. Debt and equity securities available for sale are carried at fair value, with the related unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity.

     ASSETS HELD FOR SALE -- Assets held for sale are carried at the lower of cost or market. Unrealized losses and realized gains and losses on assets held for sale are included in operating income. Gains and losses realized from the sale of assets held for sale are determined using specific identification.

     REAL ESTATE -- Real estate acquired in settlement of loans is recorded at the carrying amount of the loan or estimated fair market value at the date acquired, whichever is less, plus capital improvements made thereafter to facilitate sale. Fair market value is based on current appraisals reduced by estimated net holding and disposition costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to operations as incurred. Losses are charged to operations when it is determined that the investment in real estate owned is greater than its estimated fair market value.

     In-substance foreclosures consist of loans considered repossessed in-substance and are included in real estate, net, at the lower of the carrying amount of the loan or estimated fair market value. The collateral underlying these loans has not been repossessed. American Savings considers a loan to be an in-substance foreclosure when the borrower has little or no equity in the collateral at its current estimated fair market value, proceeds from repayment are expected to come only from the operation or sale of the collateral and the borrower has either abandoned control of the project or it is doubtful the borrower will rebuild equity in the collateral or repay the loan by other means in the foreseeable future.

     Gains on sales of real estate are recognized based on the buyer's initial and continuing investment in the property.

     ALLOWANCES FOR LOSSES ON LOANS AND REAL ESTATE -- Allowances for losses on loans and real estate are based upon a review of loss experience, loan balances, delinquent loans, real estate acquired and other factors which may affect the ultimate collectibility of loans and realization from real estate acquired.

     Management believes that allowances for losses on loans and real estate are adequate at December 31, 1994. However, while management uses currently available information to recognize losses on these assets, future additions to the allowances may be necessary based on changes in economic conditions, deterioration of creditworthiness of the borrower, the value of the underlying collateral or other factors. Additionally, various regulatory agencies, as an integral part of their regular examination process, periodically review American

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

Savings' allowances for losses on loans and real estate. Such agencies may require American Savings to recognize additions to the allowances based on their judgments of information available to them at the time of their examination. American Savings' last examination was completed as of August 26, 1994.

     NONACCRUAL LOANS -- American Savings' policy is to exclude from income interest on loans which are ninety days or more delinquent and for which the ultimate collectibility of the interest is doubtful. Additionally, a loan may be placed on nonaccrual status if, in management's opinion, conditions warrant. Interest payments on nonaccrual loans are recognized as income only to the extent of cash payments received; or, if there is doubt as to ultimate collectibility of the loan, such payments are applied as a reduction of the loan carrying amount.

     LOAN SERVICING FEES AND PURCHASED MORTGAGE SERVICING RIGHTS -- American Savings services mortgage loans for others. Until September 1993, American Savings also serviced consumer loans for others. These loans are not included in the accompanying consolidated financial statements. Loan servicing fees are based on a stipulated percentage of the outstanding loan principal balances being serviced and are included in income as the related loan payments are collected. Loan servicing costs are charged to expense as incurred.

     American Savings capitalizes the cost of acquiring mortgage loan servicing rights. The cost of the purchased servicing rights is amortized, as a charge against loan servicing fee income, in proportion to, and over the period of estimated net servicing income based on the interest method. Quarterly impairment tests are performed on a discounted, disaggregated basis. Any resulting adjustments are recorded as additional amortization. Amortization of purchased mortgage servicing rights amounted to $3,040,000, $1,852,000 and $2,280,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

     INTANGIBLE ASSETS -- Goodwill is amortized using the straight-line method over its remaining life, 143 months as of December 31, 1994. Other intangible assets consist of core deposit intangibles, which are amortized over the estimated life of the core deposits.

     FINANCIAL INSTRUMENTS -- OFF-BALANCE SHEET -- American Savings uses interest rate exchange agreements ("swaps") and interest rate caps ("caps") in the management of its interest rate risk. Swaps are used to more closely match the repricing characteristics of certain assets and liabilities. Swaps are agreements in which American Savings and another party agree to exchange interest payments on a notional principal amount. The net settlements on interest rate swaps are recognized over the lives of the agreements as adjustments of interest expense. Gains or losses on sales (terminations) of swaps entered into as hedges are deferred and amortized to income or expense over the shorter of the original maturity of the swap or the maturity period of the hedged asset or liability.

     American Savings uses caps to limit the exposure to rising interest rates on short-term variable rate borrowings. Premiums paid for caps are amortized as an adjustment to interest expense over the term of the agreements. Interest expense is reduced on a current basis when the index rate exceeds the rate cap specified under the agreement.

     LOAN FEES, PREMIUMS AND DISCOUNTS -- American Savings defers certain nonrefundable fees associated with lending activities, such as origination fees and amortizes such fees into interest income over the estimated lives of the loans using the interest method. Certain direct costs associated with the origination of loans are also deferred and amortized over the estimated lives of the loans. Deferred net fees or costs are not amortized during periods in which interest income on a loan is not being recognized because of concerns about the realization of loan principal or interest.

     OFFICE PROPERTIES AND EQUIPMENT -- Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized. Gains and losses on dispositions are reflected in current operations.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     INCOME TAXES -- American Savings and its wholly-owned subsidiaries file a consolidated tax return. Effective January 1, 1993, American Savings adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109") and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 Statements of Consolidated Earnings. Prior to the adoption of SFAS 109 American Savings accounted for income taxes under Accounting Principles Board Opinion 11, Accounting for Income Tares ("APB 11"). SFAS 109 requires an asset and liability approach for accounting for income taxes. Tax assets and liabilities are measured based upon enacted tax laws and rates. A reserve is recorded as a reduction of deferred tax assets in the amount of such benefits that, based upon available evidence, are not expected to be realized. Under APB 11, which required an income statement approach for accounting for deferred taxes, taxes were provided, using the tax rate applicable in the year of calculation, on all income and expense items included in earnings, regardless of the period in which such items were recognized for tax purposes, except for permanent difference between accounting income and taxable income. Under APB 11, deferred taxes were not adjusted for subsequent changes in enacted tax rates.

     In computing federal and state income taxes, savings and loans which meet certain conditions prescribed by the Internal Revenue Code are allowed, with limitations, a bad debt deduction based on a percentage of taxable income or experience. To the extent that (i) a savings institution's reserve for losses on qualifying real property loans exceeds the amount that would have been allowed under the experience method and (ii) it makes distributions to stockholders that are considered to result in withdrawals from that excess bad debt reserve, then the amounts withdrawn will be included in its taxable income. The amount considered to be withdrawn by a distribution will be the amount of the distribution plus the amount necessary to pay the tax with respect to the withdrawal. Dividends paid out of the savings institution's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in withdrawals from its bad debt reserves. Currently, American Savings' reserve for losses on qualifying real property loans does not exceed the amount that would have been allowed under the experience method.

     CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents include cash and interest bearing deposits, securities purchased under agreements to resell, federal funds sold and other short term investments which had original terms of less than ninety days.

     ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN -- Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), as amended by Statement of Financial Accounting Standards No. 118, is effective for financial statements issued for fiscal years beginning after December 15, 1994, and defines the criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings ("TDRs"). Under SFAS 114, the measurement of loan impairment is based upon the present value of expected future cash flows, discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If foreclosure is probable, impairment must be based upon the fair value of the collateral. American Savings believes that prospective implementation of this statement, on January 1, 1995, will not have a material effect on its financial condition.

     RECLASSIFICATIONS -- Certain amounts have been reclassified to conform with current period presentation.

NOTE 3:  ENSTAR MERGER

     The Enstar Merger was accounted for using the purchase method of accounting. For the years ended December 31, 1994, 1993 and 1992, the amortization and accretion of discounts, premiums and goodwill and other intangibles decreased American Savings' income from continuing operations before income taxes by $4,894,000, $5,002,000 and $231,000, respectively.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     At December 31, 1994 and 1993, the remaining balances of discounts, premiums, goodwill and other intangible assets related to the Enstar Merger are summarized as follows:

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1994             1993
                                                                 ------------     ------------
                                                                        (IN THOUSANDS)
    Loans receivable...........................................    $ (3,582)        $ (5,989)
    Goodwill and other intangible assets.......................    $ 63,139         $ 69,112
    Mortgage servicing rights..................................    $    592         $    986
    Other assets...............................................    $  5,803         $  7,147
    Savings deposits...........................................    $     --         $    (21)
    Other liabilities..........................................    $ (1,115)        $ (1,137)

NOTE 4:  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell ("repos") represent short-term loans and are recorded as receivables. The securities underlying the agreements are book entry securities and MBSs segregated and held by the selling securities dealer on behalf of American Savings. Agreements relating to MBSs are agreements to resell substantially identical securities. There were no repos outstanding at December 31, 1994 or 1993.

     Because purchased securities generally are not delivered to American Savings or its agent, American Savings is subject to the risk that its interest in the purchased securities may be inadequately protected in the event the selling securities dealer fails to perform its obligations. American Savings attempts to reduce the effects of such risk by, among other things, entering into such agreements with well-capitalized securities dealers who are primary dealers in government securities and reviewing on a regular basis the published financial condition of such securities dealers.

     During 1994, American Savings did not enter into any repos. Repos averaged $6,129,000 and $76,511,000 during the years ended December 31, 1993 and 1992, respectively. The maximum amounts outstanding at any month-end during those periods were $4,000,000 and $300,000,000, respectively.

NOTE 5:  SECURITIES AVAILABLE FOR SALE

     As of December 31, 1994 and 1993, the following securities were designated as available for sale (in thousands):

                                              AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                                COST          GAINS          LOSSES       FAIR VALUE
                                              ---------     ----------     ----------     ----------
    December 31, 1994
      Equity securities -- common stock of
         FNMA...............................  $      10       $   83        $     --       $      93
      MBSs
         MBSs due after one year but within
           five years
           FHLMC............................     97,231           --          (6,276)         90,955
         MBSs due after ten years
           FNMA and FHLMC...................     71,755           --          (3,521)         68,234
                                               --------       ------         -------        --------
              Total MBSs....................    168,986           --          (9,797)        159,189
                                               --------       ------         -------        --------
              Total available for sale
                securities..................  $ 168,996       $   83        $ (9,797)      $ 159,282
                                               ========       ======         =======        ========

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

                                              AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                                COST          GAINS          LOSSES       FAIR VALUE
                                              --------        ------        -------        --------
    December 31, 1993
      U.S. Treasury securities, due within
         one year...........................  $  13,293       $    3        $     --       $  13,296
      Equity securities -- common stock of
         FNMA...............................         10           90              --             100
      MBSs
         MBSs due after one year but within
           five years
           FNMA and FHLMC...................     54,695          374             (78)         54,991
           CMOs.............................     32,014           62             (11)         32,065
                                               --------       ------         -------        --------
                                                 86,709          436             (89)         87,056
         MBSs due after five years but
           within ten years
           FNMA and FHLMC...................    225,667        2,266            (247)        227,686
         MBSs due after ten years
           FNMA and FHLMC...................    280,885        6,902            (452)        287,335
                                               --------       ------         -------        --------
              Total MBSs....................    593,261        9,604            (788)        602,077
                                               --------       ------         -------        --------
              Total available for sale
                securities..................  $ 606,564       $9,697            (788)      $ 615,473
                                               ========       ======         =======        ========

     Securities available for sale are carried at fair value, with the related unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. At December 31, 1994, stockholders' equity was reduced $5,967,000, representing net unrealized losses of $9,714,000, less deferred tax benefits of $3,747,000 and at December 31, 1993, stockholders' equity was increased $5,472,000, representing unrealized gains, net of deferred taxes of $3,437,000. During the year ended December 31, 1994, American Savings sold MBSs available for sale with a carrying value of $445,409,000 and realized gains of $2,957,000 on such sales.

     Proceeds from sales of securities available for sale amounted to $449,081,000 for the year ended December 31, 1994 and gross gains and gross losses on these sales amounted to $7,447,000 and $3,775,000, respectively.

NOTE 6:  SECURITIES HELD TO MATURITY, NET

     A summary of securities held to maturity as of December 31, 1994, 1993 and 1992 follows (in thousands):

                                              AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                                COST          GAINS          LOSSES       FAIR VALUE
                                              ---------     ----------     ----------     ----------
    December 31, 1994
      Debt securities
         U.S. Government and Agency
           obligations
           Due within one year..............  $   2,983       $   --        $      --      $   2,983
           Due after one year but within
              five years....................    114,049           --           (5,707)       108,342
                                               --------       ------          -------       --------
                                                117,032           --           (5,707)       111,325
                                               --------       ------          -------       --------
         Corporate debt obligations due
           after five years but within ten
           years............................      2,987           --               --          2,987

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

                                              AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                                COST          GAINS          LOSSES       FAIR VALUE
                                              --------        ------        -------        --------
         Other debt securities
           Due after one year but within
              five years....................        250           --               --            250
           Due after five years but within
              ten years.....................      1,055           --               --          1,055
                                               --------       ------          -------       --------
                                                  1,305           --               --          1,305
                                               --------       ------          -------       --------
                                              $ 121,324       $   --        $  (5,707)     $ 115,617
                                               ========       ======          =======       ========
    December 31, 1993
      Debt securities
         U.S. Government obligations due
           within one year..................  $   3,152       $    1        $      --      $   3,153
         Corporate debt obligations due
           after ten years..................      4,995           --               --          4,995
         Other debt securities
           Due in one year..................      1,000           --               --          1,000
           Due after five years but within
              ten years.....................        309           --               --            309
                                               --------       ------          -------       --------
                                                  1,309           --               --          1,309
                                               --------       ------          -------       --------
                                              $   9,456       $    1        $      --      $   9,457
                                               ========       ======          =======       ========
    December 31, 1992
      Debt securities
         U.S. Government and Agency
           obligations
           Due within one year..............  $   3,002       $    1        $      --      $   3,003
           Due after one year but within
              five years....................        150            5               --            155
                                               --------       ------          -------       --------
                                                  3,152            6               --          3,158
                                               --------       ------          -------       --------
         Corporate debt obligations due
           after ten years..................      5,000           --               --          5,000
         Other debt securities
           Due after one year but within
              five years....................      1,000           --               --          1,000
           Due after five years but within
              ten years.....................        323           88               --            411
                                               --------       ------          -------       --------
                                                  1,323           88               --          1,411
                                               --------       ------          -------       --------
                                              $   9,475       $   94        $      --      $   9,569
                                               ========       ======          =======       ========

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

NOTE 7:  ASSETS HELD FOR SALE

     A summary of the carrying value and estimated fair value of assets classified as held for sale at December 31, 1994, 1993 and 1992 follows (in thousands):

                                                                                         ESTIMATED
                                                    CARRYING   UNREALIZED   UNREALIZED     FAIR
                                                     VALUE       GAINS        LOSSES       VALUE
                                                    --------   ----------   ----------   ---------
    December 31, 1994
      Student loans...............................  $ 56,676      $ --        $   --     $  56,676
      Residential mortgage loans..................     7,082        80           (33)        7,129
                                                    --------      ----         -----      --------
                                                    $ 63,758      $ 80        $  (33)    $  63,805
                                                    ========      ====         =====      ========
    December 31, 1993
      Student loans...............................  $ 49,039      $ --        $   --     $  49,039
      Residential mortgage loans..................    64,189       619          (293)       64,515
                                                    --------      ----         -----      --------
                                                    $113,228      $619        $ (293)    $ 113,554
                                                    ========      ====         =====      ========
    December 31, 1992
      U.S. Treasury securities, due within one
         year.....................................  $ 21,170      $  6        $   (3)    $  21,173
      Private pass-through MBSs
         Amortized cost...........................     7,818        --          (121)        7,697
         Lower of cost or market adjustment.......      (121)       --           121            --
                                                    --------      ----         -----      --------
                                                       7,697        --            --         7,697
                                                    --------      ----         -----      --------
    Loans
      Student.....................................    34,746        --            --        34,746
      Residential mortgage loans(1)...............    28,272       564            --        28,836
                                                    --------      ----         -----      --------
                                                      63,018       564            --        63,582
                                                    --------      ----         -----      --------
                                                    $ 91,885      $570        $   (3)    $  92,452
                                                    ========      ====         =====      ========

---------------

(1) Net unrealized gain is presented.

     The following table summarizes proceeds from sales of assets held for sale and gross gains and losses for the periods presented:

                                                                 YEARS ENDED DECEMBER 31,
                                                               ----------------------------
                                                                 1994      1993      1992
                                                               --------   -------   -------
                                                                      (IN THOUSANDS)
    Proceeds from sales......................................  $154,401   $81,095   $52,524
    Gross realized gains.....................................     2,392       953     1,394
    Gross realized losses....................................    (5,623)     (126)     (710)
    Unrealized gains (losses)................................        --        --     1,273

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

NOTE 8:  MORTGAGE-BACKED SECURITIES HELD TO MATURITY, NET

     A summary of the amortized cost and estimated fair value of MBSs, net, which are classified as held to maturity follows (in thousands):

                                                 AMORTIZED    UNREALIZED   UNREALIZED   ESTIMATED
                                                    COST        GAINS        LOSSES     FAIR VALUE
                                                 ----------   ----------   ----------   ----------
    December 31, 1994
      FNMA and FHLMC
         Fixed rate............................  $  153,236    $     --     $ (12,672)  $  140,564
         Variable rate.........................     252,276          --       (14,530)     237,746
         15-year balloons......................       6,444          --          (555)       5,889
      GNMA
         Variable rate.........................      50,204          --        (3,141)      47,063
      Private pass-through and other
         Fixed rate............................     104,234          --        (8,631)      95,603
         Variable rate.........................     379,827          --       (15,595)     364,232
      CMOs.....................................      14,009           7          (117)      13,899
                                                 ----------     -------      --------   ----------
                                                 $  960,230    $      7     $ (55,241)     904,996
                                                 ==========     =======      ========   ==========
    December 31, 1993
      FNMA and FHLMC
         Fixed rate............................  $   36,917    $     --     $    (103)  $   36,814
      Private pass-through and other
         Fixed rate............................      26,287         299           (81)      26,505
         Variable rate.........................     428,057       3,150        (1,721)     429,486
      CMOs.....................................      56,287         629           (77)      56,839
                                                 ----------     -------      --------   ----------
                                                 $  547,548    $  4,078     $  (1,982)  $  549,644
                                                 ==========     =======      ========   ==========
    December 31, 1992
      FNMA and FHLMC
         Variable rate.........................  $  334,484    $  8,893     $    (179)  $  343,198
         5- to 7-year balloons.................     148,408          --        (2,124)     146,284
      Private pass-through and other
         Variable rate.........................     487,066       5,556        (1,441)     491,181
      CMOs.....................................     466,332       3,736        (1,509)     468,559
      Other....................................       2,507          34            --        2,541
                                                 ----------     -------      --------   ----------
                                                 $1,438,797    $ 18,219     $  (5,253)  $1,451,763
                                                 ==========     =======      ========   ==========

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     The following table summarizes proceeds from sales of MBSs and gross gains and losses:

                                                                YEARS ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1994       1993       1992
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
    Proceeds from sales....................................  $     --   $ 12,982   $272,271
    Included in gains on sales of MBSs.....................
      Gross realized gains.................................        --         --      3,313
      Gross realized losses................................        --         --         (1)
    Included in gains on assets held for sale..............
      Gross realized gains.................................        --        373     14,661
      Gross realized losses................................        --         --         --
    Unrealized gains (losses)..............................        --         39       (120)

     In August 1992, as a result of a decision to invest in variable-rate or shorter-term assets, American Savings decided to sell all of its fixed-rate MBSs which had original terms of fifteen to thirty years, and accordingly, such MBS portfolio was reclassified to assets held for sale. During the third quarter of 1992, American Savings sold those MBSs, which had a book value of $194,197,000, and recorded a gain of $14,646,000 on the sale. In addition to this sale, in response to a capital directive, in 1992 American Savings sold MBSs and CMOs held for investment having aggregate book values of $53,719,000 and $2,729,000, respectively, and recognized aggregate gains of $3,312,000 on the sales.

NOTE 9:  LOANS RECEIVABLE, NET

     Loans receivable, net, consist of the following:

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1994           1993
                                                                   ------------   ------------
                                                                         (IN THOUSANDS)
    Permanent Residential Mortgages
      First mortgage loans
         Fixed rate..............................................   $  386,775     $  415,646
         Variable rate...........................................    1,001,435        824,040
      Second mortgage loans......................................      256,380        115,389
    Residential Construction and Land Loans......................       78,523         35,915
    Commercial Real Estate
      Construction...............................................        2,633          1,602
      Permanent..................................................      105,422         77,017
      Other......................................................        1,555          2,717
    Corporate....................................................       13,191         22,168
    Consumer.....................................................      168,395        123,360
                                                                    ----------     ----------
                                                                     2,014,309      1,617,854
    Less Unearned fees and net (premiums) discounts..............       (1,135)         1,219
      Net premiums on purchased loans............................      (13,131)       (18,025)
      Discounts from purchase valuation..........................        3,582          5,989
      Undisbursed portion of loans in process....................       57,782         30,708
      Allowance for loan losses..................................       19,087         20,452
                                                                    ----------     ----------
                                                                    $1,948,124     $1,577,511
                                                                    ==========     ==========

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     The following table summarizes the aggregate outstanding balance of American Savings' nonaccrual loans and TDRs at December 31, 1994 and 1993:

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1994           1993
                                                                   ------------   ------------
                                                                         (IN THOUSANDS)
    Nonaccrual loans, including nonaccrual TDRs(1)
      Permanent Residential Mortgages............................    $  6,903       $  5,744
      Commercial Real Estate -- Permanent........................       7,706          9,779
      Commercial Real Estate -- Other............................         229            247
      Corporate..................................................       1,923          2,912
      Consumer...................................................         552            360
                                                                      -------        -------
                                                                       17,313         19,042
    TDRs, excluding nonaccrual TDRs
      Commercial real estate.....................................      17,410         17,583
                                                                      -------        -------
                                                                     $ 34,723       $ 36,625
                                                                      =======        =======
    Other potential problem loans(2).............................    $ 11,127       $ 18,673
                                                                      =======        =======

---------------

(1) At December 31, 1994 and 1993, nonaccrual loans include TDRs amounting to $8,161,000 and $11,635,000, respectively.
(2) At December 31, 1994, other potential problem loans are comprised of commercial real estate loans.

     The following summarizes foregone interest income due to nonaccrual loans and TDRs in 1994:

                                                                        NONACCRUAL
                                                                          LOANS       TDRS
                                                                        ----------   ------
                                                                          (IN THOUSANDS)
    Interest income that would have been recorded had the loans
      performed in accordance with their original terms...............    $3,093     $1,924
    Interest income included in results of operations.................       248      1,080
                                                                          ------     ------
              Total foregone interest.................................    $2,845     $  844
                                                                          ======     ======

     American Savings serviced loans for the benefit of others aggregating approximately $1,280,748,000, $888,479,000 and $742,037,000 at December 31,
1994, 1993 and 1992, respectively.

NOTE 10:  REAL ESTATE, NET

     Real estate, net, consists of the following:

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1994           1993
                                                                   ------------   ------------
                                                                         (IN THOUSANDS)
    REO..........................................................      7,937           8,513
    In-substance foreclosures....................................      1,064           1,994
                                                                      ------         -------
                                                                       9,001          10,507
    Less allowance for losses....................................      1,385           1,013
                                                                      ------         -------
                                                                      $7,616        $  9,494
                                                                      ======         =======

     At December 31, 1994, 1993 and 1992, American Savings had no investments in real estate joint ventures.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

NOTE 11:  ALLOWANCES FOR LOSSES

     The following is a summary of the allowances for losses on loans and real estate, net:

                                                           RESIDENTIAL
                                               PERMANENT   CONSTRUCTION  COMMERCIAL
                                              RESIDENTIAL    AND LAND    REAL ESTATE  CORPORATE  CONSUMER    REAL
                                                 LOANS        LOANS         LOANS       LOANS     LOANS     ESTATE    TOTAL
                                              -----------  ------------  -----------  ---------  --------  --------  --------
                                                                              (IN THOUSANDS)
Balance, December 31, 1991...................   $   480      $  1,609     $  18,048    $ 8,040   $ 1,756   $ 15,147  $ 45,080
  Other additions(1).........................        --            --         4,510         --        --        585     5,095
  Charge-offs, net...........................      (492)          107        (1,112)       (14)   (2,001)   (11,077)  (14,589)
  Transfers..................................        --        (1,170)        1,742     (4,378)    1,710      2,096        --
  Provision for losses.......................       655           453         4,697         --       795      1,345     7,945
                                                 ------       -------      --------    -------   -------   --------  --------
Balance December 31, 1992....................       643           999        27,885      3,648     2,260      8,096    43,531
  Other additions(l).........................        --            --         4,095        336        --         --     4,431
  Charge-offs, net...........................      (487)            6       (12,348)    (5,888)     (823)    (7,756)  (27,296)
  Transfers..................................       402           252        (5,928)     4,161       589        524        --
  Provision for losses.......................       650            --            --         --        --        149       799
                                                 ------       -------      --------    -------   -------   --------  --------
Balance December 31, 1993....................     1,208         1,257        13,704      2,257     2,026      1,013    21,465
  Other additions(l).........................        --            --           857        363        --         45     1,265
  Charge-offs, net...........................      (391)           --          (232)      (986)   (1,172)       (77)   (2,858)
  Transfers..................................     1,168         1,492        (4,532)       366     1,102        404        --
  Provision for losses.......................       600            --            --         --        --         --       600
                                                 ------       -------      --------    -------   -------   --------  --------
Balance December 31, 1994....................   $ 2,585      $  2,749     $   9,797    $ 2,000   $ 1,956   $  1,385  $ 20,472
                                                 ======       =======      ========    =======   =======   ========  ========

---------------

(1) Consists primarily of interest payments and capitalized interest.

     Allowances for losses include $16,787,000 and $17,994,000 of general loss reserves at December 31, 1994 and 1993, respectively.

NOTE 12:  ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

     Accrued interest and dividends receivable is composed of the following:

                                                                       DECEMBER 31,   DECEMBER 31,
                                                                           1994           1993
                                                                       ------------   ------------
                                                                             (IN THOUSANDS)
Securities...........................................................    $  3,086       $    390
Mortgage-backed securities...........................................       6,668          5,809
Loans................................................................      12,682          9,998
                                                                          -------        -------
                                                                         $ 22,436       $ 16,197
                                                                          =======        =======

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

NOTE 13:  OFFICE PROPERTIES AND EQUIPMENT, NET

     Office properties and equipment consist of the following:

                                                                                      ESTIMATED
                                                      DECEMBER 31,   DECEMBER 31,      USEFUL
                                                          1994           1993           LIVES
                                                      ------------   ------------   -------------
                                                            (IN THOUSANDS)
    Land............................................    $  7,612          8,690
    Buildings.......................................      16,799         15,995     3 - 40 years
    Furniture and equipment.........................      21,044         18,461     3 - 8
    Leasehold improvements..........................       9,445          8,674     3 - 40
                                                         -------        -------
                                                          54,900         51,820
    Less accumulated depreciation...................      21,597         19,082
                                                         -------        -------
                                                        $ 33,303       $ 32,738
                                                         =======        =======

     Depreciation expense amounted to $2,705,000, $3,017,000 and $4,300,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

     American Savings leases certain office premises and equipment under noncancellable operating leases. Annual minimum rental payments under operating leases having noncancellable lease terms in excess of one year are $2,234,000, $2,215,000, $2,006,000, $1,803,000 and $1,514,000 for each of the five years subsequent to December 31, 1994, respectively, and $3,400,000 thereafter. Rent expense for operating leases, except those with terms of less than one month, aggregated $2,505,000, $2,256,000 and $2,622,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 14:  SAVINGS DEPOSITS

     Savings deposits at December 31, 1994 and 1993 and the weighted average rates of savings deposits at December 31, 1994 follow:

                                                          WEIGHTED
                                                          AVERAGE    DECEMBER 31,   DECEMBER 31,
                                                            RATE         1994           1993
                                                          --------   ------------   ------------
                                                                           (IN THOUSANDS)
    Passbook accounts...................................    0.99%     $   37,037         45,762
    Checking accounts...................................    0.72         204,264        211,559
    Money market accounts...............................    2.42         402,146        441,775
    Certificate accounts
       1.00 -  3.00%....................................      --          12,087         94,824
       3.01 -  5.00%....................................      --         959,092      1,100,148
       5.01 -  7.00%....................................      --         653,855        243,088
       7.01 -  9.00%....................................      --          62,398         82,382
       9.01 - 11.00%....................................      --              --          3,320
      11.01 - 13.00%....................................      --              --          1,041
    Valuation adjustments on certificate accounts.......      --              --             21
                                                            ----      ----------     ----------
      Total certificate accounts........................    4.88       1,687,432      1,524,824
                                                            ----      ----------     ----------
    Accrued interest....................................      --           4,748          4,170
                                                            ----      ----------     ----------
                                                            3.99%     $2,335,627     $2,228,090
                                                            ====      ==========     ==========

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     At December 31, 1994, savings deposits had the following scheduled maturities:

                                                            YEARS ENDING DECEMBER 31,
                                               ----------------------------------------------------
                                                  1995        1996       1997      1998      1999
                                               ----------   --------   --------   -------   -------
                                                                  (IN THOUSANDS)
Passbook accounts and accrued interest.......  $   41,785   $     --   $     --   $    --   $    --
Checking accounts............................     204,264         --         --        --        --
Money market accounts........................     402,146         --         --        --        --
Certificate accounts
  1.00 - 3.00%...............................      12,087         --         --        --        --
  3.01 - 5.00%...............................     731,492    208,821      1,651    11,814     5,314
  5.01 - 7.00%...............................     256,346    191,931    142,880    34,851    27,847
  7.01 - 9.00%...............................      29,245     31,235      1,755       153        10
                                               ----------   --------   --------   -------   -------
                                               $1,677,365   $431,987   $146,286   $46,818   $33,171
                                               ==========   ========   ========   =======   =======

     The following schedule sets forth interest expense by type of savings deposit:

                                                                 YEARS ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1994      1993       1992
                                                               -------   -------   --------
                                                                      (IN THOUSANDS)
    Passbook accounts........................................  $   445   $   662   $  1,427
    Checking accounts........................................    1,905     1,930      3,188
    Money market accounts....................................   10,490    10,340     13,126
    Certificate accounts.....................................   68,191    66,578     95,187
                                                               -------   -------   --------
                                                               $81,031   $79,510   $112,928
                                                               =======   =======   ========

     The following schedule sets forth the average balances of and weighted average interest rates paid on savings deposits:

                                                        YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------
                                              1994                1993                1992
                                        -----------------   -----------------   -----------------
                                         BALANCE     RATE    BALANCE     RATE    BALANCE     RATE
                                        ----------   ----   ----------   ----   ----------   ----
                                                             (IN THOUSANDS)
    Passbook accounts.................  $   41,997   1.06%  $   50,594   1.31%  $   55,035   2.59
    Checking accounts.................     244,741   0.78      245,987   0.78      201,154   1.58
    Money market accounts.............     441,063   2.38      428,565   2.41      387,364   3.39
    Certificate accounts..............   1,578,125   4.32    1,515,849   4.39    1,705,457   5.58
                                        ----------   ----   ----------   ----   ----------   ----
                                        $2,305,926   3.51%  $2,240,995   3.55%  $2,349,010   4.81%
                                        ==========   ====   ==========   ====   ==========   ====

     Checking accounts consist of NOW and tiered checking accounts. Penalties charged for early withdrawal of savings, which were not significant during the periods presented, reduced the respective interest expense account.

     Certificates of deposit having balances of $100,000 or greater amounted to $168,207,000 at December 31, 1994 and mature as follows: $31,377,000 in three months or less, $29,490,000 in over three through six months, $32,678,000 in over six through twelve months and $74,662,000 thereafter.

     Public funds and Treasury Tax and Loan deposits of $749,000 were secured by U.S. Treasury securities having an aggregate book value of $1,331,000 at December 31, 1994.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

NOTE 15:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     American Savings enters into sales of securities under agreements to repurchase ("reverse repos"), which are treated as financings. The obligations to repurchase securities sold are reflected as a liability and the carrying amount of the securities underlying the agreements is included in securities available for sale, securities or MBSs held to maturity in the Statements of Consolidated Financial Condition. Reverse repo liabilities amounted to $487,534,000, $98,338,000 and $80,014,000 at December 31, 1994, 1993 and 1992,
respectively, with weighted average rates of 6.17%, 3.68% and 3.48%, respectively.

     The securities underlying the agreements are book entry securities. During the periods presented, the securities sold under these agreements were delivered, by appropriate entry, to the correspondent bank accounts of the purchasing securities dealers used in the transactions. The purchasing securities dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to American Savings the same securities at the maturities of the agreements.

     At December 31, 1994, borrowings under reverse repo agreements, including $371,000 of accrued interest payable, were secured by MBSs with a carrying value of $542,675,000, including $3,523,000 of accrued interest receivable. At December 31, 1994, these borrowings had the following scheduled maturities:

                                                                           SECURITIES SOLD
                                                   REPURCHASE            UNDER AGREEMENTS TO
                                                   LIABILITY                 REPURCHASE
                                               ------------------   -----------------------------
                                               CARRYING   AVERAGE   CARRYING    MARKET    AVERAGE
                    MATURITY                    AMOUNT     RATE      AMOUNT     VALUE      YIELD
    -----------------------------------------  --------   -------   --------   --------   -------
                                                         (DOLLAR AMOUNTS IN THOUSANDS)
    Overnight................................  $142,799     6.40%   $159,485   $148,030     5.58%
    Up to 30 days............................   345,106     6.08     383,190    357,524     5.08
                                               --------     ----    --------   --------     ----
                                               $487,905     6.17%   $542,675   $505,554     5.22%
                                               ========     ====    ========   ========     ====

     The amount of risk under these borrowings, defined as the excess of carrying value (or market value, if higher) of assets sold under agreements to repurchase, including accrued interest, plus any cash or other assets on deposit to secure the repurchase obligations over the amount borrowed (adjusted for accrued interest), in the aggregate and with any one dealer was approximately $54,770,000 and $19,806,000, respectively, at December 31, 1994. The average rate paid on reverse repos amounted to 4.52%, 3.23% and 3.94% for the years ended December 31, 1994, 1993 and 1992, respectively, on average outstanding balances of $407,147,000, $175,165,000 and $175,807,000, respectively. The maximum amount of reverse repos outstanding at any month-end during the years ended December 31, 1994, 1993 and 1992 was $571,763,000, $276,991,000 and
$383,971,000, respectively.

NOTE 16:  ADVANCES FROM FEDERAL HOME LOAN BANK AND 1993 EXTRAORDINARY ITEM

     FHLB advances are secured by first mortgage loans with a carrying value of $582,288,000, private-issue MBSs with a carrying value of $186,542,000 and the stock of the FHLB. American Savings has adopted the policy of pledging excess collateral to facilitate future advances. At December 31, 1994, the excess collateral pledged to the FHLB amounted to $138,029,000. This excess collateral will support additional borrowings of $99,847,000.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     The following is a summary of FHLB advances at December 31, 1994 and 1993 (in thousands):

                                                                         1994       1993
                                                                       --------   --------
    Three-month LIBOR advances maturing in 1995......................  $450,000   $     --
    Three-month LIBOR advances maturing in 1994......................        --    290,000
    Fixed-rate advances maturing in 1994 with interest rates ranging
      from 7.90% to 8.85%............................................        --     37,500
    Fixed-rate advances maturing in 1996 with interest rates ranging
      from 8.10% to 8.40%............................................        --     26,500
    Fixed-rate advances maturing in 2003 with interest rates ranging
      from 5.46% to 6.05%............................................     4,205      4,550
                                                                       --------   --------
                                                                       $454,205   $358,550
                                                                       ========   ========

     In 1993, American Savings decided to prepay its fixed rate advances maturing in 1994 and 1996. As a result, an extraordinary charge of $4,300,000 was accrued in 1993 from the early extinguishment of FHLB advances.

NOTE 17:  OTHER BORROWED FUNDS

     Other borrowed funds consist of the following:

                                                                       DECEMBER 31,   DECEMBER 31,
                                                                           1994           1993
                                                                       ------------   ------------
                                                                             (IN THOUSANDS)
Face amount of 9.75% Mortgage-Backed Notes, Series C, due February 1,
  1994, net of issue discount and expenses...........................    $     --       $149,967
Bonds payable to housing finance authorities with an interest rate of
  6.10%, due in varying installments through 2002....................       9,890          9,890
Obligations under capital leases.....................................       3,485             --
Other borrowings.....................................................         749          1,087
                                                                          -------       --------
                                                                         $ 14,124       $160,944
                                                                          =======       ========

     Bonds payable to housing finance authorities are collateralized by MBSs having carrying and market values of $18,137,000 and $16,314,000, respectively, at December 31, 1994.

     Principal maturities of other borrowed funds for each of the five years subsequent to December 31, 1994 amount to $968,000 in 1995, $237,000 in 1996,
$251,000 in 1997, $270,000 in 1998 and $291,000 in 1999.

NOTE 18:  INCOME TAXES, ACCOUNTING CHANGE AND 1992 EXTRAORDINARY ITEMS

     American Savings adopted SFAS 109 on January 1, 1993. Financial statements for the year ended December 31, 1992, which reflect income tax expense pursuant to APB 11, have not been restated to apply SFAS 109.

     Under Accounting Principles Board Opinion No. 16, Business Combinations ("APB 16"), which was applied in recording the push-down accounting effects of Enstar Group's acquisition of American Savings in 1988, the future tax effects of differences between the fair values and tax bases of assets acquired and liabilities assumed in a business combination were considered in assigning values of such assets and liabilities (the net-of-tax approach).

     Deferred tax assets and liabilities were not recognized in business combinations. SFAS 109 amended APB 16 to require that the tax effects of differences between the tax bases and the fair values of assets acquired and liabilities assumed in a business combination be recognized by recording deferred tax assets and liabilities in the same manner as other temporary differences.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     The cumulative effect of implementing SFAS 109 resulted in income of $2,141,000 in 1993 as the remaining tax effects of differences between the tax bases and the fair values of assets and liabilities resulting from recording the push-down accounting effects of Enstar Group's acquisition of American Savings were eliminated. The implementation of SFAS 109 resulted in the elimination of all deferred taxes from American Savings' Statement of Consolidated Financial Condition as of the date of implementation of SFAS 109.

     Under SFAS 109, the tax effects of temporary differences between amounts reported in the financial statements and the tax bases of liabilities and assets result in deferred tax assets and liabilities. The valuation allowance on deferred tax assets represents the amount of such benefits that, based upon available evidence, are not expected to be realized.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1994 and 1993 follows:

                                                                       DECEMBER 31,   DECEMBER 31,
                                                                           1994           1993
                                                                       ------------   ------------
                                                                             (IN THOUSANDS)
Deferred tax assets
  Allowance for loan and real estate losses..........................    $  7,781       $  8,180
  Deferred base year tax bad debt deduction..........................       4,151         12,470
  Tax net operating loss and credit carryforwards....................       7,862          7,745
  Capital loss carryforwards.........................................          --          1,785
  Purchase accounting adjustments on loans...........................       1,382          2,310
  Unrealized losses on available for sale securities.................       3,747             --
  Other..............................................................       1,181          2,253
                                                                          -------        -------
  Gross deferred tax assets..........................................      26,104         34,743
  Less valuation allowance...........................................       2,188         10,394
                                                                          -------        -------
  Deferred tax assets, net of valuation allowance....................      23,916         24,349
                                                                          -------        -------
Deferred tax liabilities
  Excess financial statement basis an FHLB stock.....................       3,325          3,325
  Core deposit intangible............................................       2,375          2,838
  Loan origination fees, discounts and premiums......................       4,054          3,963
  Purchase accounting adjustments on fixed assets....................       2,239          2,757
  Unrealized gains on available for sale securities..................          --          3,437
  Other..............................................................         211            629
                                                                          -------        -------
  Gross deferred tax liabilities.....................................      12,204         16,949
                                                                          -------        -------
          Net deferred tax asset.....................................    $ 11,712          7,400
                                                                          =======        =======

     During 1994 and 1993, American Savings reduced the valuation allowance on deferred tax assets by $7,200,000 and $17,799,000, respectively, as a result of a change in the expectation of realization of deferred tax assets through future earnings and the utilization of capital loss carryforwards for which a valuation allowance was provided. Additionally, during 1994, American Savings reduced the valuation allowance on deferred tax assets by $1,006,000 as a result of the expiration of capital loss and general business credit carryforwards, for which valuation allowances were provided.

     American Savings will need to generate future taxable income, exclusive of reversing temporary differences and carryforwards, of $30,362,000 to fully realize the net deferred tax asset recorded at December 31, 1994. The primary differences between income from continuing operations and taxable income (loss) result from the nondeductible amortization of goodwill and the utilization of net operating loss carryforwards and tax bad debt deductions. Taxable income, exclusive of reversing temporary differences and

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

carryforwards, was $26,109,000, $19,561,000 and $42,164,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Based on American Savings' history of income from continuing operations for each of the three years ended December 31, 1994 and after considering the amounts received or to be received in 1995 pursuant to the recovery as more fully described in Note 25(B), management has determined that future taxable income, exclusive of reversing temporary differences and net operating loss carryforwards, will more likely than not be sufficient to fully realize the net deferred tax asset. However, there can be no assurance that American Savings will generate specified levels of taxable income in future years.

     As of December 31, 1994, American Savings had base year bad debt reserves for federal income tax purposes of $59,600,000 for which no deferred taxes have been provided.

     American Savings had no current income tax expense in 1994, 1993 or 1992. The provision for deferred income tax expense (benefit) consists of the following for each of the years presented:

                                                                    SFAS 109        APB 11
                                                                -----------------   -------
                                                                 1994      1993      1992
                                                                ------   --------   -------
                                                                      (IN THOUSANDS)
    Deferred Tax Expense (Benefit)
      Federal.................................................   2,462   $ (9,704)   14,964
      State...................................................     409     (1,496)    2,562
                                                                ------   --------   -------
                                                                 2,871   $(11,200)  $17,526
                                                                ======   ========   =======

     The 1994 and 1993 amounts above do not include deferred tax expense (benefit) of ($3,747,000) and $3,437,000, respectively, related to unrealized gains (losses) on available for sale securities which were charged directly to stockholders' equity in accordance with SFAS 115 (see Note 5).

     Income tax expense (benefit) attributable to income from continuing operations has been provided at effective rates of 13.0%, (58.0%) and 40.0% for the years ended December 31, 1994, 1993 and 1992, respectively. The following reconciles 'expected' corporate rates computed by applying the statutory federal income tax rate for each year to income before income taxes to actual income tax expense (benefit):

                                                                                       APB
                                                                     SFAS 109          11
                                                                  ---------------     -----
                                                                  1994      1993      1992
                                                                  -----     -----     -----
                                                                       (IN THOUSANDS)
    Statutory income tax expense................................   35.0%     35.0%     34.0%
    Reduction in beginning allowance for deferred tax assets....  (32.6)    (93.0)      N/A
    Adjustments to beginning deferred tax assets and liabilities
      due to enacted tax rate changes...........................    N/A      (3.7)      N/A
    Amortization of non-taxable valuation adjustments...........    N/A       N/A       6.7
    Amortization of goodwill....................................    7.6       8.7       3.7
    Non-taxable gain on sale of assets resulting from push-down
      accounting................................................    N/A       N/A      (6.8)
    State income tax, net of federal benefit....................    4.2      (5.0)      3.9
    Other, net..................................................   (1.2)       --      (1.5)
                                                                  -----     -----     -----
                                                                   13.0%    (58.0)%    40.0%
                                                                  =====     =====     =====
    N/A -- Not applicable under SFAS 109 or APB 11

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     The significant components of deferred income tax expense (benefit) in 1994 and 1993, as computed pursuant to SFAS 109, follows:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1994       1993
                                                                        -------   --------
                                                                          (IN THOUSANDS)
    Deferred tax expense (benefit), excluding items below.............  $  (643)  $ (1,988)
    Reduction in beginning allowance for deferred tax assets..........   (7,200)   (17,799)
    Bad debt deduction................................................    8,799      8,699
    Prepayment of FHLB advances.......................................    1,196         --
    Utilization of capital loss carryforwards.........................      719         --
    Adjustments to beginning deferred tax assets and liabilities due
      to enacted tax rate changes.....................................       --       (708)
    FHLB stock dividends..............................................       --        596
                                                                        -------   --------
    Total deferred tax expense (benefit)..............................  $ 2,871   $(11,200)
                                                                        =======   ========

     Under APB 11, deferred taxes arose from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized on the financial statements. Deferred tax expense for the year ended December 31, 1992 resulting from these timing differences consisted of the following (in thousands):

    Tax under book loan fee income and discounts on purchased loans............  $ 2,387
    Utilization of deferred bad debt deduction.................................   11,655
    Allowance for loss on investment in real estate............................    2,247
    FHLB stock dividend........................................................      583
    Tax under book income on residuals.........................................       --
    Other items, net...........................................................      654
                                                                                 -------
                                                                                 $17,526
                                                                                 =======

     As of December 31, 1994, American Savings' estimated net operating loss carryforwards for federal income tax purposes amounted to $18,000,000 and expire as follows: $13,000,000 in 2001; $1,000,000 in 2006; and $4,000,000 in 2007.
Based on the Internal Revenue Code and Temporary Treasury Regulations promulgated under Section 382, American Savings may have experienced an ownership change as of June 1, 1992, the effective date of the Enstar Group plan of reorganization (discussed in Note 1). Accordingly, the use of the tax net operating loss carryforwards of American Savings that arose prior to June 1, 1992 to offset taxable income may be limited for subsequent years. Management believes that such limitation would not materially affect the timing of the utilization of American Savings' net operating loss carryforwards in comparison to the timing of the utilization of net operating loss carryforwards if an ownership change has not occurred.

     The limitation period for assessment of American Savings' federal, state and local income taxes has not expired for tax years commencing on or after September 1, 1990. Additionally, the Enstar Group federal consolidated tax return for the tax year ended August 31, 1990 may be open for assessment with respect to American Savings as a result of the bankruptcy of Enstar Group. American Savings was a member of the Enstar Group consolidated federal income tax group from April 29, 1988 through March 6, 1990. Further, the limitation period for assessment of New York City General Corporation Taxes for Kaufmann, Alsberg & Co., Inc., a former subsidiary of American Savings, has not expired for tax years ended September 30, 1987 and thereafter.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     Utilization of net operating loss carryforwards for financial statement purposes in 1992 were accounted for in accordance with APB 11, accordingly an extraordinary credit of $17,400,000 is reflected in that year.

NOTE 19:  INTEREST RATE EXCHANGE AGREEMENTS, CAPS AND OPTIONS

     American Savings has, from time to time, entered into agreements to assume fixed rate interest payments in exchange for variable market-indexed interest payments and to assume variable market-indexed interest payments in exchange for fixed rate interest payments ("reverse swaps"). Variable interest payments are based on three-month LIBOR. Interest expense on borrowed funds was reduced by $337,000, $3,195,000 and $3,344,000 for the years ended December 31, 1994, 1993 and 1992, respectively, and interest expense on deposits by $1,445,000 for the year ended December 31, 1994, as a result of the use of interest rate exchange agreements.

     The reverse swap was collateralized by MBSs having a carrying value and market value of $2,967,000 and $2,712,000, respectively, at December 31, 1994.

     The following tables summarize interest rate exchange agreements outstanding at December 31, 1994 and 1993 (dollar amounts in thousands):

                                                                                         WEIGHTED
                                                                                          AVERAGE
                                                                                       INTEREST RATE
                                                                          ORIGINAL    AT DECEMBER 31,
                                                NOTIONAL    TERMINATION    TERM TO    ---------------
                                                PRINCIPAL      DATE       MATURITY    PAID   RECEIVED
                                                ---------   -----------   ---------   ----   --------
    December 31, 1994
      Reverse swap............................   $ 70,000       1997      5.00 yrs.   6.38%    6.37%
    December 31, 1993
      Reverse swap............................   $ 70,000       1997      5.00 yrs.   3.38%    6.37%

     During 1994, American Savings purchased interest rate caps on three-month LIBOR as a hedge against rising interest rates. At December 31, 1994, the notional principal amount of caps was $250,000,000, at rates ranging between 4.00% and 5.75%, expiring from March of 1996 through September of 1997. At December 31, 1994, unamortized cap premiums amounted to $6,405,000; there were no caps at December 31, 1993. During the year ended December 31, 1994, American Savings amortized $999,000 in cap premiums which increased interest expense on borrowed funds and recorded $526,000 in cap income which decreased interest expense on borrowed funds.

     Additionally, during 1994, American Savings purchased options on MBSs as a hedge of the market value of first mortgage loans held for sale. This transaction resulted in hedging gains of $1,005,000, which reduced losses on sales of assets held for sale. As of December 31, 1994, American Savings had no option positions outstanding.

NOTE 20:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Disclosures about the estimated fair value of financial instruments as of December 31, 1994 and 1993 is made in accordance with the requirements of Statement of Financial Accounting Standards No. 119 Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments ("SFAS 119"). Estimated fair values are determined by American Savings' using available market information and appropriate valuation methodologies. These estimates do not reflect any premium or discount that could result from offering for sale at one time American Savings' entire holdings of a particular financial instrument. Because no quoted market prices exist for a significant portion of American Savings' financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. Accordingly, the estimates

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

presented below are not indicative of the amounts American Savings could realize in a current market exchange. The use of different market assumptions and/or methodologies may have a material effect on the estimates of fair value.

     Fair value estimates are based upon existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include office properties and equipment, goodwill and core deposit intangibles.

     A summary of the carrying values and estimated fair values of financial assets at December 31, 1994 and 1993 follows (in thousands):

                                            DECEMBER 31, 1994             DECEMBER 31, 1993
                                        -------------------------     -------------------------
                                         CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                          VALUE        FAIR VALUE       VALUE        FAIR VALUE
                                        ----------     ----------     ----------     ----------
    Cash..............................  $   35,414     $   35,414     $   30,095     $   30,095
    Interest bearing deposits.........         237            237            165            165
    Federal funds sold................      70,000         70,000         50,000         50,000
    Securities available for sale.....     159,282        159,282        615,473        615,473
    Securities held to maturity,
      net.............................     121,324        115,617          9,456          9,457
    Assets held for sale..............      63,758         63,805        113,228        113,554
    Federal Home Loan Bank stock......      25,181         25,181         20,175         20,175
    Mortgage-backed securities held to
      maturity, net...................     960,230        904,996        547,548        549,644
    Loans receivable, net.............   1,948,124      1,902,031      1,577,511      1,612,140
    Accrued interest and dividends
      receivable......................      22,436         22,436         16,197         16,197

     Cash, Interest Bearing Deposits and Federal Funds Sold. The carrying amounts of cash and short-term investments, including interest bearing deposits and Federal funds sold, approximate fair value because they mature in six months or less and do not present unanticipated credit concerns.

     Securities Available for Sale. The fair value of U.S. Treasury securities and equity securities was estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. See Mortgage-Backed Securities Held to Maturity, Net for a description of the methodology used in the determination of the estimated fair value of MBSs, including CMOs.

     Securities Held to Maturity, Net. The fair value of securities held to maturity was estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     Assets Held for Sale. The fair value of student loans is assumed to equal the carrying value because the interest rate on these loans is adjustable and the servicers of these loans are contractually obligated to buy these loans from American Savings at a price not less than par at the time principal payments commence. See Loans Receivable, Net for a description of the methodology used in the determination of the estimated fair value of residential mortgages.

     Federal Home Loan Bank Stock. The carrying amounts of Federal Home Loan Bank stock equalled its fair value because it is nontransferable and as such has no secondary market value other than its par redemption value.

     Mortgage-backed Securities Held to Maturity, Net. Fair values of MBSs were determined on a security by security basis within three categories of securities -- agency fixed-rate and 15-year balloons, collateralized mortgage obligations ('CMOs') and agency and private pass-through adjustable rate securities. Fair values of agency fixed rate and 5- and 7-year balloon securities were based upon generic month end quoted market

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

prices by coupon. Fair values of CMOs were estimated based upon discounting projected cash flows, taking into consideration (i) expected prepayments based upon current market conditions and historical performance and (ii) the current market spreads to the corresponding treasury investments. Fair values of agency and private pass-through adjustable rate securities were estimated based upon the same methodology as CMOs with additional consideration given to (i) the repricing characteristics of the security, including caps, floors and margins and (ii) the index associated with the individual security.

     Loans Receivable, Net. Fair values were estimated for portfolio's of loans with similar financial characteristics. The loans were segmented by type such as residential mortgages, commercial real estate, corporate and consumer loans for the purposes of determining value. Each loan category was further segmented as described below. While management believes that the assumptions used in estimating fair values are reasonable, because there is no market for many commercial real estate, corporate and consumer loans, management has no basis to determine whether the fair values presented would be indicative of the value negotiated in an actual sale.

     Permanent Residential Mortgages. Fixed rate loans were sorted by loan type and interest rate. Adjustable rate mortgage loans were segregated into categories based on the underlying index of the loan. Cash flows were projected for each of the categories, using an average of published prepayment speeds for similar instruments and discounted at rates based on current market required yields for similar instruments, adjusted for servicing costs.

     Commercial Real Estate and Corporate Loans. The estimated fair value of commercial real estate loans, except for variable rate loans which reprice in two months or less, was determined by projecting principal and interest cash flows in the aggregate for loans having similar risk and payment characteristics. The principal cash flows were discounted at a rate reflecting the credit risk inherent in the portfolio and servicing costs. The estimated fair value of variable rate loans which reprice in two months or less was assumed to equal carrying value. To incorporate the risk of not receiving principal, the general loan loss reserve was subtracted from the present value of the principal cash flows and carrying value for variable rate loans repricing in two months or less.

     Consumer Loans. Personal credit lines, home equity and share loans were assumed to have a fair value equal to book value because of their short maturity and variable pricing features. The fair value of automobile loans was calculated by discounting cash flows, adjusted for prepayments based on historical experience, and were discounted using applicable interest rates.

     Accrued Interest and Dividends Receivable. Carrying amount approximates fair value.

     A summary of the carrying values and estimated fair values of financial liabilities at December 31, 1994 and 1993 follows (in thousands):

                                                 DECEMBER 31, 1994         DECEMBER 31, 1993
                                              -----------------------   -----------------------
                                               CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                VALUE      FAIR VALUE     VALUE      FAIR VALUE
                                              ----------   ----------   ----------   ----------
    Passbook, checking and money market
      savings and accrued interest..........  $  648,195   $  648,195   $  703,266   $  703,266
    Certificate accounts....................   1,687,432    1,682,834    1,524,824    1,543,364
    Securities sold under agreements to
      repurchase............................     487,534      487,534       98,338       98,338
    Advances from Federal Home Loan Bank....     454,205      453,329      358,550      358,364
    Other borrowed funds....................      14,124       12,178      160,944      161,826

     Passbook, Checking and Money Market Savings and Accrued Interest. The fair value of deposits with no stated maturity, including passbook accounts, checking accounts and money market accounts and accrued

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

interest payable, equals the amount payable on demand at December 31, 1994 and 1993, or carrying value. Accordingly, this valuation does not include the benefit that results from the low-cost funding provided by these deposit liabilities compared to the cost of borrowing funds in the market.

     Certificate Accounts. The estimated fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate was estimated using the rates offered by American Savings on December 31, 1994 and 1993 for deposits of similar remaining maturities.

     Securities Sold Under Agreement to Repurchase. The carrying amounts for reverse repos approximate fair value because they mature in six months or less.

     Advances from Federal Home Loan Bank. The estimated fair value of FHLB advances was determined by discounting the contractual principal and interest payments at rates offered at the respective dates for FHLB advances with similar terms and remaining maturities.

     Other Borrowed Funds. The estimated fair value of other borrowed funds was determined by discounting the contractual principal and interest payments at rates offered at the respective dates for borrowings with similar terms and remaining maturities.

     Reverse Swap. The estimated fair value of the reverse swap was a net payable of $3,115,000 at December 31, 1994 and a net receivable of $3,148,000 at December 31, 1993. The estimated fair values were obtained from independent dealer quotes and represent the estimated amount American Savings would receive or pay to terminate the agreements, taking into account current interest rates.

     Caps. The estimated fair value of caps was $11,841,000 at December 31, 1994 and was obtained from independent dealer quotes. Unamortized cap premiums amounted to $6,405,000. There were no cap agreements outstanding at December 31, 1993.

NOTE 21:  EMPLOYEE BENEFIT AND STOCK OPTION PLANS

     American Savings sponsors a savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") which provides that employees can defer a portion of their annual earnings on a pretax basis. American Savings' provided a matching contribution of 50% of up to 10% of earnings deferred by employees from January 1, 1991 through March 31, 1991 and suspended the match from April 1, 1991 until December 31, 1992. On January 1, 1993, American Savings' began to match employee contributions at the rate of 100% of up to 2.5% of earnings deferred by an employee, and increased the match to 3% of earnings deferred effective January 1, 1994.

     Until March 31, 1993, American Savings sponsored a defined contribution pension plan (the "Pension Plan"), funded each year in amounts equal to a fixed contribution formula, covering substantially all employees. Effective as of March 31, 1993, the Pension Plan merged into the 401(k) Plan and all subsequent contributions were made to the discretionary contribution portion of that plan. Contributions were equal to 2% of annual base compensation plus 2% of base compensation in excess of the Social Security Wage Base. In 1994, the discretionary contribution increased to 3% of annual base compensation plus 3% of base compensation in excess of the Social Security Wage Base and a further contribution of 1% of annual base compensation for every 20% by which pretax core earnings for fiscal 1994 exceeded pretax core earnings for fiscal 1993.

     Aggregate expense under the 401(k) and Pension Plan amounted to $1,372,000, $724,000 and $171,000, respectively, for the years ended December 31, 1994, 1993 and 1992.

     American Savings' three stock option plans include the 1990 Employee Stock Incentive Plan (the "1990 Plan"), the 1991 Non-Employee Directors' Stock Option Plan (the "1991 Plan") and the 1992 Employee Stock Incentive Plan (the "1992 Plan").

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     The 1992 Plan provides for the grant, to eligible employees, of stock options, stock appreciation rights, restricted stock, deferred stock, performance awards, dividend equivalents and other stock-based awards. The 1992 Plan provides that, in addition to 400,000 shares of American Savings Common Stock initially reserved for distribution, up to 500,000 shares authorized but not distributed under the 1990 Plan may be distributed under the 1992 Plan. As of December 31, 1994, a total of 595,417 shares of American Savings Common Stock, subject to adjustment, were reserved for issuance under either the 1990 Plan or the 1992 Plan, of which 544,884 are subject to grants which have been issued and 50,533 are available for grant. The 1990 Plan provides for the grant, to eligible employees, of stock options, stock appreciation rights, restricted stock and deferred stock. As of December 31, 1994, 73,084 shares of American Savings Common Stock were reserved and available for distribution under the 1990 Plan, all of which relate to grants which have been issued. The 1990 Plan and the 1992 Plan provide that stock options become exercisable as prescribed by the Stock Option Committee at the date of grant at an exercise price no less than the fair market value per share of American Savings Common Stock on the date of grant.

     The 1991 Plan, as amended, is intended to enable directors who are not employees of American Savings to acquire a proprietary interest in American Savings. Stock options under this plan are non-qualified options, exercisable upon grant, having an exercise price equal to the fair market value per share of American Savings Common Stock on the date of grant. As of December 31, 1994, a total of 62,500 shares of American Savings Common Stock were reserved for issuance, all of which relate to grants which have been issued.

     The following table presents information on stock options under these plans:

                                                     1990 PLAN            1991 PLAN             1992 PLAN
                                                --------------------  -----------------  -----------------------
                                                NUMBER OF   OPTION    NUMBER OF  OPTION  NUMBER OF     OPTION
                                                 SHARES      PRICE     SHARES    PRICE    SHARES       PRICE
                                                ---------  ---------  ---------  ------  ---------  ------------
Outstanding, December 31, 1992.................  145,834   $.47-2.50   100,000   $1.02    632,280   $ 1.09- 7.19
  Granted......................................       --          --        --      --     90,700    11.13-11.56
  Exercised....................................  (29,807)   .47-2.50   (17,500)   1.02    (34,700)    4.53- 5.00
  Cancelled....................................   (2,339)   .47-2.50        --      --    (20,600)    5.00-11.56
                                                 -------   ---------   -------   -----   --------   ------------
Outstanding, December 31, 1993.................  113,688    .47-2.50    82,500    1.02    667,680     1.09-11.56
  Exercised....................................  (40,404)   .47-2.50   (20,000)   1.02   (195,880)    1.09-11.56
  Cancelled....................................     (200)       2.50        --      --         --             --
                                                 -------   ---------   -------   -----   --------   ------------
Outstanding, December 31, 1994.................   73,084   $.47-2.50    62,500   $1.02    471,800   $ 1.09-11.56
                                                 =======   =========   =======   =====   ========   ============
Exercisable, December 31, 1994.................   73,084                62,500            373,570
                                                 =======               =======           ========

     As contemplated by the Merger Agreement, no additional options will be granted under the 1990 Plan, 1991 Plan or 1992 Plan. The Merger Agreement provides that, in connection with the Merger, each holder of a stock option which is outstanding immediately prior to the Merger Effective Date will receive a cash payment in an amount equal to the excess of $21.00 per share covered by the option over the exercise price of the option, and the option will be cancelled. Additionally, the Stock Option Committee of the Board determined that all options granted under the 1992 Plan and outstanding as of January 31, 1995 to purchase shares of American Savings' Common Stock that had not become vested and exercisable on or before January 31, 1995, be accelerated, vested and exercisable as of that date.

NOTE 22:  STOCKHOLDERS' EQUITY

     (A) COMMON STOCK -- At the close of business on April 27, 1993, a one-for-five reverse split of all issued and outstanding shares of American Savings Common Stock became effective. American Savings paid to shareholders of record at the close of business on April 27, 1993, an aggregate of $25,000 cash in lieu of 9,751 fractional shares resulting from the reverse split. Additionally, the number of authorized shares of American Savings Common Stock was reduced from 120,000,000 to 24,000,000 shares. All references in the Consoli-

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

dated Financial Statements and Notes to Consolidated Financial Statements to the number of shares of American Savings Common Stock and the per share amounts have been adjusted to reflect the reverse split.

     (B) SERIES A PREFERRED STOCK -- On December 30, 1992, American Savings redeemed all of its then outstanding $2.19 Cumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock") for $25.21 per share plus $6.57 per share, representing previously unpaid dividends to December 30, 1992. Additionally American Savings paid all dividends in arrears on Series A Preferred Stock surrendered for conversion to cash after January 1, 1990, up to and including the dividend payment date immediately preceding the date of conversion. The total amount paid in connection with the redemption, conversion and payment of dividends in arrears was $2,537,000.

     (C) REGULATORY CAPITAL MAINTENANCE/DIVIDEND AGREEMENT -- As a condition of the approval of the Enstar Merger by a predecessor to the OTS (the Federal Home Loan Bank Board) and the Federal Savings and Loan Insurance Corporation (the "FSLIC"), Enstar Group and Enstar Financial entered into the Capital Maintenance Agreement with the FSLIC pursuant to which Enstar agreed to maintain American Savings' regulatory capital at or above required levels. On May 31, 1991, Enstar Group and Enstar Financial filed for protection under Chapter 11 of the federal Bankruptcy Code (see Note 1).

     American Savings, as a subsidiary of a savings and loan holding company, is required to provide 30 days prior notice to the OTS of its intention to declare any dividends. The Capital Maintenance Agreement provides that American Savings may not pay dividends or repurchase stock unless the payment of dividends or repurchase of stock would not reduce the regulatory capital of American Savings below its regulatory capital requirement. If that condition is met, the Capital Maintenance Agreement provides that American Savings (1) may pay dividends in an aggregate amount of not more than 50% of American Savings' net income for its fiscal year as reflected in American Savings' audited financial reports, (2) may pay dividends in an aggregate amount of not more than 75% of American Savings' net income for its fiscal year as reflected in American Savings' audited financial reports if American Savings' regulatory capital is equal to or greater than its fully phased-in capital requirement and (3) may pay dividends in an aggregate amount of not more than 90% of American Savings' net income for its fiscal year as reflected in American Savings' audited financial reports if American Savings' regulatory capital is equal to or greater than (a) its fully phased-in regulatory capital requirement plus (b) 2% of American Savings' liabilities. The calendar year constitutes the fiscal year for net income availability computations pursuant to the Capital Maintenance Agreement.

     (D) REGULATORY CAPITAL -- Under OTS regulations, American Savings is required to meet three capital standards -- a leverage limit (core capital requirement), a tangible capital requirement and a risk-based capital requirement. At December 31, 1994, American Savings met all three of its capital requirements.

     The leverage limit requires savings institutions to maintain core capital of at least 3% of adjusted total assets. Core capital, as defined in the regulations, consists of common stockholder's equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in subsidiaries, less intangible assets not considered qualifying intangible assets (subject to limitation discussed below) and investments in and advances to subsidiaries engaged in activities which are not permissible for national banks (subject to the phase-out period discussed below). On November 28, 1994, the acting director of OTS announced that OTS will no longer require savings institutions to include unrealized gains and losses on available for sale debt securities in regulatory capital. Under the revised OTS policy, institutions must value available for sale debt securities at amortized cost for regulatory capital purposes. At December 31, 1994, American Savings excluded unrealized losses on securities available for sale, net of deferred tax benefits of $5,967,000 from core capital.

     Purchased mortgage servicing rights may be included in core capital, with certain limitations. The regulation also permits supervisory goodwill existing as of April 12, 1989 to count toward the minimum core capital requirement in an amount not to exceed 0.375% of adjusted total assets at December 31, 1994.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

American Savings has been advised by OTS that it may treat its goodwill as qualifying supervisory goodwill unless and until it is notified to the contrary by the Director of OTS. At December 31, 1994, American Savings' supervisory goodwill amounted to $56,982,000, or approximately 1.6% of adjusted total assets; the amount of goodwill included in American Savings' core capital was $13,138,000, or 0.375% of adjusted total assets. After December 31, 1994, no supervisory goodwill may be included in calculating core capital.

     Although core deposit intangibles are excluded from core capital, core deposit intangibles resulting from transactions consummated prior to March 4, 1994 were grandfathered and recognized for capital purposes, to the extent permitted by OTS, provided that such core deposit intangibles are valued in accordance with generally accepted accounting principles ("GAAP") supported by credible assumptions, and have their amortization adjusted at least annually to reflect decay rates (past and projected) in the acquired customer base. American Savings believes that its core deposit intangibles, which amounted to $6,157,000 at December 31, 1994, will continue to be permitted to be included in core and total capital.

     Under the tangible capital requirement, savings institutions must maintain tangible capital in an amount not less than 1.5% of adjusted total assets. Tangible capital is defined as core capital minus intangible assets, such as goodwill and core deposit intangibles. However, purchased mortgage servicing rights may be included in calculating tangible capital, with certain limitations.

     The risk-based capital requirement requires an 8.0% ratio of total core and supplementary capital to risk-weighted assets. One-half of these requirements must be met with core capital. Supplementary capital is defined to include, among other things, general loss reserves; however, general loss reserves are limited to 1.25% of risk-weighted assets. At December 31, 1994, American Savings' general loan loss reserves totaled $16,787,000, all of which was included in supplementary capital.

     Effective January 1, 1994 with implementation originally scheduled to begin September 30, 1994, institutions deemed to have an "above normal" level of interest rate risk ("IRR") would have been required to deduct a portion of that risk from total risk-based capital. However, the acting director of OTS postponed implementation of the IRR capital deduction until OTS publishes the process under which institutions may appeal the capital deduction. Until such appeals process is finalized, which could occur in time for the capital deduction to go into effect on March 31, 1995, the IRR capital deduction has been waived.

     A normal level of exposure, under the rule, is considered to exist if an immediate 200 basis point increase or decrease in market interest rates (whichever produces a greater decline) results in a decline in net portfolio value ("NPV") amounting to no more than 2% of the estimated present value of assets. NPV represents the net discounted cash flows stemming from an institutions' assets, liabilities and off-balance sheet items. The IRR component, which is deducted from total risk-based capital, is equal to 50% of the amount by which an institution's measured IRR exceeds normal IRR (2% multiplied by the estimated present value of total assets). The IRR component must be calculated on a quarterly basis, but is implemented for capital purposes after a three-quarter lag. As such, the amount of capital that an institution must hold as of a given quarter is based upon the IRR component computed for the quarter ended nine months earlier. However, if an institution demonstrates to the OTS that it has reduced its IRR after the calculation date, a lower IRR component may be utilized. Although American Savings' most recent computation of IRR (September 30, 1994) reflects an IRR component of approximately $2,740,000, OTS' calculations as of September 30, 1994, which are based upon certain different assumptions, reflect an IRR component for American Savings of approximately $20,371,000. If the OTS' IRR component had been imposed on American Savings at December 31, 1994, American Savings' total risk-based capital under both the current and fully phased-in capital requirements would have been reduced by $10,117,000, the OTS' IRR component for American Savings at March 31, 1994. At December 31, 1994, American Savings' total capital was sufficient to accommodate such IRR component and to meet its current and fully phased-in capital requirements.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

     OTS has directed American Savings to submit a plan to reduce interest rate risk and to increase capital levels in order to provide a sufficient cushion against interest rate risk.

     The following table reconciles, as of December 31, 1994, capital calculated under GAAP to capital calculated for each of the three current and fully phased-in capital requirements and its ratio of core capital to risk-weighted assets (unaudited):

                                                            CURRENT          FULLY PHASED-IN
                                                       ------------------   ------------------
                                                        BALANCE       %      BALANCE       %
                                                       ----------   -----   ----------   -----
                                                            (DOLLAR AMOUNTS IN THOUSANDS)
    Core Capital
      Capital calculated under GAAP..................  $  216,534           $  216,534
      Adjustment for unrealized losses on securities
         available for sale..........................       5,967                5,967
      Less goodwill..................................     (43,844)             (56,982)
                                                       ----------           ----------
      Core capital...................................     178,657    5.09%     165,519    4.72%
      Required core capital..........................     105,288    3.00      105,288    3.00
                                                       ----------   -----   ----------   -----
      Capital excess.................................  $   73,369    2.09%  $   60,231    1.72%
                                                       ==========   =====   ==========   =====
      Adjusted total assets for core capital.........  $3,509,597           $3,509,597
                                                       ==========           ==========
    Risk-based Capital
      Core capital calculated above..................  $  178,657           $  165,519
      Supplementary capital
         General loan loss reserves..................      16,787               16,787
      Assets required to be deducted.................         (94)                 (94)
                                                       ----------           ----------
      Risk-based capital.............................     195,350   11.06%     182,212   10.39%
      Required risk-based capital....................     141,356    8.00      140,305    8.00
                                                       ----------   -----   ----------   -----
      Capital excess.................................  $   53,994    3.06%  $   41,907    2.39%
                                                       ==========   =====   ==========   =====
      Risk-weighted assets...........................  $1,766,950           $1,753,812
                                                       ==========           ==========
    Ratio of core capital to risk-weighted assets....               10.11%                9.44%
                                                                    =====                =====
    Tangible Capital
      Capital calculated under GAAP                    $  216,534           $  216,534
      Adjustments
         Unrealized losses on securities available
           for sale..................................       5,967                5,967
         Intangible assets
           Goodwill..................................     (56,982)             (56,982)
           Core deposit intangibles..................      (6,157)              (6,157)
                                                       ----------           ----------
      Tangible capital...............................     159,362    4.55%     159,362    4.55%
      Required tangible capital......................      52,552    1.50       52,552    1.50
                                                       ----------   -----   ----------   -----
      Capital excess.................................  $  106,810    3.05%  $  106,810    3.05%
                                                       ==========   =====   ==========   =====
      Adjusted total assets for tangible capital.....  $3,503,440           $3,503,440
                                                       ==========           ==========

NOTE 23:  INCOME PER SHARE

     Income per share is calculated by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents outstanding during the relevant periods. Net income applicable to common shares differs from net income as a result of the Series A Preferred Stock

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

dividend requirement which amounted to $97,000 for the year ended December 31, 1992. Income per share for all periods presented has been computed after giving effect to a one-for-five reverse split of all issued and outstanding shares of American Savings Common Stock effected April 27, 1993.

NOTE 24:  COMMITMENTS AND CONTINGENCIES

     (A) COMMITMENTS -- In addition to loans in process (see Note 9) at December 31, 1994, American Savings was committed to fund loans with fixed interest rates of approximately $9,684,000 and with variable interest rates of $35,136,000 and to sell $12,324,000 of fixed-rate loans. Additionally, at December 31, 1994, American Savings was committed to purchase servicing rights on approximately $79,200,000 of residential mortgage loans for approximately $950,000.

     Standby letters of credit amounted to $11,282,000 at December 31, 1994. Standby letters of credit are conditional commitments issued by American Savings to guarantee the performance of borrowers to a third party. American Savings' guarantees are primarily to support public bond financing arrangements. The credit risk involved in issuing these letters of credit is essentially the same as that involved in extending commercial real estate loan facilities to borrowers. American Savings has pledged MBSs having a carrying value at December 31, 1994 of $19,789,000 as collateral under standby letters of credit.

     (B) CONTINGENCIES -- A recent federal appeals court decision held, in part, that a lender improperly disclosed the collection of the Florida state intangible tax, among other things, from the borrower, thereby subjecting the loan to rescission under the Federal Truth-in-Lending Act (the "TILA") by the borrower for three years after it was made. Subsequent to the court's initial decision and prior to its refusal to reconsider its decision, the Florida legislature amended the language of the intangible tax to clarify the legislature's previous intention that the intangible tax be disclosed for purposes of the TILA in a manner that had been followed by most lenders in Florida, including American Savings. Although the Florida legislature intended this legislation to apply retroactively, no judicial determination has yet been made as to the retroactive effect of this legislation on loans originated prior to its effective date. This court decision may also apply to a similar intangible tax imposed by other states. Legislation has also been introduced in the United States Congress to ameliorate the possible adverse impact of the court decision. To its knowledge, no claims of a material amount have been filed against American Savings under this recent court decision and no notice of a breach of a representation has been received citing American Savings' loan sale agreements requesting it to repurchase, cure or substitute other loans for the loans sold. At this time it is not possible to determine the impact of this ruling, if any, on American Savings or the outcome of the proposed federal legislation.

NOTE 25:  LEGAL MATTERS

     (A) OTS ENFORCEMENT ACTION AND LOSS CONTINGENCY. In October 1992, OTS advised American Savings that it had effected, through OTS cease and desist orders, a settlement, for $11,200,000, of its enforcement action and American Savings' private lawsuit against American Savings' former law firm, Kirkpatrick & Lockhart; Alan J. Berkeley, a senior partner of that firm; Harris C. Friedman, former Chairman of the Board, President and Chief Executive Officer of American Savings; and Richard J. Grassgreen, a former director of American Savings. Of the $11,200,000, Kirkpatrick & Lockhart agreed to pay $9,000,000 to OTS for the benefit of American Savings. In addition, Harris Friedman agreed to pay $700,000 and Richard Grassgreen agreed to deliver a $1,500,000 promissory note payable in five annual installments of $300,000, beginning in November 1992. During February 1993, Mr. Grassgreen filed for protection under Chapter 11 of the Bankruptcy Code. During 1994, American Savings received $576,000 directly from the Grassgreen bankruptcy estate in settlement of its claim and in February 1995, American Savings received an additional $300,000 indirectly related to the Grassgreen settlement.

     The OTS settlement documents provide that 10% of the settlement amounts was allocated to the settlement of American Savings' private lawsuit and the remaining 90% was allocated to the OTS enforcement

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

action. Further, pursuant to the cease and desist orders and by the Supervisory Directive dated October 21, 1992, OTS directed American Savings to pay its litigation attorneys in the private lawsuit no more than a total of 33 1/3% of 10% of the settlement amounts, as and when collected, or $373,333, if all settlement amounts are collected. On October 9, 1992, American Savings was served with a charging lien, filed in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida (Case No. 91-50064 CA 28), for attorneys fees and costs by its attorneys in its private lawsuit, asserting a claim in the amount of 33 1/3% of all amounts to be paid to or for the benefit of American Savings in settlement of both OTS's enforcement action and American Savings' private lawsuit, which would equal $3,733,333.

     Pursuant to the OTS Supervisory Directive of October 21, 1992, OTS elected to recover from American Savings $350,000 for its costs of investigation and settlement proceedings.

     In February 1995 and during 1994, 1993 and 1992, American Savings received cash payments of $300,000, $576,000, $500,000 and $9,500,000, respectively.
These amounts are included in American Savings' results of operations for each of those periods after deducting legal fees aggregating approximately $362,000, representing the amount due to American Savings' litigation attorneys under the OTS directive, and $350,000 paid to OTS. Attorneys' fees related to amounts recovered through February 1995, according to the charging lien, could range from $362,000 to $3,620,000 in principal amount. American Savings accrued, against the amounts it had received ($10,876,000), and paid, pursuant to the OTS Supervisory Directive entered on October 21, 1992, attorneys' fees of $362,000.

     On June 29, 1994, the OTS entered an Order to Cease and Desist ("C & D") against American Savings (to which American Savings consented), reaffirming its Supervisory Directive of October 21, 1992 directing and ordering American Savings not to make any payment to the charging lien claimants without prior written approval of OTS in excess of $373,333 (1/3 of 10% of the settlement amounts, if fully collected), less amounts previously paid, for attorneys' fees, in satisfaction of the charging lien or any judgment that may be entered in the related litigation.

     On July 26, 1994, the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida (the "Circuit Court") issued a final order determining entitlement to and awarding attorneys' fees in connection with the charging lien. The order awarded to the charging lien claimants the sum of approximately $3,000,000, plus prejudgment interest, less amounts previously paid or credited to them as fees. The Circuit Court retained jurisdiction to award attorneys' fees and costs. An amended final judgment in the amount of approximately $3,624,000, including prejudgment interest, was entered on August 1, 1994, as a result of certain errors of calculation in the original judgment. The Circuit Court's order is in conflict with the C & D and the Supervisory Directive.

     After consultation with counsel, American Savings believes that the Circuit Court award is in error, particularly in light of the prior, contrary, OTS mandates, and intends to vigorously pursue the appeal of the court order, which was initiated by trial counsel for American Savings on August 23, 1994 in the Third District Court of Appeals of the State of Florida (Case No. 94-02051), as well as other potential available remedies. In view of the foregoing, American Savings has not accrued additional fees awarded to the charging lien claimants as a result of the court order. Additional amounts, if any, will be charged against future results of operations.

     On July 27, 1994, the charging lien claimants filed a Petition for Review against OTS in the United States Court of Appeals for the Eleventh Circuit, seeking that the C & D be enjoined, suspended, terminated or otherwise modified. American Savings was not named as a party to the action and cannot predict its outcome or the extent to which it may affect the charging lien litigation. American Savings cannot predict the effect of the Merger, if any, upon this litigation.

     (B) AMERICAN SAVINGS AND MICHAEL MILKEN, LOWELL MILKEN ET AL. On November 14, 1991, American Savings filed suit in the United States District Court for the Southern District of Florida (Case No. 91-2611)

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

against Michael Milken, Lowell Milken and numerous other persons and entities related to the Milkens or to Drexel Burnham Lambert Incorporated. The suit alleged, among other things, that the defendants, through the use of false and misleading statements concerning the nature, value, risks and liquidity of junk bonds and through control and manipulation of the junk bond market, corruptly obtained influence and control over American Savings, Enstar Group and their affiliates and used the control to cause these entities to make investments in junk bonds that were unsuitable or overpriced. The suit asserted, among other things, that these actions violated federal and state securities, antitrust and federal racketeering (RICO) laws and constituted common law fraud, breach of fiduciary duty, unfair competition and violations of other statutory and common law rules.

     In the action, American Savings sought, on behalf of itself and Enstar Group, among other things, compensatory, consequential, punitive, rescissionary and treble damages and costs of the suit, including attorneys' fees. Damages before trebling were estimated to be an amount in excess of $370,000,000.

     The action was dismissed when American Savings agreed to participate in a global settlement of claims then pending in the United States District Court for the Southern District of New York, including the claims of American Savings and Enstar Group, against the Milken parties. The global settlement was finalized by court order on September 29, 1993. American Savings was represented on the committee that formulated the plan to allocate the proceeds of the settlement. Claims will be paid from a fund of approximately $250,000,000 (the "Fund"), consisting of monies obtained from Michael Milken, certain of his affiliates and the Securities and Exchange Commission Fund. In excess of $200,000,000 of this amount has been collected to date and the balance is scheduled to be paid into the Fund by the end of 1995. In February 1995, American Savings recorded a pretax recovery of $3,300,000, net of certain estimated fees and expenses, including attorneys' fees, from amounts received from the Fund. This amount represents payment of a substantial portion of the settlement of American Savings' direct claims against the Milken parties. American Savings' receipt in the future of any additional monies from the Fund is wholly dependent upon the Fund's receipt of anticipated payments from third parties, which payments cannot be assured.

     Certain of the claims asserted as part of the suit were assigned to American Savings by Enstar Group as part of the ongoing restructuring of the commercial relationships between Enstar Group and American Savings begun in 1990. The assignment agreement provides that any amounts payable by the defendants as a result of a final judgment or settlement of the action, after deduction and reimbursement of costs and expenses paid by American Savings and Enstar Group, and after deduction of attorneys' fees and expenses, will be allocated 20% to American Savings and 80% to Enstar Group. Enstar Group's share of any proceeds from the suit will be distributed to its creditors, including American Savings, pursuant to the Bankruptcy Plan. Under the Bankruptcy Plan, two-thirds of Enstar Group's distribution would be made to American Savings and one-third to other creditors. Enstar Group has informed American Savings that it intends to provide a tax reserve and an expense reserve prior to distribution. American Savings also has been informed by Enstar Group that Enstar Group expects to distribute to American Savings between $4,000,000 and $4,500,000, during the second quarter of 1995. The assignment of Enstar Group's claims to American Savings was approved by OTS, subject to certain conditions, and by the Alabama Bankruptcy Court in Enstar Group's Chapter 11 proceedings.

     (C) LITIGATION REGARDING GENERAL HOMES CORPORATION. On August 16, 1991, the Unsecured Creditors' Committee (the "Committee") of General Homes Corporation, Houston, Texas, ("General Homes") filed an amended complaint (the "General Homes Amended Complaint"), naming American Savings as a defendant in an adversary proceeding within General Homes' Bankruptcy Case No. 90-04810-H3-11 pending in the United States Bankruptcy Court for the Southern District of Texas (the "Texas Bankruptcy Court"). On that date, a complaint that the Committee had filed on June 19, 1991 was voluntarily dismissed. The General Homes Amended Complaint also names as defendants General Homes' other secured lenders under a

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

revolving credit agreement (collectively, with American Savings, the "Bank Group") as well as its investment advisers.

     The General Homes Amended Complaint alleges, among other things, that American Savings, individually and together with other members of the Bank Group, were insiders of and controlled General Homes, received fraudulent conveyances and preferences from General Homes under the Bankruptcy Code and have failed to repay to General Homes' estate the amounts received. The General Homes Amended Complaint also alleges that the Bank Group participated (primarily through the banks' alleged control of General Homes) in an alleged fraud by General Homes in connection with sales of subordinated debt to the public by means of fraudulent accounting practices and other manipulations that inflated the value of General Homes' assets. The Committee seeks to have all claims of American Savings and the Bank Group against General Homes' estate disallowed or subordinated to other claims against the estate, and reclassified as equity, as well as costs and expenses of plaintiff, including reasonable attorneys' fees and such other and further relief as the Texas Bankruptcy Court deems just and appropriate. Counsel for all defendants have moved for dismissal of the case. The Bank Group and American Savings also have moved for summary judgment as to them.

     The plan of reorganization of General Homes and FGMC, Inc., its related mortgage entity, (the "General Homes Plan") was confirmed by the Texas Bankruptcy Court on October 30, 1991. Under the General Homes Plan, the Bank Group is entitled to receive a combination of cash, a note, the right to proceeds in a liquidating trust and stock of the reorganized debtor. Additionally, under the General Homes Plan, claims of General Homes' estate against the Bank Group, including American Savings, are released. The Committee appealed from the judgment confirming the General Homes Plan, but its motion to stay the judgment pending appeal was denied, and substantially all distributions have been made on the Bank Group's claims.

     Should the Committee's efforts to subordinate the Bank Group's debt be successful, the members of the Bank Group would be required to return to the estate all distributions of cash and their interests in the other assets in General Homes' estate. American Savings has a 5.34% interest in the Bank Group's claims, as to which it has received, as of January 31, 1995, distributions of $5,142,000 in cash, and has recorded $524,000, net of $486,000 reserve, on its books as its pro rata share of the additional assets to be distributed. Additionally, should the judgment confirming the General Homes Plan be reversed, the Committee may seek to have claims asserted against American Savings and the Bank Group for recovery of various transfers, originally alleged to be in excess of $200,000,000 in the aggregate, as preferences or fraudulent conveyances.

     American Savings believes the amended complaint described above to be without merit. Moreover, the Committee and the Bank Group have approved the terms of a settlement agreement, which would dismiss the litigation that the Committee filed against the Bank Group and which contemplates dismissal of the Committee's appeal of the judgment confirming the General Homes Plan. The settlement agreement, however, is dependent upon Texas Bankruptcy Court approval, and there is no assurance that it will become final.

     In the event that the settlement agreement is not approved by the bankruptcy court, American Savings intends to defend the proceeding vigorously.

     (D) OTHER LITIGATION. American Savings is named a defendant in various other lawsuits filed from time to time involving claims arising in the ordinary course of American Savings' business and, in American Savings' belief, such claims and lawsuits as have arisen in the ordinary course and are pending will not have a material adverse effect on the consolidated financial condition of American Savings.

                      AMERICAN SAVINGS OF FLORIDA. F.S.B.

NOTE 26:  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents summarized unaudited quarterly financial data for the years ended December 31, 1994 and 1993 (in thousands, except per share data). The quarterly and annual computations of net income per share are made independently. Therefore, the sum of net income per share for the quarters may not equal net income per share for the respective years.

                                                                    THREE MONTHS ENDED
                                                    ---------------------------------------------------
                                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                      1994        1994         1994            1994
                                                    ---------   --------   -------------   ------------
Interest income...................................  $  43,460   $ 46,394     $  51,233       $ 54,447
Interest expense..................................    (25,139)   (26,776)      (30,530)       (34,650)
                                                     --------   --------      --------       --------
          Net interest income.....................     18,321     19,618        20,703         19,797
Provision for losses..............................       (150)      (150)         (150)          (150)
Other income......................................      2,217      1,710         2,572          4,834
Other expenses....................................    (15,251)   (16,798)      (16,542)       (18,483)
Income tax (expense) benefit......................     (1,027)      (877)       (1,316)           349
                                                     --------   --------      --------       --------
          Net income applicable to common
            shares................................  $   4,110   $  3,503     $   5,267       $  6,347
                                                     ========   ========      ========       ========
          Net income per share, primary and fully
            diluted...............................  $    0.34   $   0.29     $    0.44       $   0.53
                                                     ========   ========      ========       ========

                                                                    THREE MONTHS ENDED
                                                    ---------------------------------------------------
                                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                      1993        1993         1993            1993
                                                    ---------   --------   -------------   ------------
Interest income...................................  $  45,901   $ 45,802     $  44,292       $ 43,400
Interest expense..................................    (27,873)   (27,980)      (27,424)       (26,864)
                                                     --------   --------      --------       --------
          Net interest income.....................     18,028     17,822        16,868         16,536
Provision for losses..............................       (900)      (600)          850             --
Other income......................................      3,142      2,977         2,906          2,234
Other expenses....................................    (15,016)   (14,763)      (15,365)       (15,421)
Income tax benefit................................         --         --            --         11,200
                                                     --------   --------      --------       --------
          Income from continuing operations.......      5,254      5,436         5,259         14,549
Extraordinary item................................         --         --            --         (4,300)
Cumulative effect of accounting change............      2,141         --            --             --
                                                     --------   --------      --------       --------
Net income applicable to common shares............  $   7,395   $  5,436     $   5,259       $ 10,249
                                                     ========   ========      ========       ========
Net income per share, primary and fully diluted
  Income from continuing operations...............  $    0.44   $   0.46     $    0.44       $   1.22
  Extraordinary item..............................         --         --            --          (0.36)
  Cumulative effect of accounting change..........       0.18         --            --             --
                                                     --------   --------      --------       --------
          Net income..............................  $    0.62   $   0.46     $    0.44       $   0.86
                                                     ========   ========      ========       ========

            SUPPLEMENTARY NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

    A summary of the Statements of Financial Condition at December 31, 1994 and Statements of Operations for the year then ended for active subsidiaries which are 100% owned by American Savings is presented below. Certain 100% owned subsidiaries had no balances of financial activity at December 31, 1994 and for the year then ended and, accordingly, have been excluded from the summary.

                       STATEMENTS OF FINANCIAL CONDITION
                               DECEMBER 31, 1994

                                       AMERICAN
                                       SAVINGS       AMERICAN                      AMERICAN          AMERICAN           AMERICAN
                                        TRUST,      SECURITIES                     VENTURE            VENTURE            SAVINGS
                                         INC.     FINANCIAL, INC.   ASF, INC.   CAPITAL, CORP.   ENTERPRISES, INC.   FINANCIAL CORP.
                                       --------   ---------------   ---------   --------------   -----------------   ---------------
                                                                              (IN THOUSANDS)
                                                                ASSETS
   Cash..............................   $  812         $  --          $  --         $   --            $    --            $    --
   Investment securities.............    1,801            --             --             --                 --                 --
   Accrued interest receivable.......        3            --             --             --                 --                 --
   Real estate, net..................       --            --             --          1,357              1,192                818
   Other assets......................       --            --             --             --                 --              1,041
                                        ------         -----          -----         ------             ------             ------
                                        $2,616         $  --          $  --         $1,357            $ 1,192            $ 1,859
                                        ======         =====          =====         ======             ======             ======
                                                 LIABILITIES AND STOCKHOLDER'S EQUITY
   Due to (from) American Savings....   $  524         $ 114          $(207)        $1,568            $ 1,618            $    --
   Stockholder's equity
     Common stock and paid-in
       capital.......................    1,026             1             38             --                 --              2,609
     Retained earnings (deficit).....    1,066          (115)           169           (211)              (426)              (750)
                                        ------         -----          -----         ------             ------             ------
                                        $2,616         $  --          $  --         $1,357            $ 1,192            $ 1,859
                                        ======         =====          =====         ======             ======             ======


                                           AMERICAN          AMERICAN                             BOCA
                                          SECURITIES         SOUTHERN        TRI COUNTY          HAMPTON            DEERFIELD
                                       INVESTMENT CORP.   MORTGAGE CORP.   HOLDINGS, INC.   PARTNERS, LTD.(1)   PARTNERS, LTD.(1)
                                       ----------------   --------------   --------------   -----------------   ------------------

   Cash..............................       $1,945             $ --             $ 11               $--                   --
   Investment securities.............           --               --               --                --                   --
   Accrued interest receivable.......           --               --               --                --                   --
   Real estate, net..................           --               --               --                --                   --
   Other assets......................            9               69               --                --                   --
                                            ------             ----              ---               ---                  ---
                                            $1,954             $ 69             $ 11               $--                   --
                                            ======             ====              ===               ===                  ===
   Due to (from) American Savings....       $1,588             $ --             $ --                --                   --
   Stockholder's equity
     Common stock and paid-in
       capital.......................           --              151               10                --                   --
     Retained earnings (deficit).....          366              (82)               1                --                   --
                                            ------             ----              ---               ---                  ---
                                            $1,954             $ 69             $ 11                --                   --
                                            ======             ====              ===               ===                  ===


                            STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

                                       AMERICAN
                                       SAVINGS       AMERICAN                      AMERICAN          AMERICAN           AMERICAN
                                        TRUST,      SECURITIES                     VENTURE            VENTURE            SAVINGS
                                         INC.     FINANCIAL, INC.   ASF, INC.   CAPITAL, CORP.   ENTERPRISES, INC.   FINANCIAL CORP.
                                       --------   ---------------   ---------   --------------   -----------------   ---------------
                                                                              (IN THOUSANDS)
   Interest income...................   $   73         $  --          $  --         $   --            $    --            $    --
   Interest expense..................       --            --             --             --                 --                 --
                                        ------         -----          -----         ------             ------             ------
           Net interest income.......       73            --             --             --                 --                 --
                                        ------         -----          -----         ------             ------             ------
   Other operating income............       --            --             --             --                 --                 --
   Other operating expense...........        3          (365)            18             85                 36                 20
                                        ------         -----          -----         ------             ------             ------
   Income (loss) before income tax
     expense.........................       70           365            (18)           (85)               (36)               (20)
   Income tax expense(2).............       --            --             --             --                 --                 --
                                        ------         -----          -----         ------             ------             ------
           Net income (loss).........   $   70         $ 365          $ (18)        $  (85)           $   (36)           $   (20)
                                        ======         =====          =====         ======             ======             ======


                                           AMERICAN          AMERICAN                             BOCA
                                          SECURITIES         SOUTHERN        TRI COUNTY          HAMPTON            DEERFIELD
                                       INVESTMENT CORP.   MORTGAGE CORP.   HOLDINGS, INC.   PARTNERS, LTD.(1)   PARTNERS, LTD.(1)
                                       ----------------   --------------   --------------   -----------------   -----------------
   Interest income...................       $   --             $ --             $ --               $26                   67
   Interest expense..................           --               --               --                --                   --
                                            ------             ----              ---               ---                  ---
           Net interest income.......           --               --               --                26                   67
                                            ------             ----              ---               ---                  ---
   Other operating income............        2,039              (29)               1                20                   --
   Other operating expense...........        1,674               --               --                 1                    1
                                            ------             ----              ---               ---                  ---
   Income (loss) before income tax
     expense.........................          365              (29)               1                45                   66
   Income tax expense(2).............           --               --               --                --                   --
                                             ------             ----              ---               ---                  ---
           Net income (loss).........       $  365             $(29)            $  1               $45                   66
                                            ======             ====              ===               ===                  ===


---------------

(1) American Savings sold its interest in these subsidiaries during December
    1994.
(2) American Savings and its subsidiaries file consolidated federal and state income tax returns.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                               EXHIBIT
-------       ------------------------------------------------------------------------------------
   2.1    --  Second Amended Plan of Reorganization of the Company, effective as of June 1, 1992
   2.2    --  Amended Modification to Second Amended Plan of Reorganization of the Company,
              confirmed on August 24, 1993.
   2.3    --  Agreement and Plan of Merger dated as December 31, 1996
   3.1    --  Articles of Incorporation of the Company
   3.2    --  Bylaws of the Company
   4.1    --  Share Purchase Rights Plan*
  10.1    --  Promissory Note dated as of October 24, 1996, made by the Company in favor of First
              Union National Bank of Georgia
  10.2    --  Stock Pledge Agreement dated as of October 24, 1996, between the Company and First
              Union National Bank of Georgia
  10.3    --  1997 CEO Stock Option Plan*
  10.4    --  1997 Outside Directors' Stock Option Plan*
  10.5    --  Omnibus Incentive Plan*
  11.1    --  Statement Regarding Computation of Per Share Earnings
  21.1    --  Subsidiaries
  27.1    --  Financial Data Schedule
  99.1    --  Notice of Pending Distribution of New Common Stock in The Enstar Group, Inc.
  99.2    --  Modified Order on Proposed Distribution to Equity Security Holders by the United
              States Bankruptcy Court for the Middle District of Alabama

---------------

* To be filed by amendment